UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

SONOSITE, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share

	2)	Aggregate number of securities to which transaction applies: 17,001,819*

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $54.00

	4)	Proposed maximum aggregate value of transaction: $838,358,859.37**

	5)	Total fee paid: $96,075.93***

*	Estimated solely for purposes of calculating amount of filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934. The aggregate number of securities was based on the sum as of February 10, 2012, of (i) 14,117,149 outstanding shares of SonoSite common stock, (ii) 1,033,712 shares of SonoSite common stock underlying outstanding stock options, (iii) 729,208 shares of SonoSite common stock underlying outstanding restricted stock units, and (iv) 1,121,750 shares of SonoSite common stock underlying outstanding warrants.
**	Estimated solely for purposes of calculating amount of filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934. The transaction value was determined based on the sum of (i) 14,117,149 outstanding shares of SonoSite common stock as of February 10, 2012 multiplied by $54.00 per share, (ii) 1,033,712 shares of SonoSite common stock underlying outstanding stock options, multiplied by $27.826 per share (which is the difference between $54.00 per share and the weighted average exercise price per share of the outstanding stock options as of February 10, 2012), (iii) 729,208 shares of SonoSite common stock underlying outstanding restricted stock units, multiplied by $54.00, and (iv) 1,121,750 shares of SonoSite common stock underlying outstanding warrants, multiplied by $7.035 per share (which is the difference between $54.00 per share and the weighted average exercise price per share of the outstanding warrants as of February 10, 2012).
***	The amount of filing fee is calculated by multiplying the transaction value by 0.0001146.

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid: $96,128.64

	2)	Form, Schedule or Registration Statement No.: Schedule TO

	3)	Filing Party: FUJIFILM Holdings Corporation

	4)	Date Filed: January 17, 2012

SONOSITE, INC.

21919 30TH DRIVE S.E.

BOTHELL, WASHINGTON 98021

—, 2012

To Our Shareholders:

On —, 2012, a special meeting of our shareholders will be held for the purpose of approving the Merger Agreement (as defined below) and the plan of merger (the “Plan of Merger”) whereby Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of FUJIFILM Holdings Corporation, a Japanese corporation (“FUJI”) (“Purchaser”) will merge with and into SonoSite, Inc., a Washington corporation (the “Company”, “we”, “us”, or “SonoSite”), with the Company as the surviving corporation (the “Merger”).

As announced on December 15, 2011, we entered into an Agreement and Plan of Merger, dated December 15, 2011 (the “Merger Agreement”), by and among the Company, FUJI and Purchaser, which provides for the acquisition of the Company by FUJI in two steps. The first step was a cash tender offer by Purchaser to acquire all of the outstanding shares of our common stock, par value $0.01 per share (the “Shares”), at a price of $54.00 per Share, net to the seller in cash without interest thereon, subject to any applicable withholding and transfer taxes (the “Offer”). The Offer and the offering period were completed on February 15, 2012. Pursuant to the Offer and the Merger Agreement, at the expiration of the offering period, Purchaser accepted for payment a total of 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer), which constitute approximately 97.39% of our outstanding Shares.

The second step is the Merger, pursuant to which Purchaser will merge with and into the Company, with the Company as the surviving corporation.

In the Merger, each outstanding Share not tendered and accepted for payment in the Offer (other than Shares held by Purchaser or FUJI or any wholly owned subsidiary of FUJI and any shareholders who are entitled to and have properly exercised dissenters’ rights under Washington law with respect to such Shares) will be converted into the right to receive $54.00 in cash, without interest thereon, subject to any applicable withholding and transfer taxes, all as more fully set forth and described in the accompanying Information Statement, the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement, and the Plan of Merger, a copy of which is attached as Annex 2 to the Information Statement.

The affirmative vote of the holders of a majority of the outstanding Shares will be necessary to approve the Merger Agreement and the Plan of Merger. Our board of directors unanimously approved the Merger Agreement and the Plan of Merger and unanimously recommends that the shareholders approve the Merger Agreement and the Plan of Merger.

As a result of the consummation of the Offer, FUJI beneficially owns and has the right to vote a sufficient number of outstanding shares of our common stock such that approval of the Merger Agreement and the Plan of Merger at the special meeting is assured without the affirmative vote of any other shareholder.

You are welcome to attend the special meeting; however, you are not being asked for a proxy and are requested not to send one. The accompanying Information Statement explains the terms of the Merger and the Plan of Merger. Please read the accompanying Information Statement carefully in its entirety.

Sincerely,

Kevin M. Goodwin

President and Chief Executive Officer

SONOSITE, INC.

21919 30th DRIVE, S.E.

BOTHELL, WASHINGTON 98021

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON —, 2012

A special meeting (including any and all adjournments or postponements thereof, the “Special Meeting”) of the shareholders of SonoSite, Inc. will be held at 10:00 a.m., Pacific Time, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated December 15, 2011 (the “Merger Agreement”), by and among SonoSite, Inc. (the “Company”, “we”, “us”, or “SonoSite”), FUJIFILM Holdings Corporation, a Japanese corporation (“FUJI”), and Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of FUJI (“Purchaser”) and the plan of merger (the “Plan of Merger”) whereby Purchaser will merge with and into the Company, with the Company as the surviving corporation (the “Merger”). In the Merger, each outstanding Share not tendered and accepted for payment in the Offer (other than Shares held by Purchaser or FUJI or any wholly owned subsidiary of FUJI and any shareholders who are entitled to and have properly exercised dissenters’ rights under Washington law with respect to such Shares) will be converted into the right to receive $54.00 in cash, without interest thereon, subject to any applicable withholding and transfer taxes, as more fully described in the accompanying Information Statement, the Merger Agreement, a copy of which is attached as Annex 1 to the Information Statement, and the Plan of Merger, a copy of which is attached as Annex 2 to the Information Statement.

2.	To transact such other business as may properly be brought before the Special Meeting.

Only shareholders of record at the close of business on March 6, 2012 will be entitled to receive notice of, and to vote, at the Special Meeting.

You are cordially invited to attend the Special Meeting; however, proxies are not being solicited for the Special Meeting.

You are entitled to demand a determination of the fair value of Shares if you have not tendered your Shares in the Offer, you hold Shares immediately prior to the effective time of the Merger, and you have exercised your dissenters’ rights in accordance with the notice of dissenters’ rights and the Washington dissenters’ rights statute, which is Chapter 23B.13 of the Revised Code of Washington (“RCW”), a copy of which is attached as Annex 4 to the Information Statement. You should read “Notice of Dissenters’ Rights” and Annexes 4 and 5 to the Information Statement for more information regarding dissenters’ rights.

You should not send any Share certificates at this time. After the Merger is completed, you will receive a letter of transmittal containing instructions on where to send your share certificates in order to exchange them for the merger consideration.

BY ORDER OF THE BOARD OF DIRECTORS

This notice is dated —, 2012.

SONOSITE, INC.

21919 30th DRIVE S.E.

BOTHELL, WASHINGTON 98021

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to holders of common stock, par value $0.01 per share (the “common stock”), of SonoSite, Inc., a Washington corporation (the “Company”, “we”, “us”, or “SonoSite”), in connection with the proposed merger (the “Merger”) of Salmon Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of FUJIFILM Holdings Corporation, a Japanese corporation (“FUJI”), with and into SonoSite as contemplated by that certain Agreement and Plan of Merger, dated December 15, 2011, by and among SonoSite, FUJI and Purchaser (the “Merger Agreement”). The Merger, in which we will continue as the surviving corporation and a wholly owned subsidiary of FUJI, is the second and final step in the acquisition of the Company by FUJI. The first step was a cash tender offer by Purchaser to acquire all the outstanding shares of our common stock (collectively, the “Shares”) at $54.00 per Share, net to the seller in cash without interest thereon (the “Offer”), subject to any applicable withholding and transfer taxes. The Offer was completed on February 15, 2012. Upon the expiration of the offering period, Purchaser accepted for payment a total of 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer), which constitute approximately 97.39% of the issued and outstanding shares of our common stock. As a result of the Merger, we will become a wholly owned subsidiary of FUJI. In the Merger, each outstanding Share not tendered and accepted for payment in the Offer (other than Shares held by Purchaser or FUJI or any wholly owned subsidiary of FUJI and any shareholders who are entitled to and have properly exercised dissenters’ rights under Washington law) will be converted into the right to receive $54.00 in cash, without interest thereon, subject to any applicable withholding and transfer taxes. Shareholders are responsible for transfer and similar taxes, if any, which may be withheld from the merger consideration. A copy of the Merger Agreement is attached to this Information Statement as Annex 1.

A special meeting of our shareholders will be held on —, 2012, at 10:00 a.m., Pacific Time, at our principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904. We refer to this special meeting of shareholders (including any and all adjournments or postponements thereof) in this Information Statement as the “Special Meeting.” You are welcome to attend the Special Meeting; however, we are not soliciting proxies for the Special Meeting.

Only holders of record of the Shares at the close of business on March 6, 2012 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were — shares of our common stock outstanding. The Merger cannot be completed unless shareholders holding at least a majority of the outstanding shares of common stock on the Record Date approve the Merger Agreement. Each share of common stock is entitled to one vote. As a result of the consummation of the Offer, FUJI beneficially owns a total of approximately 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer), representing approximately 97.39% of all outstanding shares of common stock. FUJI will vote or cause to be voted all such shares in favor of approving the Merger Agreement, and such vote is sufficient to assure approval of the Merger Agreement at the Special Meeting. As a result, the affirmative vote of other SonoSite shareholders is not required to approve the Merger Agreement. Accordingly, a quorum and the approval of the Merger Agreement at the Special Meeting are assured without the attendance or affirmative vote of any other shareholder. The completion of the Merger is also subject to the satisfaction or waiver of other conditions. More information about the Merger is contained in this Information Statement.

You are entitled to demand a determination of the fair value of Shares if you hold Shares immediately prior to the effective time of the Merger (the “Effective Time), you have not tendered your Shares and you have exercised your dissenters’ rights in accordance with the notice of dissenters’ rights and the Washington dissenters’ rights statute, which is Chapter 23B.13 of the Revised Code of Washington (“RCW”), a copy of which is attached as Annex 4 to this Information Statement. See “Notice of Dissenters’ Rights” below and Annexes 4 and 5 attached to this Information Statement for more information regarding the dissenters’ rights.

This Information Statement is first being mailed on or about —, 2012 to the holders of record of the Shares at the close of business on March 6, 2012.

We are not asking you for a proxy and you are requested not to send us a proxy. Please do not send in any Share certificates at this time.

This Information Statement is dated —, 2012.

ANNEXES:	1
Annex 1 Agreement and Plan of Merger	1

Annex 2 Plan of Merger	1

Annex 3 Fairness Opinion of J.P. Morgan Securities LLC	1

Annex 4 Chapter 23B.13 of the Revised Code of Washington	1

Annex 5 Form for Demanding Payment	1

SUMMARY TERM SHEET

The following is a brief summary of certain information contained elsewhere in this Information Statement, including the Annexes to this Information Statement, or in the documents incorporated by reference herein. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Information Statement, in the Annexes to this Information Statement and the documents incorporated by reference herein. Capitalized terms used in this summary and not defined herein have the meanings ascribed to them elsewhere in this Information Statement. You are urged to read this Information Statement and the Annexes to this Information Statement in their entirety.

The Companies

Our Company. We are a Washington corporation with our principal executive offices located at 21919 30th Drive S.E., Bothell, Washington 98021. The telephone number for our principal executive offices is (425) 951-1200. We are the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, Washington, we are represented by 14 subsidiaries and a global distribution network in over 100 countries. Our small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care. For more information about us, visit www.SonoSite.com and see “Certain Information Concerning the Parties to the Merger Agreement” and “Available Information” elsewhere in this Information Statement.

Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Purchaser is an indirect wholly owned subsidiary of FUJI. The principal executive offices of Purchaser are located at 200 Summit Lake Drive, Valhalla, New York, 10595-1356.

FUJI. FUJI is a Japanese corporation with global operations and is listed on the First Section of the Tokyo Stock Exchange. Its principal offices are located at 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan.

The predecessor of FUJI, Fuji Photo Film Co., Ltd., was established in 1934 and built up a wealth of advanced technologies in the field of photo imaging. Fuji Photo Film was renamed FUJIFILM Holdings Corporation in 2006. FUJI is now the holding company of the FUJIFILM Group that is undertaking business in the three operating segments of Imaging Solutions, Information Solutions and Document Solutions. The Imaging Solutions segment provides color films, color paper and chemicals for photo-printing, lab printing services and digital cameras. The Information Solutions segment provides equipment and materials for medical systems and life sciences, pharmaceuticals, materials for graphic arts, along with flat panel materials, office and industrial equipment and materials, recording media and optical devices. The Document Solutions segment provides office copy machines and multifunction devices, printers, production services and related products, office services, paper, consumables, and other related services.

FUJI is accelerating the concentrated investment of its management resources in the six priority business fields of medical systems/life sciences, graphic arts, documents, optical devices, highly functional materials, and digital imaging.

General

•

This Information Statement is being delivered in connection with the merger of Purchaser with and into us (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of FUJI (the “Surviving Corporation”). In the Merger, each outstanding Share not tendered and accepted for payment in the Offer (other than Shares held by Purchaser, FUJI or any wholly owned subsidiary of FUJI and any shareholders who are entitled to and have properly exercised dissenters’ rights under Washington law with respect to such shares of common stock) will be converted into the right to receive $54.00 in cash, without interest thereon (the “Merger Consideration”), subject to any applicable withholding and transfer taxes. A copy of the Merger Agreement is attached to this Information Statement as Annex 1.

•

Pursuant to the Merger Agreement, Purchaser commenced the Offer on January 17, 2012 for all the outstanding Shares at a price of $54.00 per Share, net to the seller in cash without interest thereon, subject to any applicable withholding and transfer taxes. The Offer expired at 5:00 p.m., New York City time, on Wednesday, February 15, 2012. A total of 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer) were tendered prior to the expiration of the offering period and Purchaser accepted all of such shares for payment. As a result, FUJI beneficially owns 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer), representing approximately 97.39% of all outstanding shares of our common stock.

The Merger

•

Background to the Offer and the Merger. For a description of events leading to the approval of the Merger Agreement by our Board of Directors (our “Board”), see “The Merger — Background of the Offer and the Merger” below.

•

Approval by Our Board. On December 14, 2011, our Board unanimously: (1) determined that the Merger Agreement is advisable and fair to, and in the best interest of, the Company and the shareholders; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the shareholders; and (3) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. On February 15, 2012, the Board also adopted the Plan of Merger. The Board unanimously recommends that the shareholders approve the Merger Agreement and Plan of Merger. See “The Merger — Recommendation of Our Board” below for more information about our Board’s recommendation.

•

Interests of Certain Persons in the Merger. Our executive officers and the members of our Board may be deemed to have interests in the transactions contemplated by the Merger Agreement that may be different from or in addition to those of our shareholders generally. These interests may create potential conflicts of interest. Our Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, certain agreements, arrangements or understandings between SonoSite and certain of our executive officers and members of our Board are described further in “The Merger — Interests of Certain Persons in the Merger” below.

•

Opinion of J.P. Morgan. J.P. Morgan Securities LLC (“J.P. Morgan”) acted as our financial advisor in connection with the Offer and the Merger. J.P. Morgan rendered its written opinion, dated December 14, 2011, to our Board to the effect that, as of the date of the opinion and based upon and subject to the matters set forth in J.P. Morgan’s opinion, the Offer Price of $54.00 per share of common stock to be paid to holders of Shares in the Offer and the Merger was fair, from a financial point of view, to those holders. The full text of the opinion of J.P. Morgan is set forth in Annex 2 to this Information Statement and is incorporated herein by reference. You are urged to read the J.P. Morgan opinion carefully and in its entirety. See “The Merger — Opinion of Our Financial Advisor” below for more information about J.P. Morgan’s fairness opinion.

•

Purpose of the Merger. The purpose of the Merger is to enable FUJI, through Purchaser, to acquire the entire equity interest in SonoSite. The first step in the acquisition of our company was the Offer by Purchaser to acquire all of the outstanding Shares. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser in the Offer. See “The Merger — Purpose of the Merger” below for more information about the purpose of the Merger.

•

Conditions to the Merger. The respective obligations of FUJI, Purchaser and the Company to consummate the Merger and the transactions contemplated thereby are subject to our shareholders duly approving the Merger Agreement. See “The Merger Agreement” below for more information about the Merger Agreement and the conditions to the Merger.

•

Material U.S. Federal Income Tax Consequences. The exchange of Shares for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes for U.S. Holders (as defined under “The Merger – Material U.S. Federal Income Tax Consequences of the Merger”). Any gain realized upon the exchange of Shares for cash pursuant to the Merger by a Non-U.S. Holder (as defined under “The Merger – Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax, subject to certain exceptions discussed under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) We urge you to consult your own tax advisor as to the particular tax consequences of the Merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” below for more information regarding certain U.S. federal income tax consequences of the Merger.

Source and Amount of Funds

The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1 billion. Purchaser will obtain all of such funds from FUJI or one of FUJI’s subsidiaries. FUJI and its subsidiary will provide such funds from existing resources. Purchaser and FUJI have no alternative financing arrangements or financing plans.

Pursuant to the Merger Agreement, at the time of Purchaser’s initial acceptance for payment of Shares tendered pursuant to the Offer (the “Appointment Time”), each outstanding Company stock option, whether vested or unvested, became fully vested and was cancelled and (i) in the case of a Company stock option having a per share exercise price less than $54.00, the per-share price offered by Purchaser for shares tendered during the Offer (the “Offer Price”), the holder thereof received the right to receive from the Company for each share of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (A) the number of shares of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time and (B) the amount by which the Offer Price exceeds the per share exercise price of such Company stock option, or (ii) in the case of any Company stock option having a per share exercise price equal to or greater than the Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company stock option as provided in the immediately preceding sentence is deemed a release of any and all rights the holder thereof had or may have had in respect of such Company stock option. The total amount of funds required to fulfill the foregoing obligations under the Merger Agreement in respect of outstanding options that are in-the-money with respect to the Offer Price was approximately $28.8 million.

At the Appointment Time, each Company restricted stock unit, whether vested or unvested, that was outstanding immediately prior thereto became fully vested and was converted automatically into the right to receive an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (i) the total number of such Shares subject to such Company restricted stock unit and (ii) the Offer Price. The total amount of funds required to fulfill this obligation under the Merger Agreement was approximately $39.4 million.

As of the Appointment Time, (i) the Company’s stock option or other equity incentive plans terminated and (ii) no holder of a Company equity award or any participant in any Company’s stock option or other equity incentive plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company has any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their subsidiaries, except the right to receive the payments contemplated by the Merger Agreement.

FUJI will ensure that Purchaser has sufficient funds to fulfill its obligations under the Merger Agreement. FUJI will provide Purchaser with the necessary funds from existing resources.

Procedure for Receipt of Merger Consideration

Following the consummation of the Merger, a Letter of Transmittal (as defined below) and the Instructions (as defined below) for use in effecting the surrender of the Shares in exchange for payment of the Merger Consideration will be sent under separate cover to all holders of the Shares outstanding immediately prior to the Merger. The Letter of Transmittal must be completed as directed and returned with certificates representing Shares or with any other documentation required by the procedures for book-entry transfer set forth below under “Procedure For Receipt of the Merger Consideration.” Checks for the Merger Consideration (subject to any applicable withholding and transfer taxes) will be sent to our shareholders as soon as practicable after receipt of the Letter of Transmittal and the certificates or such other required documentation. See “Procedure For Receipt of the Merger Consideration” below for more information regarding receipt of Merger Consideration.

Dissenters’ Rights

Dissenters’ rights are available to those shareholders who hold Shares immediately prior to the Effective Time, who have not tendered their Shares in the Offer and who have exercised their dissenters’ rights in accordance with the notice of dissenters’ rights and the Washington dissenters’ rights statute, which is Chapter 23B.13 RCW. If you wish to exercise dissenters’ rights you must not vote for the adoption of the Merger and the Plan of Merger and must deliver to us, before the vote on the proposal to approve the Merger and the Plan of Merger, a written demand for payment. Accordingly, if you desire to exercise and perfect dissenters’ rights with respect to any of your Shares, you must refrain from voting in favor of the proposal to adopt the Merger and the Plan of Merger.

By properly exercising dissenters’ rights, such shareholders may demand a determination of the fair value of their Shares and payment in cash of such value, together with accrued interest as provided under Chapter 23B.13 RCW. “Fair value” means the value of the shares immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable. Any determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. The value so determined could be more or less than the Merger Consideration. See “Notice of Dissenters’ Rights” and Annexes 4 and 5 to this Information Statement for more information regarding the dissenters’ rights.

No dissenters’ rights are available with respect to the shares of common stock tendered and accepted for purchase in connection with the Offer.

Price Range of Shares; Dividends

The Shares are listed and principally traded on NASDAQ Global Select Market (“NASDAQ”) under the symbol “SONO”. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on NASDAQ as reported by the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

Shares Market Data

	High	Low
2009:
First Quarter	$20.58	$15.61
Second Quarter	$20.80	$15.27
Third Quarter	$28.48	$18.00
Fourth Quarter	$29.61	$21.89
2010:
First Quarter	$32.71	$23.61
Second Quarter	$34.00	$25.65
Third Quarter	$34.25	$27.80
Fourth Quarter	$34.90	$29.45
2011:
First Quarter	$38.77	$31.43
Second Quarter	$36.67	$32.08
Third Quarter	$36.97	$26.30
Fourth Quarter	$54.08	$29.30

On November 2, 2011, the last full trading day before news reports relating to a possible sale of SonoSite were first published, the closing price per Share as reported on NASDAQ was $30.78. On December 14, 2011, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser’s intention to commence the Offer, the closing price per Share as reported on NASDAQ was $42.24. On January 13, 2012, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on NASDAQ was $53.78. You are urged to obtain current market quotations for the Shares.

We historically have not declared or paid any cash dividends on the Shares and we do not intend to declare or pay any cash dividends on the Shares in the foreseeable future.

Available Information

The Shares are registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and we are subject to the reporting requirements of that Act. In accordance with the Exchange Act, we are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) relating to our business, financial condition and other matters. See “Available Information” below for additional information regarding our reporting obligations.

GENERAL

This Information Statement is being delivered to SonoSite shareholders in connection with the Merger. As a result of the Merger, we will become a wholly owned subsidiary of FUJI, and each outstanding Share not tendered and accepted for payment in the Offer (other than Shares owned by Purchaser or FUJI or any wholly owned subsidiary of FUJI and any shareholders who are entitled to and have properly exercised dissenters’ rights under Washington law with respect to such shares of common stock) will be converted into the right to receive, subject to any applicable withholding and transfer taxes, the Merger Consideration. Shareholders are responsible for any transfer and similar taxes imposed in connection with the Merger and the transactions contemplated by this Information Statement. Any such taxes may be deducted from the Merger Consideration, unless satisfactory evidence of the payment of such taxes or an exemption therefrom is submitted with the Letter of Transmittal (as defined below). A copy of the Merger Agreement is attached to this Information Statement as Annex 1.

The Merger is the second and final step in the acquisition of our company by FUJI. The first step was a cash tender offer by Purchaser to acquire all of the outstanding Shares at $54.00 per Share, net to the seller in cash without interest thereon, subject to any applicable withholding and transfer taxes. A total of 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer) were tendered prior to the expiration of the offering period and Purchaser accepted all of such shares for payment. As a result, Purchaser owns 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer), representing approximately 97.39% of all outstanding shares of our common stock. The Merger is intended to complete the acquisition of any Shares not acquired by Purchaser in the Offer.

THE SPECIAL MEETING

The Special Meeting will be held on —, 2012, at 10:00 a.m., Pacific Time, at SonoSite’s principal executive offices at 21919 30th Drive S.E., Bothell, Washington 98021-3904, for the purpose of approving the Merger Agreement and the Plan of Merger. As of the date of this Information Statement, our Board does not know of any other business to be brought before the Special Meeting.

Only holders of record of Shares outstanding at the close of business on March 6, 2012 (the “Record Date”) are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were approximately — holders of record, with —Shares issued and outstanding.

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of our common stock will be necessary to constitute a quorum for the transaction of business at the Special Meeting. Abstentions, if any, will be considered present for the purpose of establishing a quorum. Assuming a quorum is present, the affirmative vote of at least a majority of the outstanding shares of common stock will be necessary to approve the Merger Agreement and the Plan of Merger. In determining whether the Merger Agreement and the Plan of Merger have received the requisite number of affirmative votes under Washington law and our Amended and Restated Articles of Incorporation, as amended (our “articles of incorporation”), abstentions and broker non-votes, if any, will have the same effect as votes cast against approval of the Merger Agreement and the Plan of Merger.

Each share of our common stock is entitled to one vote. As a result of the consummation of the Offer (assuming the tender of Shares pursuant to the guaranteed delivery procedure of the Offer), Purchaser owns approximately 97.39% of the aggregate voting power of the outstanding shares of common stock, and intends to attend the Special Meeting and vote or cause to be voted all such shares in favor of the proposal to approve the Merger Agreement and the Plan of Merger. Accordingly, a quorum and the approval of the Merger Agreement and the Plan of Merger at the Special Meeting are assured without the attendance or affirmative vote of any other shareholder.

If you hold Shares immediately prior to the Effective Time and you have not tendered your Shares in the Offer, you are entitled to exercise dissenters’ rights under Washington law as a result of the Merger. See “Notice of Dissenters’ Rights” below and Annexes 4 and 5 to this Information Statement. No dissenters’ rights are available with respect to the Shares tendered and accepted for purchase in connection with the Offer.

Representatives of KPMG LLP, our independent auditors, are not expected to be present, make a statement or be available to respond to questions at the Special Meeting.

PROCEDURE FOR RECEIPT OF THE MERGER CONSIDERATION

Surrender and Payment for Shares

FUJI has appointed Computershare to act as payment agent (the “Payment Agent”) under the Merger Agreement. At or promptly after the Effective Time, and in no case more than two business days thereafter, Purchaser will make available or cause to be made available to the Payment Agent the funds necessary for the Payment Agent to make the payments due to the holders of Shares that were outstanding immediately prior to the Effective Time.

Promptly after the Effective Time, the Payment Agent will mail to each person who was, at the Effective Time, a holder of record of outstanding Shares a letter of transmittal (the “Letter of Transmittal”) and instructions (the “Instructions”) for use in effecting the surrender of Shares in exchange for payment of the Merger Consideration. For a shareholder to validly surrender Shares pursuant to the Merger, a properly completed and duly executed Letter of Transmittal and any other required documents must be received by the Payment Agent at one of its addresses set forth on the Letter of Transmittal. Until surrendered, such Shares will represent only the right to receive the Merger Consideration. Upon the surrender of each such Share and subject to applicable transfer and withholding taxes, the Payment Agent will (subject to applicable abandoned property, escheat and similar laws) pay the holder the Merger Consideration. To the extent that amounts are deducted and withheld for any withholding and transfer taxes or under applicable escheat or similar laws, such amounts will be treated for all purposes as having been paid to the shareholder in respect of whom such deduction and withholding was made by the Payment Agent. No interest will be paid or will accrue on the amount payable upon the surrender of any Shares. Shareholders are responsible for any transfer and similar taxes imposed in connection with the Merger and the transactions contemplated by this Information Statement. Any such taxes may be deducted from the Merger Consideration, unless satisfactory evidence of the payment of such taxes or an exemption therefrom is submitted with the Letter of Transmittal. None of the Payment Agent, the Surviving Corporation or FUJI will be liable to any holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

At and after the Effective Time, there will be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. Subject to any applicable abandoned property, escheat or similar laws, if, after the Effective Time, Shares are presented to the Surviving Corporation for transfer, they will be canceled and exchanged as described in the preceding paragraphs.

Information Reporting and Backup Withholding

Payments to a U.S. Holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) in connection with the Merger may be subject to backup withholding at a rate of 28% unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder’s social security number) and any other required information or (ii) comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (“IRS”). U.S. Holders may prevent backup withholding by completing and signing the IRS Form W-9 included as part of the Letter of Transmittal. A Non-U.S. Holder (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) should complete the applicable IRS Form W-8 to certify its non-U.S. status and exemption from backup withholding. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against the U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each U.S. Holder and Non-U.S. Holder should consult its tax advisor as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

NOTICE OF DISSENTERS’ RIGHTS

The following Notice of Dissenters’ Rights (“Notice”) is hereby given to shareholders of SonoSite pursuant to RCW 23B.13.220. Dissenters’ rights under Chapter 23B.13 of the Revised Code of Washington (“RCW”), a copy of which is attached as Annex 4 to this Information Statement, will be available to those persons who held Shares immediately prior to the Effective Time described below. Failure to vote against the Merger and the Plan of Merger will not constitute a waiver of dissenters’ rights, and a vote against the Merger and the Plan of Merger will not satisfy the notice or demand requirements under Chapter 23B.13 RCW.

If you wish to exercise dissenters’ rights you must not vote for the adoption of the Merger and the Plan of Merger and must deliver to us, before the vote on the proposal to approve the Merger and the Plan of Merger, a written demand for payment. Accordingly, if you desire to exercise and perfect dissenters’ rights with respect to any of your Shares, you must refrain from voting in favor of the proposal to adopt the Merger and the Plan of Merger.

The required procedure for exercising dissenters’ rights, as set forth in the Notice and Chapter 23B.13 RCW, a copy of which is attached as Annex 4 to this Information Statement, must be followed exactly or any dissenters’ rights may be lost.

You must fill out completely and sign a Form for Demanding Payment (“Form for Demanding Payment”), a copy of which is attached as Annex 5 to this Information Statement, if you desire to exercise dissenters’ rights with respect to the Merger. You must also deposit your stock certificate or certificates with the Surviving Corporation to the extent that your Shares are certificated. If your Shares are not certificated, then the Surviving Corporation will restrict the transfer of your Shares, as permitted under RCW 23B.13.240(1), until such time as either the Surviving Corporation makes payment to you in response to the Form for Demanding Payment or you properly withdraw your Form for Demanding Payment. The completed and signed Form for Demanding Payment and your stock certificate or certificates, if your Shares are certificated, may be hand-delivered or mailed to the following address, but the Surviving Corporation must receive them on or before — or you will lose your dissenters’ rights:

SonoSite, Inc.

21919 30th Drive S.E.

Bothell, Washington 98021-3904

Attn: Ann Parker-Way, Legal Counsel

If you return the completed and signed Form for Demanding Payment along with the dissenting shareholder’s stock certificate or certificates to the Surviving Corporation within thirty (30) days after delivery of the Notice, the Surviving Corporation will determine the fair value of the dissenting Shares and provide such payment, plus accrued interest from the Effective Time, to the dissenting shareholder within thirty (30) days of the date on which the completed and signed Form for Demanding Payment is received by the Surviving Corporation. The payment must be accompanied by: (i) SonoSite’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any, (ii) an explanation of how the Surviving Corporation estimated the fair value of the Shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter’s right to demand payment of the dissenter’s own estimate of fair value under RCW 23B.13.280 and (v) a copy of Chapter 23B.13 RCW.

The Surviving Corporation may elect to withhold payment from a dissenter who was not the beneficial owner of the Shares before December 15, 2011, which was the date of the first announcement to news media or to shareholders of the terms of the Merger. To the extent the Surviving Corporation elects to withhold such payment, after the effective date of the Merger, the Surviving Corporation will estimate the fair value of the Shares, plus accrued interest, and will pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The Surviving Corporation will send with its offer an explanation of how it estimated the fair value of the Shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

If the dissenting shareholder disagrees with the fair market value of the Shares assigned by the Surviving Corporation, then the dissenting shareholder must, within thirty (30) days after the Surviving Corporation has provided payment or offer for payment for the dissenting Shares, reject the payment for dissenting Shares paid or offered to be paid by the Surviving Corporation or accept the payment from the Surviving Corporation and notify the Surviving Corporation in writing of and demand payment of any excess amount the dissenting shareholder believes is the fair value of the Shares and the amount of interest due. Following such demand by the dissenting shareholder, the Surviving Corporation will then have sixty (60) days in which to pay the dissenting shareholder the amount demanded by the dissenting shareholder or to file a complaint in King County Superior Court in the State of Washington, requesting the court to determine the fair value of the Shares and accrued interest, making all dissenters whose demands remain unsettled, whether or not residents of the State of Washington, party to the action, or intervene in any pending action brought by any other dissenting shareholder. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The dissenters are entitled to the same discovery rights as parties in other civil proceedings. The fair value of the Shares as determined by this court is binding on all dissenting shareholders. “Fair value” means the value of the Shares immediately before the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable.

If the court determines that the fair value of the Shares exceeds the amount paid or offered by the Surviving Corporation, each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the Surviving Corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the Surviving Corporation elected to withhold payment under RCW 23B.13.270.

The court will determine all costs and expenses of the court proceeding and assess them against the Surviving Corporation, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that the Surviving Corporation did not substantially comply with the relevant provisions of RCW 23B.13.200 through 23B.13.280, the court may also assess against the Surviving Corporation any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided by Chapter 23B.13 RCW. The court may award, in its discretion, fees and expenses of the attorney for any dissenting shareholder out of the amount awarded to the shareholders if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against the Surviving Corporation.

A shareholder of record may assert dissenters’ rights as to fewer than all of the Shares registered in the shareholder’s name only if the shareholder dissents with respect to all Shares beneficially owned by any one person and notifies the Surviving Corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenting shareholder are determined as if the Shares as to which the shareholder dissents and the shareholder’s other Shares were registered in the names of different shareholders. Beneficial shareholders who desire to exercise dissenters’ rights themselves must dissent with respect to all the shares they beneficially own or have the power to direct the vote and must obtain and submit the record shareholder’s written consent to the dissent at or before the time they file the notice of intent to demand fair value.

A dissenting shareholder may not withdraw the dissenting shareholder’s demand for payment without the written consent of the Surviving Corporation.

The foregoing summary of dissenters’ rights is qualified in its entirety by the dissenters’ rights statute, as set forth in Chapter 23B.13 RCW. A copy of this Chapter is attached as Annex 4 to this Information Statement, as required by RCW 23B.13.220(2)(e).

The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s Shares terminates upon the occurrence of any one of the following: (a) the Merger is abandoned or rescinded; (b) a court having jurisdiction permanently enjoins or sets aside the Merger; (c) the shareholder’s demand for payment is withdrawn with the written consent of the Surviving Corporation; or (d) the Surviving Corporation does not receive the completed and executed Form for Demanding Payment and the shareholder’s stock certificate or certificates on or before —.

In light of the complexity of Chapter 23B.13 RCW and the requirement that shareholders must strictly comply with the provisions of Chapter 23B.13 RCW, shareholders who may wish to dissent from the Merger and pursue dissenters’ rights should consult their legal advisors.

THE MERGER

Background of the Offer and the Merger

In the ordinary course of business, SonoSite’s board of directors and senior management regularly evaluate SonoSite’s business and operations, long-term strategic goals and alternatives, and prospects as an independent company. SonoSite’s board of directors and management team have regularly reviewed and assessed trends and conditions affecting SonoSite and its industry, the competitive environment and SonoSite’s future prospects. As part of its ongoing review of SonoSite, its business and its position in its industry, SonoSite’s board of directors also regularly reviews the strategic alternatives available to SonoSite, including, among other things, possible strategic combinations and acquisitions.

On July 21, 2011, Kevin M. Goodwin received an email inquiry from Company A. The email transmitted a letter that expressed a desire to discuss and explore strategic combinations and alternatives between Company A and SonoSite. On July 22, 2011, Mr. Goodwin received a letter from FUJIFILM Corporation, a wholly-owned subsidiary of FUJI (“FUJIFILM”), that expressed a desire to discuss and consider strategic alternatives, including the possibility of a business combination, between FUJI and SonoSite. Neither of these inquiries was solicited by SonoSite, but they were suggested by GCA Savvian Advisors, LLC (“GCA Savvian”) in the course of meetings between GCA Savvian and each of Company A and FUJI.

During the course of the next week, Mr. Goodwin also was contacted both by email and telephone by Company B, without solicitation. Company B expressed interest in discussing strategic alternatives and possible transactions, including a business combination, between SonoSite and Company B.

On August 9, 2011, Mr. Goodwin traveled to Japan for a pre-arranged dinner meeting with Company C. Company C had previously expressed an interest in exploring a strategic relationship with SonoSite, and the purposes of the meeting included continued discussion of possible strategic relationships. During the course of dinner, the parties discussed strategic alternatives, including the possibility of a business combination, between SonoSite and Company C.

On August 10, 2011, during the same visit to Japan, Mr. Goodwin met with representatives of FUJI over lunch. During the course of the lunch, the parties discussed SonoSite’s technology and market opportunities, as well as the possibility of a strategic transaction, including a business combination, between SonoSite and FUJI.

On August 17, 2011, in response to the email inquiry from Company A, Mr. Goodwin had a dinner meeting with a representative of Company A. During the course of the dinner meeting, the parties discussed various aspects of SonoSite’s and Company A’s business, as well as the possibility of a strategic transaction, including a business combination, between SonoSite and Company A.

On August 23, 2011, a representative of Company B visited SonoSite’s offices for a meeting with Mr. Goodwin, during which the parties discussed various aspects of SonoSite’s and Company B’s business, as well as the possibility of a strategic transaction, including a business combination, between SonoSite and Company B.

During the remainder of August, SonoSite received inquiries from three additional potential acquirers, Company D, Company E and Company F. None of those inquiries was solicited by SonoSite. Mr. Goodwin held numerous discussions during August 2011 with various members of SonoSite’s board of directors to keep them updated on developments. In addition, between August 2011 and December 2011, a group of three of SonoSite’s independent directors — Dr. Robert Hauser, Richard Martin, and Paul Haack — conferred with and advised Mr. Goodwin on multiple occasions concerning the status of the process of exploring strategic alternatives.

In light of the interest from multiple parties, SonoSite’s board of directors determined to engage a financial advisor and to initiate an organized process to explore a possible strategic transaction, including a possible business combination, involving SonoSite. SonoSite’s board of directors evaluated other potential candidates, and on October 11, 2011, the SonoSite’s board of directors selected J.P. Morgan Securities LLC (“J.P. Morgan”) and GCA Savvian to serve as financial advisers for the transaction and approved the terms of their engagement by unanimous written consent. SonoSite subsequently executed engagement agreements with each of J.P. Morgan and GCA Savvian. J.P. Morgan and GCA Savvian were engaged as exclusive co-advisors, with J.P. Morgan playing a lead role and GCA Savvian assisting in particular with contacts and resources in Japan and Asia. With advice and consultation from J.P. Morgan, GCA Savvian and Fenwick & West LLP, counsel to SonoSite (“Fenwick & West”), SonoSite’s board of directors determined to conduct a two-stage exploration process, consisting of preliminary diligence and the receipt of indicative bids in stage one and more extensive diligence and final bids in stage two. Beginning on August 22, 2011 and continuing through September 25, 2011, at the direction of SonoSite’s board of directors, J.P. Morgan contacted ten large strategic companies to determine their potential interest in SonoSite. The ten strategic companies contacted by J.P. Morgan were selected based on consideration of a number of factors, including discussions among SonoSite, J.P. Morgan, and GCA Savvian, J.P. Morgan’s independent evaluation of what companies might be most strategically aligned with SonoSite, and on the expressions of interest received directly by SonoSite. SonoSite, J.P. Morgan, and GCA Savvian also considered formally including potential financial partners in the exploration process, but SonoSite ultimately concluded that contacting financial partners was unlikely to advance or improve the exploration process, in part because SonoSite had previously explored possible strategic alternatives with a number of financial partners at various times during 2010.

Of the ten companies contacted by J.P. Morgan, four declined to participate and each of the remaining six (FUJI, Company A, Company B, Company C, Company D and Company E) agreed to participate and executed confidentiality agreements with SonoSite. Each of these parties executed SonoSite’s proposed form of confidentiality agreement, with minor changes negotiated between SonoSite and each respective party. The confidentiality agreements executed between SonoSite and each of FUJIFILM, Company A, Company C, Company D and Company E all included a customary “standstill” provision, with a term ranging from 12 months to 24 months. All of these standstill provisions terminated by their terms as a result of the execution of the merger agreement between SonoSite and FUJI and, as of the date hereof, no longer have force or effect. The confidentiality agreement signed with Company B did not include a standstill provision, but Company B was informed that it would not be permitted access to SonoSite’s full electronic data room in stage two of the process unless it executed an acceptable standstill agreement with SonoSite.

In addition, between September 26, 2011 and October 7, 2011, four additional companies, including Company F, contacted J.P. Morgan without solicitation to investigate the possibility of acquiring SonoSite. Of these new unsolicited contacts, three ultimately declined to proceed further and the remaining one, Company F, executed a confidentiality agreement with SonoSite in substantially the same form as the confidentiality agreement signed by the other parties on October 25, 2011.

On August 30, 2011 and August 31, 2011, SonoSite hosted representatives from FUJI. Mr. Goodwin and SonoSite’s senior management discussed with the representatives of FUJI the companies’ respective technologies and business capabilities.

On September 5, 2011, a representative from Company A visited Mr. Goodwin at SonoSite’s offices to discuss the companies’ respective long-term technology plans and strategies. The meeting was accompanied by a tour of SonoSite’s headquarters and manufacturing facility.

On September 16, 2011 (Japan time), SonoSite management conducted a video conference with additional representatives of FUJI. SonoSite management and the representatives of FUJI discussed their respective technologies and strategic plans. On September 19, 2011, Mr. Goodwin met with representatives of Company C in Los Angeles, California, to discuss strategic possibilities between their respective companies. On September 22, 2011, representatives of Company B traveled to Bothell, Washington to meet with SonoSite to discuss their companies’ respective long-term technology plans and strategies. The meeting was accompanied by a tour of SonoSite’s headquarters and manufacturing facility.

On September 22, 2011, J.P. Morgan delivered a process letter to the interested parties who had signed a confidentiality agreement with SonoSite (FUJIFILM, Company A, Company C, Company D and Company E) and on October 5, 2011, J.P. Morgan delivered a process letter to Company B and Company F, in each case, instructing them to submit written preliminary, non-binding indications of interest no later than 5:00 P.M. (Pacific Standard Time) on October 13, 2011.

On September 23, 2011, representatives of Company D visited with representatives of SonoSite in Kirkland, Washington to discuss with senior management their companies’ respective technologies and strategic plans. The meeting was followed by a tour of SonoSite’s headquarters and manufacturing facility in Bothell, Washington.

Between September 23, 2011 and October 13, 2011, SonoSite shared preliminary due diligence information with the parties that had signed confidentiality agreements. In addition, on September 27, 2011, a representative of FUJI met with Mr. Goodwin and other representatives of SonoSite at SonoSite headquarters to continue to discuss a possible transaction and conduct preliminary due diligence regarding SonoSite. On October 3 and 4, 2011, SonoSite management met with representatives of Company C at the Woodmark Hotel in Bellevue, Washington, and on October 3, 2011, representatives of Company C toured SonoSite’s headquarters and manufacturing facility in Bothell, Washington. On October 4, 2011, SonoSite Management held a dinner meeting with representatives of Company D at the Heathman Hotel, Kirkland, Washington, with additional meetings at SonoSite headquarters the following day. All such meetings with representatives of Company C and Company D were for the purpose of additional discussions regarding a possible transaction and to permit these bidders to conduct preliminary due diligence regarding SonoSite.

No representatives from Company E or Company F visited SonoSite or held in person meetings with SonoSite representatives prior to the October 13, 2011 proposal deadline.

On October 12, 2011, Company B contacted J.P. Morgan to advise them that Company B was no longer interested in pursuing a possible acquisition of SonoSite.

On October 13, 2011, SonoSite received the following written preliminary, non-binding indications of interest from the following interested parties:

•	FUJI, through FUJIFILM, proposed to acquire SonoSite at a price of $47.00 in an all cash transaction;

•	Company A proposed to acquire SonoSite at a price in the range of $43.00 to $47.00 in an all cash transaction;

•	Company C proposed to acquire SonoSite at a price of $41.50 in an all cash transaction;

•	Company D proposed to acquire SonoSite at a price in the range of $42.00 to $48.00 in an all cash transaction; and

•	Company F proposed to acquire SonoSite at a price in the range of $43.00 to $46.00 in an all cash transaction.

In addition, on October 17, 2011, SonoSite received a preliminary, non-binding indication of interest from Company E proposing to acquire SonoSite at a price in the range of $35.64 to $39.29 per share in an all cash transaction.

In their preliminary discussions with SonoSite, each of FUJI, Company A, Company C, Company D, Company E, and Company F informed SonoSite of its desire to keep SonoSite’s key managerial personnel in place after the conclusion of any transaction.

On October 17, 2011, SonoSite’s board of directors held a meeting at SonoSite’s corporate headquarters in Bothell, Washington, to review and discuss the various preliminary, non-binding proposals and the proposed process for reviewing final bids. J.P. Morgan provided the SonoSite’s board of directors with a presentation regarding SonoSite, the companies that had submitted preliminary, non-binding proposals and the terms of the various non-binding proposals and a financial analysis of the non-binding proposals. Fenwick & West delivered a presentation regarding the Board’s fiduciary duties under the circumstances.

On October 18, 2011, J.P. Morgan, at the direction of SonoSite’s board of directors, informed Company C and Company E that their non-binding proposals were not financially sufficient and that they would be eliminated from further consideration unless they revised their proposals.

On October 21, 2011, Company C responded with an improved non-binding proposal for $46.10 per share in an all cash transaction. Company E did not submit an improved proposal and was therefore eliminated from further consideration.

On October 27, 2011, Company G, expressed interest in exploring a potential strategic transaction with SonoSite, including a business combination, without solicitation. On November 1, 2011, SonoSite executed a confidentiality agreement with Company G and on November 2, 2011, J.P. Morgan provided them with preliminary information regarding SonoSite. Company G did not engage in meetings with SonoSite and did not submit any proposal to acquire SonoSite.

Beginning October 31, 2011, interested parties that had executed confidentiality agreements and were selected to continue in the bidding process were provided access to SonoSite’s electronic data room, which contained financial, operating, regulatory, intellectual property, employment, legal and other due diligence materials regarding SonoSite.

On November 1, 2011, J.P. Morgan delivered to the parties who submitted preliminary, non-binding proposals and were selected to continue in the bidding process a second process letter, communicating a deadline of December 6, 2011 for final, fully-financed and binding offers. All binding offers were required to remain open until at least December 13, 2011.

On November 3, 2011, Bloomberg published a news article regarding the Company and speculating about its acquisition process. The Company had no comment. That day, the price of the Company’s common stock on NASDAQ increased by 30% from $30.78 at the close of the market on November 2, 2011 to $39.95 per share at the close of the market on November 3, 2011. Following the article, five additional parties contacted J.P. Morgan to express interest in a possible strategic transaction with SonoSite, but these expressions of interest did not lead to execution of any confidentiality agreement or further discussions.

On November 7, 2011, J.P. Morgan delivered to the parties who submitted a preliminary, non-binding proposal and were selected to continue in the bidding process a draft of the definitive acquisition agreement prepared by Fenwick & West and invited comments to be received together with a proposal on December 6, 2011. The draft merger agreement was also loaded into the electronic data room. On November 24, 2011, a draft of the disclosure letter to the draft definitive acquisition agreement, prepared by SonoSite and Fenwick & West, was made available in the electronic data room to the parties who submitted a preliminary, non-binding proposal and signed a confidentiality agreement.

From November 3, 2011 through December 6, 2011, representatives of Fenwick & West and J.P. Morgan held multiple telephonic meetings with legal, financial, accounting and tax advisors to FUJI, Company A, Company C, Company D and Company F, to address questions and comments regarding the form of merger agreement and disclosure letter. In addition, FUJI, Company A, Company C, Company D and Company F, each together with their legal, financial, accounting and tax advisors, conducted extensive due diligence, including a review of materials in SonoSite’s electronic data room.

On November 3 and 4, 2011, SonoSite hosted representatives of Company D for due diligence presentations and meetings. On November 7 and 8, 2011, SonoSite hosted representatives of FUJI for due diligence presentations and meetings. On November 9 and 10, 2011, SonoSite hosted representatives of Company A and Company F, respectively, for due diligence presentations and meetings. On November 16, 2011, SonoSite hosted representatives of Company C for due diligence presentations and meetings.

On December 4, 2011, Company D informed SonoSite that they were withdrawing from the bidding process and would not submit a revised proposal. On December 6th, Company C and Company F informed J.P. Morgan and SonoSite that they were withdrawing from the bidding process and would not submit a revised proposal.

On December 6, 2011, FUJI proposed $49.00 per share in an all cash transaction and informed SonoSite and J.P. Morgan that it had completed its diligence review of SonoSite.

Also on December 6, 2011, Company A proposed $52.00 per share in an all cash transaction subject to Company A’s continued due diligence investigation of SonoSite. In addition, Company A indicated that such proposal would include a condition that SonoSite enter into exclusive discussion with Company A.

Together with their revised proposals, each of FUJI and Company A submitted their comments to the draft merger agreement. The package received from FUJI also included FUJI’s comments to the draft disclosure letter. On December 10, 2011, Company A also provided its comments to the draft disclosure letter.

In its markup of the proposed merger agreement, among other things, FUJI:

•	proposed an alternative, one-step merger structure for the transaction (rather than a tender offer followed by a second-step merger);

•	requested that employment agreements with certain SonoSite employees be executed as a pre-condition to signing the merger agreement;

•	requested additional representations and warranties from SonoSite;

•	proposed a termination fee equal to 4% of the aggregate merger consideration;

•	requested changes to SonoSite’s ability to respond to an unsolicited proposal and FUJI’s ability to match any such proposal;

•

introduced a revision to clarify that FUJI would have no obligation to divest assets or take other actions necessary to ensure that no governmental entity entered an order or injunction prohibiting the merger on antitrust grounds;

•	added a condition to closing requiring that all antitrust filings and clearances applicable to the consummation of a merger between SonoSite and FUJI had been obtained; and

•	requested payment of FUJI’s out-of-pocket fees and expenses incurred in connection with the transaction if SonoSite terminated the merger agreement in certain situations.

In its markup of the proposed merger agreement, among other things, Company A:

•

accepted the tender offer structure, but requested that the second step of the proposed transaction be completed, at Company A’s election, via the merger of Purchaser into SonoSite, rather than the merger of SonoSite into Purchaser;

•	requested additional representations and warranties from SonoSite;

•	proposed a termination fee equal to 4% of the aggregate merger consideration;

•	requested certain changes to SonoSite’s ability to respond to an unsolicited proposal and Company A’s ability to match any such proposal;

•

limited and qualified Company A’s obligation to divest assets or take other actions necessary to ensure that no governmental entity entered an order or injunction prohibiting the merger on antitrust grounds to only those divestitures that would not have a material adverse effect on SonoSite or Company A;

•	requested payment of Company A’s out-of-pocket fees and expenses incurred in connection with the transaction SonoSite terminated the merger agreement in certain situations;

•	added a condition to closing requiring that all approvals and actions of, filings with and notices to, any governmental entity required under any antitrust laws had been obtained; and

•	added a condition that there was no law restraining Company A from exercising the top-up option or acquiring the shares of SonoSite’s common stock issuable upon exercise of the top-up option.

On December 8, 2011, SonoSite’s board of directors held a telephonic meeting to review and discuss the two revised, binding proposals and the proposed process for finalizing a transaction. J.P. Morgan again provided SonoSite’s board of directors with a presentation regarding SonoSite and the two revised, binding proposals and a financial analysis of the non-binding proposals. Fenwick & West delivered a presentation regarding the Board’s fiduciary duties under the circumstances and also reviewed the key terms reflected in the markups of the proposed merger agreement received from each of FUJI and Company A.

After the meeting of SonoSite’s board of directors, J.P. Morgan contacted each of FUJI and Company A and informed them that, based on their revised proposals, the SonoSite board had authorized J.P. Morgan to contact each of them and ask them to submit a best and final offer, together with a final proposed merger agreement and disclosure letter, on or before December 11, 2011. Later that day on December 8, 2011, Fenwick & West delivered a revised version of the merger agreement to both FUJI and Company A. The revised proposed merger agreement included, among others, the following terms:

•	preserved the tender offer structure, but accepted Company A’s request for the opportunity to choose the form of the merger in the second step of the transaction;

•	accepted some but not all of the additional representations and warranties from SonoSite requested by Company A and FUJI;

•	proposed a termination fee equal to 3% of the aggregate merger consideration;

•	accepted some but not all of the requested changes from Company A and FUJI to SonoSite’s ability to respond to an unsolicited proposal and the buyer’s ability to match any such proposal;

•

accepted Company A’s request to limit and qualify the buyer’s obligation to divest assets or take other actions necessary to ensure that no governmental entity entered an order or injunction prohibiting the merger on antitrust grounds to only those divestitures that would not have a material adverse effect on SonoSite or the buyer; and

•	proposed an additional condition to closing that all antitrust filings and clearances in Germany (in addition to the United States) had been obtained.

On December 10, 2011, Fenwick & West also delivered a revised draft of the disclosure letter to both FUJI and Company A. The revised draft addressed and responded to the comments received on the disclosure letter from both FUJI and Company A.

Between December 8, 2011 and December 11, 2011, J.P. Morgan received feedback from Company A that they needed additional time to complete due diligence and review of the revised disclosure letter before submitting a final proposal. On December 10, 2011 (Japan time), J.P. Morgan also received feedback from FUJI that it would not be able to hold a board meeting to approve a final proposal before the night of December 14, 2011 Pacific time. As a result of this feedback, SonoSite cancelled the board of directors meeting that it had originally scheduled to consider final proposals on December 11, 2011 and re-scheduled this meeting for December 14, 2011.

On December 12, 2011, FUJI submitted a final written proposal for a $54.00 all cash transaction with limited revisions to the proposed merger agreement and disclosure letter. Between December 12, 2011 and December 13, 2011, representatives of Fenwick & West and representatives of Shearman & Sterling LLP (“Shearman & Sterling”), counsel to FUJI, had multiple telephone calls to discuss and negotiate portions of the definitive merger agreement and disclosure letter.

On December 14, 2011, FUJI submitted a further revised proposed merger agreement and disclosure letter. During December 14, 2011, representatives of Shearman & Sterling and representatives of Fenwick & West held multiple telephone calls to further discuss, negotiate and agree upon portions of the revised definitive merger agreement, including provisions regarding the jurisdictions in which antitrust filings would be made and the nature of the closing conditions regarding antitrust filings.

Between December 8, 2011 and December 13, 2011, representatives of Fenwick & West and SonoSite also had multiple telephone calls with counsel to Company A regarding due diligence questions and negotiations of the proposed form of merger agreement and disclosure letter. On December 13, 2011, Company A notified SonoSite and J.P. Morgan that it had determined to withdraw its earlier, revised bid, and not to submit a final bid.

On December 14, 2011, SonoSite’s board of directors held a meeting to discuss the final, binding offer received from FUJI. The board of directors reviewed the final, binding offer and representatives of Fenwick & West reviewed the key terms of the proposed definitive merger agreement submitted by FUJI, as well as the scope of the proposed changes that would be requested from FUJI prior to execution. At the meeting, J.P. Morgan rendered its oral opinion, which was subsequently confirmed in writing that, as of December 14, 2011, and based upon and subject to the factors set forth in its opinion, the consideration to be paid to SonoSite shareholders in the proposed transaction was fair, from a financial point of view, to the SonoSite shareholders. J.P. Morgan was then excused from the meeting, after which the Board further discussed the proposed transaction and Fenwick & West reviewed the proposed resolutions related to the transaction. After extensive discussion, the board of directors (a) determined that the acquisition agreement with FUJI and the transactions contemplated thereby, including the offer and the merger, were advisable, fair to and in the best interests of its shareholders, (b) approved the acquisition of SonoSite by FUJI, (c) authorized the execution of the definitive merger agreement with FUJI, and (d) recommended the adoption of the merger agreement by SonoSite shareholders.

Following the meeting of SonoSite’s board of directors, representatives of Fenwick & West distributed revised versions of the merger agreement and disclosure letter to representatives of Shearman & Sterling. Shortly thereafter, representatives of Fenwick & West and Shearman & Sterling had a telephone call where the final terms of the merger agreement were negotiated. The key final issue resolved on this call was the time period for initiating the tender offer. After the conclusion of that telephone call, representatives of Fenwick & West distributed a final, execution-ready version of the merger agreement and the final version of the disclosure letter.

Early the next morning, after approval of the proposed transaction by the FUJI board of directors, SonoSite and FUJI executed the definitive merger agreement and the transaction was publicly announced by a joint press release at 4:00 a.m. Eastern time on December 15, 2011.

The Offer and the offering period were commenced on January 17, 2012 and completed on February 15, 2012. Pursuant to the Offer and the Merger Agreement, at the expiration of the offering period, Purchaser accepted for payment a total of 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer), which constitute approximately 97.39% of our outstanding Shares.

On February 15, 2012, the Board also adopted the Plan of Merger. The Board unanimously recommends that the shareholders approve the Merger Agreement and the Plan of Merger.

Recommendation of Our Board

At a meeting on December 14, 2011, the Board unanimously: (1) determined that the Merger Agreement is advisable and fair to, and in the best interest of, the Company and the shareholders; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the shareholders; and (3) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The Board unanimously recommended that the shareholders accept the Offer, tender their shares of common stock pursuant to the Offer, and, if required under the RCW, approve the Merger Agreement. On February 15, 2012, the Board also adopted the Plan of Merger. The Board unanimous recommends that the shareholders approve the Merger Agreement and the Plan of Merger.

In evaluating the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger, and recommending that shareholders accept the Offer, tender their shares of common stock to Purchaser pursuant to the Offer and, vote their shares of common stock in favor of the approval of the Merger Agreement and the Plan of Merger, the Board consulted with the Company’s senior management, outside legal counsel, Fenwick & West, and its financial advisors regarding the terms of the Merger Agreement and related agreements. The Board also consulted with Fenwick & West regarding the Board’s fiduciary duties. Based on these consultations, the financial analysis provided by J.P. Morgan and the factors discussed below, the Board concluded that entering into the Merger Agreement with FUJI is in the best interests of the Company and the shareholders.

The following discussion includes the material reasons and factors considered by the Board in making its recommendation, but is not, and is not intended to be, exhaustive:

•

Premium to Market Price. The Offer Price to be paid in cash for each share of common stock would provide the shareholders with the opportunity to receive a significant premium over the market price of the common stock. The Board reviewed the historical market prices and trading information with respect to the common stock, including the fact that:

•

the Offer Price represents a 75.4% premium over the $30.78 per share closing price of the common stock on November 2, 2011, the last trading day before news reports relating to a possible sale transaction were first published,

•

the Offer Price represents a 28% premium over the $42.24 per share closing price of the common stock on December 14, 2011, the last closing price of the common stock prior the announcement of the Merger Agreement,

•	the Offer Price represents a premium of 28.1% over the average closing price of the common stock during the 30-day period ended December 15, 2011,

•	the Offer Price represents a premium of 39.3% over the average closing price of the common stock during the 60-day period ended December 15, 2011, and

•	the Offer Price represents a premium of 22.7% over the all-time high (and 52-week high) trading price of $44.00 for the common stock prior to December 15, 2011.

•	Compelling, Certain Value. The form of consideration to be paid to the shareholders in the Offer and the Merger is cash.

•

Likelihood of Completion. The likelihood that the Offer will be completed and the Merger will be consummated, based on, among other things, the business reputation of FUJI and its management and the substantial financial resources of FUJI and, by extension, Purchaser, the limited number of conditions to the Offer, the absence of a financing condition, FUJI’s representation that it has sufficient financial resources to pay the aggregate offer price and consummate Offer and the Merger, and the relative likelihood of obtaining required regulatory approvals.

•

Risks Associated with Remaining Independent. The Board discussed the current and historical financial condition, results of operations, business and prospects of the Company, as well as the Company’s current financial plan, including the risks associated with achieving and executing upon the Company’s business plan, the uncertainty of being able to expand product lines and services offerings and expand sales channels, the continued consolidation in the Company’s industry and increased competition (especially from competitors and potential competitors with greater name recognition and financial and other resources), as well as the general risks of market conditions that could reduce the Company’s stock price. The Board determined that remaining independent was not reasonably likely to present superior opportunities for the Company to create greater value for the shareholders, taking into account risks of execution as well as business, competitive, industry and market risks.

•

Negotiations with FUJI and the Other Bidders. The Board’s estimation of the unlikelihood of a strategic alternative at a higher value than the cash price to be paid in the Offer and Merger in light of the fact that the Company actively negotiated increases in the initial and subsequent offers received, solicited alternative proposals from those companies that the Board (after consultation with J.P. Morgan) determined would be most likely to have the strategic interest and financial ability to acquire the Company.

•	Future Availability of FUJI Offer. The risk that if the Company did not accept FUJI’s offer, characterized as its “highest and best” price, there may not have been another opportunity to do so.

•

Tender Offer Structure. The fact that the transaction is structured as a tender offer, which can be completed, and cash consideration can be delivered to the shareholders, promptly, reducing the period of uncertainty during the pendency of the transaction on the shareholders, employees and business partners and the fact that the completion of the Offer will be followed by a second-step merger, in which shareholders who do not tender their shares in the Offer will receive the same cash price as the Offer Price.

•

Opinion and Presentation of J.P. Morgan. The financial analyses and opinion of J.P. Morgan delivered orally to the Board on December 14, 2011 and subsequently confirmed in writing to the effect that, as of December 14, 2011 and based upon and subject to the factors and assumptions, considerations, qualifications and limitations set forth therein, the $54.00 per share in cash to be received by the shareholders pursuant to the Merger Agreement was fair from a financial point of view to the shareholders. The Board considered, among other things, (a) the consideration to be received by the shareholders in the Offer and the Merger as compared to premiums in other comparable merger and acquisition transactions, as detailed in the “Opinion of Our Financial Advisor” below, (b) the relationship of the Offer Price to the discounted equity value of the Company operating as an independent entity, as detailed in the “Opinion of Our Financial Advisor” below, and (c) the multiple of the Company’s aggregate value in the proposed transaction to its 2012 revenues and EBITDA implied by the Offer Price compared to the lower multiples implied in comparable merger and acquisition transactions, as detailed in the “Opinion of Our Financial Advisor” below. The full text of the written opinion of J.P. Morgan, dated December 14, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex 3 hereto and is incorporated herein by reference. J.P. Morgan provided its opinion for the information and assistance of the Board in connection with its consideration of the Offer and the Merger. The J.P. Morgan opinion does not constitute a recommendation as to whether or not any holder of shares of common stock should tender such shares in connection with the Offer or how any holder of shares of common stock should vote with respect to the Merger, the approval of the Merger Agreement or any other matter. For a further discussion of J.P. Morgan’s opinion, see “Opinion of Our Financial Advisor” below.

•

Merger Agreement Provisions. The provisions of the Merger Agreement, including the respective representations, warranties, covenants, conditions and termination rights of the parties and the break-up fee payable by the Company. In particular:

•

No Financing Condition. The Board considered the representation of FUJI and Purchaser that they have access to sufficient cash resources to pay the amounts required to be paid under the Merger Agreement and that the Offer and the Merger are not subject to a financing condition.

•

Ability to Respond to Certain Unsolicited Takeover Proposals. While the Company is prohibited from soliciting any Acquisition Proposal (as defined in the Merger Agreement), the Merger Agreement does permit the Board, subject to compliance with certain requirements (including that (a) the Board determine in good faith, after consultation with its financial advisor, that an unsolicited Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal (as defined in the Merger Agreement), (b) the Board determine in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the shareholders under applicable law, (c) at least twenty-four hours prior to furnishing or making available any non-public information to, or entering into discussions or negotiations with such person, the Company gives FUJI written notice of the identity of the person making the Acquisition Proposal and a copy of such Acquisition Proposal, if any, and of the Company’s intention to furnish or make available any non-public information to, or enter into discussions or negotiations with, such person, and (d) simultaneously with furnishing or making available any non-public information to such person, the Company furnishes or makes available such non-public information to FUJI (to the extent the Company has not previously furnished or made available such non-public information to FUJI)), (1) to furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal, pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the confidentiality agreement with FUJIFILM, and (2) to engage in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal, subject to the terms of the Merger Agreement.

•

Change in Recommendation/Termination Right to Accept Superior Proposals. In the event the Company receives a Superior Proposal, the Board, after consultation with its outside legal counsel, may withdraw or change its recommendation in favor of the Merger Agreement, the Offer, and the Merger, and terminate the Merger Agreement, if the failure to withdraw or change its recommendation would reasonably be expected to result in a breach of its fiduciary duties to shareholders under applicable law. In order for the Board to withdraw its recommendation in connection with a Superior Proposal, the Company and its representatives must not have breached, in any material respect, its non-solicitation covenant, and the Board must first provide FUJI with at least four business days (which period shall include a minimum of three business days in Japan) notice of the Superior Proposal and a right to match the Superior Proposal. If the Company terminates the Merger Agreement in anticipation of entering into a definitive acquisition agreement with respect to a Superior Proposal, immediately prior to the termination of the Merger Agreement the Company must pay FUJI a break-up fee of $24.9 million in cash.

•

Break-up Fee. The Board was of the view that the $24.9 million break-up fee payable by the Company to FUJI, if the Merger Agreement is terminated for the reasons discussed in the Merger Agreement, was reasonable, given the bidding and negotiation process that had been followed by the Company, the range of break-up fees in precedent transactions, and the other terms of the Merger Agreement, and would not likely deter competing bids and would not likely be required to be paid unless the Board entered into or intended to enter into a transaction more favorable to the shareholders than the Offer and Merger.

•	Conditions to the Consummation of the Offer and the Merger; Likelihood of Closing. The Board considered the reasonable likelihood of the consummation of the transactions contemplated by the

Merger Agreement in light of the limited conditions to FUJI’s obligations to accept for payment and pay for the common stock tendered pursuant to the Offer and to complete the Merger under the Merger Agreement.

•

Company Material Adverse Effect. The Board considered that the Merger Agreement provides that any change or effect related to the Company or its business, operations, assets (including intangible assets), financial condition or results of operations arising or resulting from the following items are all excluded as a Company Material Adverse Effect for determining FUJI’s obligation to consummate the Offer:

•	market, economic or political conditions, generally or in the Company’s industry (other than those that substantially disproportionately impact the Company),

•	the announcement of the execution of the Merger Agreement or the pendency of the Offer and Merger,

•	any shareholder litigation related to the Merger Agreement and the other transactions contemplated thereby, including the Offer and the Merger,

•	changes in law or accounting standards,

•	taking any action or failing to take any action at the request or with the prior written consent of FUJI or Purchaser or as required by the Merger Agreement,

•	changes in the trading price or volume of common stock (in and of themselves), or

•

any failure by the Company to meet any public estimates or expectations of, or any internal budgets, plans or forecasts for, the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period.

•

Regulatory Efforts and Closing Condition. The Board considered that FUJI is required by the Merger Agreement to use its reasonable best efforts to close the Offer and the Merger, including, if required in order to obtain antitrust clearance of the Offer and Merger in relevant jurisdictions, agreeing to divestitures so long as such actions do not have a material adverse effect on the Company, or on FUJI (assuming for such purpose that FUJI is of equivalent size and has equivalent revenues as the Company).

•

Extension of Offer Period. The Board considered the Merger Agreement’s requirement that Purchaser is required to extend the Offer beyond the initial expiration date of the Offer or, if applicable, subsequent expiration dates, for up to three months if conditions other than regulatory clearances are satisfied on such expiration dates.

•

Dissenters’ Rights. The Board considered the fact that the shareholders that do not tender their common stock in the Offer and who properly exercise their dissenters’ rights under Washington law will be entitled to such dissenters’ rights in connection with the Merger.

In the course of its deliberations, the Board also considered these potentially negative factors, among others, in reaching its recommendation:

•

No Shareholder Participation in Future Growth or Earnings. The fact that the nature of the Offer and the Merger as a cash transaction means that the shareholders will not participate in future earnings or growth of the Company and will not benefit from any appreciation in value of the combined company, unless they otherwise acquire common stock of FUJI.

•

Uncertainty of Transaction Completion; Consequences of Failure to Close. The possibility that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, might not be consummated, the fact that if the Offer and the Merger are not consummated, the Company’s directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, the fact that the Company will have incurred significant transaction costs, and the possibility that the Company’s continuing business could potentially suffer a loss of customers, business partners and employees.

•

Break Up Fee. The possibility that the $24.9 million break-up fee, payable in circumstances where the Company recommends or accepts an alternative transaction as a Superior Offer, could potentially dissuade a potential acquirer from proposing a transaction that could be of greater value to the shareholders than the Offer and Merger.

•

Impact of Announcement on the Company. The effect of the public announcement of the Merger Agreement, including effects on the Company’s sales, customer, reseller and other channel partner relationships, operating results and stock price, and the Company’s ability to attract and retain key management and sales and marketing personnel.

•

Restrictions on the Company’s Conduct of Business. The potential limitations on the Company’s pursuit of business opportunities due to pre-closing covenants in the Merger Agreement, whereby the Company agreed that it will carry on its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, will not take a number of actions related to the conduct of its business without the prior written consent of FUJI. These restrictions could delay or prevent the Company from undertaking business opportunities that may arise prior to the consummation of the Offer and that may have a material and adverse effect on the Company’s ability to respond to changing market and business conditions in a timely manner or at all.

•	Tax Treatment. The consideration to be received by the shareholders in the Offer and the Merger would be taxable to the shareholders for U.S. federal income tax purposes.

•

Conflicts of Interest. The interests of the executive officers and directors of the Company in the Offer and the Merger, including the matters described under “The Merger — Interests of Certain Persons in the Merger” of this Information Statement.

•

Control of the Company Board after Consummation of Offer. The provisions of the Merger Agreement that provide, subject to certain conditions, FUJI with the ability to obtain representation on the Company Board proportional to FUJI’s ownership of Shares at the Appointment Time, subject to payment for such Shares.

The foregoing discussion of the information and factors considered by the Board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the wide variety of reasons and factors considered, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the Offer and the Merger.

In arriving at its recommendations, the Board was aware of the interests of executive officers and directors of the Company as described under “The Merger — Interests of Certain Persons in the Merger” below.

The Board has unanimously: (1) determined that the Merger Agreement is advisable and fair to, and in the best interest of, the Company and the shareholders; (2) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the shareholders; and (3) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. On February 15, 2012, the Board also adopted the Plan of Merger. The Board unanimously recommends that the shareholders approve the Merger Agreement and the Plan of Merger.

Financial Projections

The following financial projections prepared by the Company’s management were made available to FUJI and Purchaser in connection with their due diligence review of the Company and to J.P. Morgan in connection with its review and preparation of the financial analysis of the proposed transaction.

	Fiscal Years
	2011	2012	2013	2014	2015	2016	2017
	(Thousands of dollars, except per share data)
Total Revenue	$319,021	$369,001	$446,584	$529,900	$612,578	$701,601	$794,902
EBIT	27,369	47,155	85,744	119,227	143,956	171,892	203,495
Net Income	10,955	24,468	49,495	74,141	94,214	114,465	135,766
EPS (1)	0.77	1.69	3.30	4.78	5.92	7.01	8.10
Free Cash Flow (2)	19,304	32,016	52,268	76,195	95,094	117,317	141,067

(1)	EPS includes amortization of convertible debt discount.
(2)	Free Cash Flow refers to cash flow from operations less capital expenditures.

In addition, the following financial projections prepared by the Company’s management were made available to J.P. Morgan in connection with its review and preparation of the financial analysis of the proposed transaction. These financial projections together with the financial projections provided to FUJI and Purchaser, are referred to as Management Cases 1, 2 and 3, respectively.

	Fiscal Years
	2011	2012	2013	2014	2015	2016	2017
	(Thousands of dollars, except per share data)
Total Revenue	$313,134	$352,301	$416,322	$472,165	$520,502	$568,665	$609,801
EBIT	23,196	40,867	70,358	96,794	111,908	122,263	131,717
Net Income	8,317	20,452	39,605	59,592	73,253	81,498	88,056
EPS (1)	0.59	1.41	2.64	3.84	4.60	4.99	5.25
Free Cash Flow (2)	14,008	28,577	42,399	63,979	76,792	86,818	96,456

	Fiscal Years
	2011	2012	2013	2014	2015	2016	2017
	(Thousands of dollars, except per share data)
Total Revenue	$313,134	$344,448	$385,348	$420,233	$448,521	$477,248	$502,003
EBIT	23,196	24,456	49,710	68,498	74,454	81,132	85,340
Net Income	8,317	10,011	26,332	41,239	48,740	54,095	57,092
EPS (1)	0.59	0.69	1.76	2.66	3.06	3.31	3.41
Free Cash Flow (2)	14,008	15,799	32,025	47,154	52,914	59,111	63,940

(1)	EPS includes amortization of convertible debt discount.
(2)	Free Cash Flow refers to cash flow from operations less capital expenditures.

The information set forth above is presented for the limited purpose of giving the shareholders access to the financial projections prepared by the Company’s management that were made available to FUJI, Purchaser and J.P. Morgan in connection with the Merger Agreement and the Offer. The Company does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure. These financial projections were prepared by the Company’s management based on numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. No assurances can be given with respect to any such assumptions. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the December 15, 2011 announcement of the proposed acquisition of the Company by FUJI pursuant to the Offer and the Merger.

Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information set forth above under this “Financial Projections”. While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the years ending December 31, 2011, 2012, 2013, 2014, 2015, 2016 and 2017 may vary materially from those shown above.

In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither the Company’s nor FUJI’s independent accountants has examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections in this Information Statement should not be regarded as an indication that any of FUJI, Purchaser or the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. None of FUJI, Purchaser, or any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. None of FUJI, Purchaser or any of their respective affiliates or representatives has made or makes representations to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Forward-looking statements also include those preceded by, followed by or that include the words “believes”, “expects”, “anticipates” or similar expressions.

In light of the foregoing factors and the uncertainties inherent in the financial projections, shareholders are cautioned not to place undue, if any, reliance on the projections.

The inclusion of the financial projections herein shall not be deemed an admission or representation by SonoSite or FUJI that they are viewed by SonoSite or FUJI as material information of SonoSite.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated October 11, 2011 (the “J.P. Morgan Engagement Letter”), the Company retained J.P. Morgan as its financial advisor in connection with a possible transaction. On December 14, 2011, J.P. Morgan rendered its written opinion to the Board to the effect that, as of that date and based upon and subject to the matters set forth in J.P. Morgan’s opinion, the Offer Price of $54.00 per share of common stock to be paid to holders of common stock in the Offer and the Merger (together, the “Transaction”) was fair, from a financial point of view, to those holders. The full text of the written opinion of J.P. Morgan, dated December 14, 2011, which sets forth the assumptions made, matters considered and limits on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex 2 to this Information Statement and is incorporated herein by reference. The Company’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board, is directed only to the fairness, from a financial point of view, of the Offer Price to be paid to holders of common stock in the Transaction, and does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender common stock in the Offer or how such shareholder should vote with respect to the Merger or any other matter.

The issuance of J.P. Morgan’s opinion has been approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth herein is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated December 14, 2011 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with it by the Company or otherwise reviewed by or for it, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, and was not provided with, any valuation or appraisal of any assets or liabilities, nor did it evaluate the solvency of the Company or FUJI under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that such analyses and forecasts had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. In addition, J.P. Morgan was advised that the Company’s management did not assign any specific weighting to the various financial forecast scenarios provided to J.P. Morgan and believed that each of these scenarios are equally likely to occur. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan has also assumed that the Transaction and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respects from the draft furnished to J.P. Morgan. J.P. Morgan has also assumed that the representations and warranties made by the Company, FUJI and Purchaser in the Merger Agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. Subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Offer Price to be paid to the holders of common stock in the proposed Transaction and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the consideration to be paid to the holders of the common stock in the Transaction or with respect to the fairness of any such compensation.

The projections furnished to J.P. Morgan for the Company were prepared by the management of the Company based on numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. No assurances can be given with respect to any such assumptions. While presented with numerical specificity, these projections were not prepared by the Company in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and are also inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of the Company.

These financial projections were prepared by the Company’s management. The information set forth below is presented for the limited purpose of giving the shareholders access to the financial projections prepared by the Company’s management that were made available to FUJI, Purchaser and J.P. Morgan in connection with the Merger Agreement and the Offer.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. All market data used by J.P. Morgan in its analyses was as of December 12, 2011.

Transaction Overview

Based upon the (i) price per share of common stock of $30.78 as of November 2, 2011, which was the last full trading day prior to the publication of an article detailing the rumored sale of the Company, (ii) the price per share of the common stock of $42.73 on December 12, 2011 and (iii) the Offer Price of $54.00 per share of common stock, J.P. Morgan noted, solely for reference purposes, that the Offer Price represented:

•	an implied premium of 75.4% over the closing price per share of common stock on November 2, 2011 of $30.78;

•	an implied premium of 26.4% over the closing price per share of common stock on December 12, 2011;

•	an implied premium of 69.8% over the average closing price per share of common stock for the 30-day average ending November 2, 2011;

•	an implied premium of 64.1% over the average closing price per share of common stock for the 180-day average ending November 2, 2011; and

•	an implied premium of 44.3% over the highest closing price per share of common stock for the 52-week period ending November 2, 2011.

J.P. Morgan noted that the Company’s enterprise value based on the closing price per share of common stock of $30.78 on November 2, 2011, excluding the impact of the make-whole payment and the call spread relating to the convertible debt was approximately $498 million. J.P. Morgan also noted that the Company’s enterprise value as of December 12, 2011 based on the Offer Price per share of common stock of $54.00 was approximately $927 million.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be analogous to the Company’s business. These companies were selected, among other reasons, because they share similar business characteristics to the Company based on operational characteristics and financial metrics, including, among others, revenue growth and earnings before interest, taxes, depreciations and amortization (“EBITDA”) margins. The selected companies were:

•	ArthroCare Corporation

•	Given Imaging Ltd.

•	ICU Medical, Inc.

•	Masimo Corporation

•	Merit Medical Systems, Inc.

•	STERIS Corporation

•	Volcano Corporation

•	Zoll Medical Corporation

None of the companies utilized in the selected public companies analysis were identical to the Company. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to the Company’s and other factors that could affect the public trading value of the comparable companies and the Company.

Using publicly available information, J.P. Morgan calculated for each of the companies (i) enterprise value as a multiple of estimated revenue for 2012, which is referred to below as “EV/2012E Revenue,” (ii) enterprise value as a multiple of estimated earnings before interest, taxes, depreciations and amortization (“EBITDA”) for 2012, which is referred to below as “EV/2012E EBITDA,” and (iii) stock price as of December 12, 2011 as a multiple of estimated earnings per share for 2012, which is referred to below as “2012E P/E”.

This analysis indicated the following:

Multiple	Median
EV/2012E Revenue	1.9x
EV/2012E EBITDA	7.9x
2012E P/E	16.6x

Based on the results of this analysis and other factors that J.P. Morgan deemed appropriate, J.P. Morgan then applied the following ranges of multiples for purposes of calculating the Company’s equity value per share of common stock: 1.5x – 2.5x for the EV 2012E Revenue multiple, 8.0x – 15.0x for the EV 2012E EBITDA multiple, and 12.0x – 25.0x for the 2012E P/E multiple. J.P. Morgan then calculated the equity value per share of common stock implied by each of these ranges of multiples. In performing this analysis, J.P. Morgan used four sets of financial forecasts: (1) the “Street Case” based on consensus estimates of Wall Street Analysts; (2) “Management Case 1” provided by the Company, (3) “Management Case 2”, provided by the Company and (4) “Management Case 3”, provided by the Company. This analysis showed the following:

Benchmark	Street Case	Management Case 1	Management Case 2	Management Case 3
EV/2012E/Revenue (1.5x – 2.5x)	$33.25 – $53.25	$34.00 – $54.25	$32.50 – $52.25	$31.75 – $51.00
EV/2012E EBITDA (8.0x – 15.0x)	$27.75 – $50.75	$27.25 – $50.00	$24.00 – $45.00	$15.25 – $30.75
2012E P/E (12.0x – 25.0x)	$20.75 – $43.00	$22.75 – $47.50	$19.50 – $40.50	$10.75 – $22.50

All values presented were rounded to the nearest $0.25. J.P. Morgan compared the equity values per share in each case to the Offer Price of $54.00 per share of common stock, the per share price of common stock of $30.78 on November 2, 2011, and the per share closing price of common stock of $42.73 on December 12, 2011.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan reviewed the following precedent transactions involving companies that engaged in businesses that J.P. Morgan judged to be analogous to the Company’s businesses. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to the Company based on operational characteristics and financial metrics. It should be emphasized that none of the companies involved in the selected transactions is identical to the Company and none of the selected transactions is identical to the Transaction. The transactions considered and the date each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced
Atrium Medical Corporation	Getinge AB	October 2011
Nucletron BV	Elekta AB	June 2011
Orthovita, Inc.	Stryker Corporation	May 2011
TomoTherapy, Inc.	Accuray, Inc.	March 2011
Medegen, Inc.	CareFusion Corporation	April 2010
I-Flow Corporation	Kimberly-Clark Corporation	October 2009
Aspect Medical Systems, Inc.	Covidien plc	September 2009
VNUS Medical Technologies, Inc.	Covidien plc	May 2009
Datascope Corp	Getinge AB	September 2008
Respironics, Inc.	Koninklijke Philips Electronics N.V.	December 2007
VIASYS Healthcare Inc.	Cardinal Health, Inc.	May 2007

Using publicly available estimates, J.P. Morgan reviewed the implied enterprise value (including only upfront payments for transactions with potential earnouts) for each of the transactions as a multiple of (1) the target company’s revenue for the last reported twelve-month period immediately preceding announcement of the transaction (“LTM Revenue”) and (2) to the extent available, the target company’s EBITDA for the last reported twelve-month period immediately preceding the announcement of the transaction (“LTM EBITDA”).

This analysis indicated the following:

Multiple	Mean	Median
EV/LTM Revenue	2.9x	2.9x
EV/LTM EBITDA	22.2x	18.7x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied an LTM Revenue multiple range of 2.0x to 3.5x to the Company’s LTM Revenue and a LTM EBITDA multiple range of 10.0x to 30.0x to the Company’s LTM EBITDA. This analysis showed the following:

Benchmark	Implied Equity Value Per Share
LTM Revenue (2.0x – 3.5x)	$38.25 – $62.75
LTM EBITDA* (10.0x – 30.0x)	$25.00 – $70.75

(*excludes stock based compensation)

All values presented were rounded to the nearest $0.25. J.P. Morgan compared the equity values per share implied by this analysis to the Offer Price of $54.00 per share of common stock, the per share price of common stock of $30.78 on November 2, 2011 and the per share closing price of common stock of $42.73 on December 12, 2011.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the equity value per share of the common stock. J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during the fourth quarter of fiscal year 2011 through fiscal year 2021 based on the three sets of financial projections prepared by the management of the Company for the fiscal years 2011 through 2017, Management Case 1, Management Case 2 and Management Case 3. In arriving at the implied equity values per share of the common stock, J.P. Morgan calculated terminal values as of September 30, 2011 by applying, based on J.P. Morgan’s judgment and experience, a range of perpetual revenue growth rates from 1.5% to 2.5% and a range of discount rates from 11.0% to 13%. The unlevered free cash flows from September 30, 2011 to December 31, 2021 were then discounted to present values using a range of discount rates from 11.0% to 13.0% and added together in order to derive the implied enterprise value for the Company. The range of discount rates was based upon an analysis of the weighted-average cost of capital of the Company conducted by J.P. Morgan and was applied using the mid-year convention for discounting. In calculating the estimated equity value per share, J.P. Morgan adjusted the enterprise value for the Company’s net debt (assuming the convertible debt will convert into shares at $38.20 exercise price) and cash as of September 30, 2011 and divided by the outstanding shares of common stock. Based on the foregoing, this analysis indicated an implied equity value per share of the common stock of $56.25 – $73.75 under Management Case 1, $38.50 – $49.25 under Management Case 2 and $24.25 – $32.50 under Management Case 3, compared in each case to the Offer Price of $54.00 per share of common stock, the per share price of common stock of $30.78 on November 2, 2011, and the per share closing price of common stock of $42.73 on December 12, 2011.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented or utilized by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the Transaction. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the Transaction.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

J.P. Morgan was selected to act as the Company’s financial advisor with respect to the Transaction on the basis of such experience and its familiarity with the Company.

J.P. Morgan acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for its services, a substantial portion of which will become payable only if the proposed Transaction is consummated. During the two years preceding January 17, 2012, J.P. Morgan and its affiliates have received fees for investment and/or commercial banking services in the aggregate amount of approximately $2.1 million from FUJI and have not received fees for investment and/or commercial banking services from SonoSite during such period. In the ordinary course of J.P. Morgan’s businesses, it and its affiliates may actively trade the debt and equity securities of the Company or FUJI for its own account or for the accounts of customers and may at any time hold long or short positions in such securities. In 2007, in connection with SonoSite’s offering of $225 million in 3.75% Convertible Senior Notes due 2014 (the “2014 Notes”), SonoSite entered into a convertible bond hedge transaction and a warrant transaction (the “BHW Transactions”) with JPMorgan Chase Bank, National Association (“JPMorgan Chase Bank”), to reduce potential dilution to SonoSite’s common stockholders upon any conversion of the 2014 Notes. Through the BHW Transactions, JPMorgan Chase Bank sold net-share settled options to SonoSite as a hedge for the conversion option in the 2014 Notes, pursuant to which SonoSite received the right to acquire a notional amount of 2,500,000 shares of SonoSite common stock from JPMorgan Chase Bank at a price of $38.20 per share. In addition, JPMorgan Chase Bank purchased from SonoSite net-share settled warrants to acquire a notional amount of 2,500,000 shares of SonoSite common stock at a price of $46.97 per share. At various times during 2008 and 2009, SonoSite repurchased quantities of the 2014 Notes. The BHW Transactions were partially unwound in connection with each such repurchase in a manner consistent with the parties’ respective contractual rights and obligations, resulting in total net payments from JPMorgan Chase Bank to SonoSite in the amount of $579,299.55. As of January 17, 2012, JPMorgan Chase Bank held net-share settled warrants to acquire a notional amount of 1,121,364 shares of SonoSite common stock at a price of $46.97 per share as part of the BHW Transactions, and

SonoSite had the right to acquire a notional amount of 1,121,811 shares of SonoSite common stock from JPMorgan Chase Bank at a price of $38.20 per share as part of the BHW Transactions. On December 16, 2011, in connection with the proposed Transaction, JPMorgan Chase Bank and SonoSite entered into unwind agreements relating to the remaining portions of the BHW Transactions, the payment amounts of which are determined by and consistent with the parties’ respective rights and obligations under the BHW Transactions. Based on the parties’ current holdings, the $54.00 per share Offer Price and an assumed closing date for the Offer of February 15, 2012, and pursuant to the unwind agreements, JPMorgan Chase Bank estimates that it would be (i) required to pay $17.7 million in value to SonoSite in settlement of the options sold to SonoSite regarding the 2014 Notes and (ii) entitled to receive an aggregate amount currently estimated by JPMorgan Chase Bank to be approximately $20.7 million as a cancellation payment pursuant to the terms of the warrants. The actual amount received by JPMorgan Chase Bank in connection with the cancellation of the warrants will depend upon various factors, including, among others, the date of cancellation of the warrants, the volatility of SonoSite common stock and interest rates.

Pursuant to the J.P. Morgan Engagement Letter, the Company agreed to pay J.P. Morgan a fee of $1,000,000 which was due upon delivery by J.P. Morgan of its opinion to the Board and the execution of the Merger Agreement and is creditable towards any transaction fee, plus an additional fee equal to 1.40% of the total consideration payable upon the consummation of the Transaction. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and expenses of counsel and other professional advisors, and will indemnify J.P. Morgan against certain liabilities arising out of its engagement.

Purpose of the Merger

The purpose of the Merger is to enable FUJI, through Purchaser, to acquire the entire equity interest in our company. The first step in the acquisition of our company was the Offer by Purchaser to acquire all of the outstanding Shares. The Merger is the second and final step in the acquisition of our company by FUJI by acquiring all of the outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

The acquisition of our company has been structured as a cash tender offer and a cash merger in order to provide a prompt and orderly transfer of ownership from our public shareholders to FUJI. The purchase of Shares pursuant to the Offer practically assures that the Merger will be consummated.

Certain Effects of the Offer and the Merger

As a result of the Merger, FUJI will beneficially own the entire equity interest in SonoSite. Therefore, following the Merger, present holders of Shares (other than FUJI) will no longer have an equity interest in us and will no longer share in future earnings and potential growth of our company, if any. Instead, each holder of Shares immediately prior to the Effective Time (other than Purchaser or FUJI or any subsidiary of FUJI and any shareholders who are entitled to and have properly exercised dissenters’ rights under Washington law) will have the right to receive the Merger Consideration (subject to withholding and transfer taxes) to which such holder is entitled under the Merger Agreement.

If the Merger is completed, the Shares will be delisted from NASDAQ and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of the Shares or otherwise.

Plans for the Company

Upon the consummation of the Merger, the separate existence of Purchaser will cease and SonoSite will continue its existence as the Surviving Corporation. The Surviving Corporation will possess all the rights, privileges, immunities, powers, liabilities and duties of our company. It is expected that, initially following the

Merger, our business and operations will be continued by the Surviving Corporation substantially as they are currently being conducted by us. FUJI will continue to evaluate our business and operations after the Merger, and will take such actions as it deems appropriate under the circumstances then existing. FUJI intends to seek additional information about us during this period. Thereafter, FUJI intends to review such information as part of a comprehensive review of our business, operations, capitalization and management with a view to optimizing exploitation of our potential.

Except as indicated in this Information Statement, FUJI does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving our company, a sale or transfer of a material amount of our assets, any material change in our capitalization or dividend policy or any other material change in our corporate structure or business.

“Going Private” Transactions

The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. We, FUJI and Purchaser believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, our shareholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in the transaction be filed with the SEC and disclosed to shareholders prior to the consummation of the transaction.

Agreements among FUJI, Purchaser and the Company

The Merger Agreement

The Merger Agreement governs the contractual rights between us, FUJI and Purchaser in relation to the Offer and the Merger. The Merger Agreement is attached to this Information Statement as Annex 1 to provide you with information regarding its terms. It is not intended to provide any other factual information about the parties. The representations, warranties and covenants set forth in the Merger Agreement (1) were made solely for purposes of the Merger Agreement and solely for the benefit of the contracting parties, (2) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made to FUJI and Purchaser in connection with the Merger Agreement, (3) will not survive consummation of the Merger, (4) are qualified in certain circumstances by a materiality standard which may differ from what may be viewed as material by investors, (5) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement, and (6) may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third party beneficiaries under the Merger Agreement, and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the parties. Moreover, information concerning the subject matter of the representation and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in subsequent public disclosure. The Merger Agreement is attached to this Information Statement as Annex 1 and is incorporated herein by reference.

The Confidentiality Agreement

We entered into a letter agreement with FUJIFILM on August 26, 2011 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, we and FUJIFILM agreed to furnish the other party, on a confidential basis, with certain information concerning their respective businesses in connection with the evaluation of a possible transaction between us and FUJI. The parties also agreed to limitations on the use or benefit of the confidential information exchanged.

Representation on our Board

In accordance with the Merger Agreement, at the Appointment Time, Purchaser became entitled to designate such number of directors, rounded to the next whole number, on our Board as will give Purchaser representation on our Board equal to the product of the total number of directors on our Board (determined after giving effect to the directors elected pursuant to such designation) multiplied by the percentage of the issued and outstanding Shares owned by FUJI, Purchaser or any other subsidiary of FUJI. In connection therewith, each of Carmen L. Diersen, Steven R. Goldstein, M.D., William G. Parzybok, Jr. and Robert G. Hauser, M.D. resigned from our Board, effective as of February 16, 2012. At the time of their resignation, Ms. Diersen was a member of the Nominating and Corporate Governance Committee, Dr. Goldstein, Mr. Parzybok and Dr. Hauser were members of the Compensation Committee, and Ms. Diersen was a member of the Audit Committee.

Effective as of February 16, 2012, the following designees of Purchaser were appointed to our Board to fill the vacancies created by the resignation of the above-listed directors: Kouichi Tamai, Toru Takahashi, Ryutaro Hosoda, Naohiro Fujitani and Kenji Sukeno. Biographical and other information about the directors designated for appointment by Purchaser is disclosed below. In addition, subject to the terms of the Merger Agreement, pending completion of the Merger, Purchaser is entitled, at its request, to have its designees appointed to the committees of our Board.

Following the election or appointment of Purchaser’s designees and until the Effective Time, at least three directors who were on the Company’s board of directors prior to any appointments by FUJI shall remain on the Company’s board of directors after such appointments by FUJI (“Continuing Directors”). If the number of Continuing Directors is reduced below three prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of FUJI or any of its subsidiaries (a “FUJI Insider”), and the Company shall cause such designee to be appointed to the Company’s board of directors. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero, then the other directors on the Company’s board of directors shall designate and appoint to the Company’s board of directors three directors who are not FUJI Insiders who shall be deemed Continuing Directors for all purposes of the Merger Agreement.

In addition, if FUJI’s designees are elected or appointed to the Company’s board of directors pursuant to the Merger Agreement, until the Effective Time, the Company’s board of directors shall have at least such number of directors as may be required by the rules of the NASDAQ or the federal securities laws who are considered independent directors within the meaning of such laws (“Independent Directors”). After and subject to payment by Purchaser for the shares of Company common stock tendered pursuant to the Offer, the Company shall, upon FUJI’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the NASDAQ rules (or any successor provision) and make all necessary filings and disclosures associated with such status. If the number of Independent Directors falls below the number of directors as may be required by such laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ or the federal securities laws, to fill such vacancies who shall not be shareholders or affiliates of FUJI or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

Following the election or appointment of FUJI’s designees pursuant to the Merger Agreement and prior to the Effective Time, any actions with respect to the enforcement of the Merger Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the sole Continuing Director if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company’s board of directors with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

Furthermore, if FUJI’s designees are elected or appointed to the Company’s board of directors prior to the Effective Time pursuant to the Merger Agreement, the approval of a majority of Continuing Directors (or the sole Continuing Director if there shall be only one Continuing Director) shall be required in order to (i) amend, modify or terminate the Merger Agreement, or agree or consent to any amendment, modification or termination of the Merger Agreement, in any case on behalf of the Company; (ii) extend the time for performance of, or waive, any of the obligations or other acts of FUJI or Purchaser under the Merger Agreement; (iii) exercise or waive any of the Company’s rights, conditions, benefits or remedies under the Merger Agreement; (iv) except as provided therein, amend or otherwise modify the Company’s articles of incorporation or bylaws; (v) authorize or execute any contract, or any amendment or modification of any contract, between the Company or any of its subsidiaries on the one hand, and FUJI, Purchaser or any of their affiliates on the other hand, or the termination of any such contract then in effect by the Company or any such subsidiary; or (vi) make any other determination or give any approval or authorization that is required to be taken or given by the Company’s board of directors with respect to any action to be taken or not to be taken by or on behalf of the Company relating to the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached to this Information Statement as Annex 1 and is incorporated herein by reference.

Interests of Certain Persons in the Merger

Our executive officers and the members of our Board may be deemed to have interests in the transactions contemplated by the Merger Agreement that may be different from or in addition to those of our shareholders generally. These interests may create potential conflicts of interest. Our Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. In addition, certain agreements, arrangements or understandings between us and certain of our executive officers and members of our Board are described further below.

Executive Employment Agreements

We are a party to senior management employment agreements with certain of our named executive officers (Kevin M. Goodwin, John W. Sparacio, James M. Gilmore and Diku Mandavia, M.D.) that provide for certain payments and benefits upon a termination of employment by us following a change in control and/or subsequent to termination of employment. These Agreements are substantially similar to each other and provide for payments and/or benefits (a) upon a change in control, and (b) upon certain terminations of employment thereafter, as described below. In addition, our Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) provides for equity acceleration upon a change in control as detailed below.

Payments upon Change in Control. Pursuant to outstanding equity award agreements, all outstanding stock options and restricted stock units held by executives vest in full upon a “Change in Control”, as that term is defined in our 2005 Plan. Under our 2005 Plan, upon a Change in Control, each outstanding unvested option will automatically vest and become exercisable and all restrictions on shares of restricted stock and restricted stock units will lapse. These acceleration provisions apply to outstanding equity awards issued to all employees.

In addition, pursuant to the Agreements, following a Change in Control our executives are guaranteed during the term of such Agreements (a) an annual salary no less than the annual salary in effect immediately prior to the Change in Control, (b) an annual bonus opportunity in an amount no less than the average of the executive’s three annual bonuses paid in the three years prior to the Change in Control, (c) equivalent employee benefits and (d) in the event of the executive’s death or disability, up to 24 months’ continued welfare benefits for the executive and his or her dependents, as applicable.

For these purposes, a Change in Control is deemed to occur upon (a) a merger in which SonoSite is not the surviving entity, (b) the sale of substantially all of the assets of SonoSite, (c) the acquisition of a controlling interest in our shares by any person, (d) a dissolution or liquidation, or (e) a change in our incumbent directors through contested board elections.

Payments upon Involuntary Termination following a Change in Control. In the event of an involuntary termination (meaning a termination of employment by SonoSite without “Cause” or by the executive for “Good Reason”) following a Change in Control, the executive is entitled to receive the following:

(a) a lump sum payment equal to twice the executive’s then current annual salary or the annual salary immediately prior to the Change in Control, whichever is higher,

(b) a lump sum payment equal to twice the percentage of the executive’s annual salary paid as a bonus for the fiscal year immediately preceding the Change in Control or, if no such bonus has been paid or determined, 100% of the executive’s target bonus for the most recent fiscal year prior to the Change in Control, and

(c) 12 months’ continued life, disability, medical, dental, and vision benefits for the executive and his or her dependents.

In addition, the executive is entitled to a gross-up for any excess parachute payment excise taxes, if the payments or benefits under the Agreement, together with any other benefits, trigger such excise taxes.

Receipt of severance payments is contingent on (a) compliance with a 12-month non-solicit of employees obligation (such 12-month period commencing on the date of termination), (b) execution and non-revocation of a waiver and release of claims, and (c) continued compliance with proprietary information agreements.

For these purposes, Cause will be deemed to occur upon an executive’s willful misconduct, felonious conduct, or an unreasonable refusal to perform his or her duties. Good Reason will be deemed to occur upon (a) an executive’s assignment of duties inconsistent with the executive’s position, (b) a material reduction in an executive’s base salary or benefits, (c) a relocation of more than 25 miles, or (d) a breach of the executive’s employment agreement with us.

Other Provisions of the Agreements. Each Agreement provides for an initial term of two years, with automatic renewal for successive two-year terms on each annual anniversary date of the Agreement, unless earlier terminated. If a Change in Control occurs, however, each Agreement will expire two years after the Change in Control, unless earlier terminated. Each Agreement may be earlier terminated (a) prior to a Change in Control, by us upon 30 days’ prior written notice, so long as a Change in Control does not occur prior to the termination date set forth in the notice; (b) prior to a Change in Control, by the executive upon 30 days’ prior written notice, whether or not a Change in Control occurs prior to the termination date set forth in the notice; and (c) after a Change in Control, by us or the executive upon 30 days prior written notice. Notwithstanding the foregoing, once benefits have been triggered under the Agreements, termination of the Agreements does not terminate continuation of the benefits required to be provided under the Agreements.

The table below shows as of December 31, 2011, the value of payments and benefits our named executive officers are entitled to receive upon a Change in Control or in connection with certain terminations of employment thereafter.

Post Termination or Change in Control Incremental Value Transfer

		Change in Control (4)	Involuntary Termination Following Change in Control (5)	Death or Disability Following a Change in Control (5)
Kevin M. Goodwin	Salary/Bonus	$—	$2,517,901	$—
	Benefits	$—	$24,300	$30,000
	Equity Acceleration (2)	$3,557,650	$—	$—
	Tax Gross-Up (3)	$—	$—	$—
	Total	$3,557,650	$2,542,201	$30,000

Marcus Y. Smith (6)	Salary/Bonus (1)	$—	$790,000	$—
	Benefits	$—	$25,774	$30,000
	Equity Acceleration (2)	$1,831,594	$—	$—
	Tax Gross-Up (3)	$—	$—	$—
	Total	$1,831,594	$815,774	$30,000

John W. Sparacio (7)	Salary/Bonus	$—	$1,200,000	$—
	Benefits	$—	$12,252	$20,000
	Equity Acceleration (2)	$2,372,700	$—	$—
	Tax Gross-Up (3)	$—	$647,183	$—
	Total	$2,372,700	$1,859,435	$20,000

James M. Gilmore	Salary/Bonus	$—	$1,068,925	$—
	Benefits	$—	$24,171	$30,000
	Equity Acceleration (2)	$1,126,108	$—	$—
	Tax Gross-Up (3)	$—	$—	$—
	Total	$1,126,108	$1,093,096	$30,000

Diku Mandavia, M.D.	Salary/Bonus	$—	$1,165,606	$—
	Benefits	$—	$25,258	$30,000
	Equity Acceleration (2)	$1,373,430	$—	$—
	Tax Gross-Up (3)	$—	$719,875	$—
	Total	$1,373,430	$1,910,739	$30,000

(1)	Mr. Smith’s cash severance reflects the terms of the transition and separation agreement described below.
(2)	Amount reflects $53.86 minus the exercise price for stock options and $53.86 multiplied by the number of shares covered by each accelerating restricted stock unit award. $53.86 was the per share closing price of our common stock on December 30, 2011. The amount for Mr. Smith reflects the terms of the transition and separation agreement described below with respect to the accelerated awards.
(3)

The following assumptions were used for purposes of calculating the excess parachute payment tax gross-up: (1) a December 31, 2011 change in control and termination of employment, (2) 0.20% and 1.27% short- and mid-term present value factors, (3) a 1.89% risk free rate, (4) 34% stock option volatility,

(5) 90-day remaining life on stock options, (6) all payments made in 2011 are assumed to have been made in the ordinary course of business, and (7) payments and benefits are subject to a 36.45% tax (combined federal income and Medicare) plus additional state taxes (0% in Washington, 10.3% in California, as applicable). In addition, the gross-up calculation may ignore many personal income tax adjustment items such as deduction phase-outs and effect of alternative minimum taxation.
(4)	In the event of a Change in Control, our executives are guaranteed during the term of such Agreements (a) an annual salary no less than the annual salary in effect immediately prior to the Change in Control, (b) an annual bonus opportunity in an amount no less than the average of the executive’s three annual bonuses paid in the three years prior to the Change in Control.
(5)	In the event of an “Involuntary Termination Following Change in Control” and “Death or Disability Following a Change in Control,” named executive officers previously would have received the equity acceleration listed under “Change in Control.” The tax gross-up associated with the value of the equity acceleration shown under “Change in Control,” if any, is included in the tax gross-up in these columns. No named executive officer would be paid a gross-up solely because of the occurrence of acceleration of outstanding equity awards due to a Change in Control.
(6)	Mr. Smith resigned as our Chief Financial Officer effective as of January 2, 2012. Additional details regarding the terms of his resignation and transition are described below.
(7)	Mr. Sparacio was appointed our Chief Operating Officer on June 29, 2011.

Mr. Smith resigned as our Chief Financial Officer effective as of January 2, 2012. Pursuant to a letter agreement regarding the terms of Mr. Smith’s transition and separation, dated as of December 27, 2011 (the “Interim Agreement”), if, by June 1, 2012, the Company consummates a Change in Control (as defined in that certain Amended and Restated Senior Management Employment Agreement between the Company and Mr. Smith, effective as of December 31, 2008 (the “Smith Employment Agreement”)), including the Offer, we have agreed to provide Mr. Smith with the following separation benefits:

•	a lump sum payment equal to two years of Mr. Smith’s annual base salary plus two times Mr. Smith’s annual target bonus for 2011, which together aggregate $790,000,

•	12 months of company-paid COBRA health insurance premiums,

•	full acceleration of Mr. Smith’s outstanding unvested 25,000 restricted stock units and 14,687 stock options,

•	a lump sum payment of $1,350,000 in exchange for the cancellation of all restricted stock units held by Mr. Smith,

•	a lump sum payment of $1,701,750 in exchange for the cancellation of all stock options held by Mr. Smith, and

•	other separation benefits set forth in paragraph 5 of the Smith Employment Agreement, to the extent not inconsistent with the Interim Agreement.

Pursuant to the Interim Agreement, if by June 1, 2012, a Change in Control has not occurred, the Company will provide Mr. Smith with the following:

•	a lump sum payment of $137,500, which equals 6 months of Mr. Smith’s annual base salary, and

•	6 months of company-paid COBRA health insurance premiums.

In addition, the Interim Agreement contains a general release of claims in favor of us.

In May 2010, Anil Amlani entered into an employment agreement with VisualSonics Inc., which the Company assumed in connection with our acquisition of VisualSonics Inc. (the “2010 Employment Agreement”). Mr. Amlani became our Chief Financial Officer effective January 2, 2012. Under the 2010 Employment Agreement, if Mr. Amlani is terminated without cause (as such term is defined in the 2010 Employment

Agreement), he will be entitled to (x) a lump sum payment of twelve (12) months’ base salary, as then in effect, plus one (1) additional month of base salary for each year of completed service with VisualSonics, Inc. and (y) the continuation of group benefits coverage for the minimum period required under applicable law. Mr. Amlani’s outstanding options and restricted stock units under the Company’s Visual Sonics 2010 Equity Incentive Plan (the “2010 Plan”) are subject to accelerated vesting at the Appointment Time as described below in “Effect of the Merger on Stock Options and Restricted Stock Units” below. Mr. Amlani has not entered into a senior management employment agreement with the Company.

Golden Parachute Compensation

Background

Messrs. Goodwin, Smith, Sparacio, Gilmore, and Mandavia are our named executive officers for fiscal year 2011 (“2011 Named Executive Officers”) and Mr. Amlani became our Chief Financial Officer effective as of January 2, 2012 (together with the 2011 Named Executive Officer, the “Executive Officers”). In this Information Statement, we are required to disclose any agreement or understanding, whether written or unwritten, between the Executive Officers and us or FUJI concerning any type of compensation, whether present, deferred or contingent, that is based upon or otherwise relates to the Offer. We have (a) entered into Senior Management Employment Agreements with the Executive Officers (“Senior Management Employment Agreements”) except for Mr. Amlani, (b) entered into an Interim Agreement with Mr. Smith and (c) in connection with our acquisition of VisualSonics Inc., assumed the 2010 Employment Agreement between VisualSonics Inc. and Mr. Amlani. The terms and conditions of the Senior Management Employment Agreements, Interim Agreement and 2010 Employment Agreement are described in “Executive Employment Agreements” above and are incorporated herein by reference. In addition, beginning on December 9, 2011, representatives of FUJI have had discussions with certain of our executive officers regarding their continued service with us following the Effective Time of the Merger. These discussions between representatives of FUJI and these executives have continued following the execution of the Merger Agreement, and may result in the execution of new employment agreements that would become effective as of and subject to the closing of the Merger.

Aggregate Amounts of Potential Compensation

The table below summarizes potential payments and benefits that an Executive Officer could be entitled to receive from us if the Offer is consummated and, for certain payments and benefits (including the value of payments made with respect to the cash out of the stock options and restricted stock units) upon the Purchaser’s initial acceptance for payment of Shares tendered pursuant to the Offer (such time hereinafter referred to as the “Appointment Time”) or if the Executive Officer incurs certain terminations of employment, as discussed below. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an Executive Officer may differ in material respects from the amounts set forth below.

For purposes of calculating such potential amounts, we have assumed an Appointment Time of January 31, 2012, including with respect to calculating the portion of equity awards subject to accelerated vesting, and except for Mr. Smith, have further assumed that each Executive Officer incurs a termination of his or her employment without “cause” or for “good reason” (as applicable) on such date that would entitle them to the benefits set forth in the table below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Kevin Goodwin,	$2,200,000	$3,568,500	$24,300	N/A	$5,792,800
Chief Executive Officer and President
Anil Amlani,	$469,425	$6,450,171	$1,275	N/A	$6,920,871
Chief Financial Officer
Marcus Y. Smith,	$790,000	$1,831,594	$25,774	N/A	$2,647,368
Former Chief Financial Officer
John W. Sparacio,	$1,200,000	$2,381,100	$12,252	$633,335	$4,226,687
Chief Operating Officer
James M. Gilmore,	$975,000	$1,129,275	$24,171	N/A	$2,128,446
Senior Vice President, Product Innovation and Delivery
Diku Mandavia, M.D.,	$1,040,000	$1,377,000	$25,258	$583,719	$3,025,977
Senior Vice President and Chief Medical Officer

(1)	Amounts in this column represent the cash severance payments under our Senior Management Employment Agreements, if the Executive Officer is terminated without “cause” or voluntarily terminates for “good reason,” (i.e., “double-trigger” severance payments) following a “change in control.” Payment would be contingent upon the executive’s (a) compliance with a 12-month non-solicit of employees obligation (such 12-month period commencing on the date of termination), (b) execution and non-revocation of a waiver and release of claims, and (c) continued compliance with a proprietary information agreement with the Company. Severance would be paid as a cash lump sum within 60 days of the employment termination date, in an amount equal to the sum of (x) twice the executive’s then current annual salary or the annual salary immediately prior to the “change in control”, whichever is higher, and (y) twice the percentage of the executive’s annual salary paid as a bonus for the fiscal year immediately preceding the “change in control” or, if no such bonus has been paid or determined, 100% of the executive’s target bonus for the most recent fiscal year prior to the “change in control.” For Mr. Smith only, the amount in this column represents the cash severance payment under the Interim Agreement, if, following Mr. Smith’s termination of employment, the closing of the Merger occurs prior to June 1, 2012. The double trigger severance payment would be paid within 30 days of the Appointment Time as a cash lump sum equal to two years of Mr. Smith’s annual base salary plus two times Mr. Smith’s annual target bonus for 2011. Payment would be contingent upon Mr. Smith signing a general release and waiver of claims and upon his cooperative and diligent provision of “transition services.” For Mr. Amlani only, the amount in this column represents the cash severance payment under the 2010 Employment Agreement of 12 month’s base salary plus one additional month of base salary for each year of completed service with VisualSonics, Inc. Mr. Amlani would be entitled to if he is terminated without “cause.” Payment would be contingent upon Mr. Amlani signing a release in a form acceptable to the Company. Mr. Amlani’s cash severance was converted using the exchange rate of 1 CDN: 0.98042 USD as of January 6, 2012.
(2)

Amounts in this column represent cash to be received in respect of stock options and restricted stock units whose vesting will accelerate (i.e., “single-trigger” acceleration) at the Appointment Time. Pursuant to the Merger Agreement, all stock options and restricted stock units that are unvested and outstanding as of the Appointment Time will automatically accelerate in full and be entitled to a cash payment as described below and a termination of employment is not required before payment of these amounts can occur. The payment for stock options will be in an amount (subject to tax withholding, if applicable) equal to the product of (x) the aggregate number of shares of common stock of the Company subject to such options and (y) the excess, if any, of the Offer Price of $54.00 over the per share exercise price of each stock option and will be made within 10 days following the Appointment Time. The value of the “single-trigger” vesting acceleration for stock options for Mr. Goodwin is $1,408,500, for Mr. Amlani is $1,723,281, for

Mr. Sparacio is $761,100, for Mr. Gilmore is $211,275, and for Mr. Mandavia is $0. The payment will be in an amount (subject to tax withholding, if applicable) equal to the product of (x) the aggregate number of shares of common stock of the Company subject to such stock options and (y) the Offer Price $54.00, payable within 10 days following the Appointment Time. The value of the “single-trigger” vesting acceleration for restricted stock units for Mr. Goodwin is $2,160,000, for Mr. Amlani is $4,726,890, for Mr. Sparacio is $1,620,000, for Mr. Gilmore is $918,000, and for Mr. Mandavia is $1,377,000. For Mr. Smith only, pursuant to the Interim Agreement, if, following Mr. Smith’s termination of employment with the Company, the closing of the Merger occurs prior to June 1, 2012, Mr. Smith will receive the treatment provided for in the Merger Agreement (as described above) applied to the outstanding stock options and restricted stock units held by him (i.e., “double-trigger acceleration). The value of the “double-trigger” vesting acceleration for stock options for Mr. Smith is $481,594 and the value of the “double-trigger” vesting acceleration for restricted stock units for Mr. Smith is $1,350,000.
(3)	Amounts in this column represent the estimated value of payments for continuation of medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 12 months, to which the Executive Officer would be entitled under the Company’s Senior Management Employment Agreement if, the Executive Officer is terminated without “cause” or voluntarily terminates for “good reason,” (i.e., “double-trigger” COBRA payments) following a “change in control”. For Mr. Smith only, pursuant to the Interim Agreement, if, following Mr. Smith’s termination of employment with the Company, the closing of the Merger occurs prior to June 1, 2012, the amount in this column represents the estimated value of the 12 month “double-trigger” COBRA payments he will be entitled to receive. For Mr. Amlani only, the amount in this column represents the estimated value for the continuation of group benefits coverage for the minimum period required under applicable law, to which Mr. Amlani would be entitled under the 2010 Employment Agreement if he is terminated without “cause.”
(4)	Amounts in this column represent the estimated value of payments for the gross-up of any excess parachute payment excise taxes, if the “double-trigger” payments or benefits under the Senior Management Employment Agreement, together with any other benefits, trigger such excise taxes for the Executive Officers (i.e., “double-trigger” gross-up payment). For Mr. Smith only, pursuant to the Interim Agreement if, following Mr. Smith’s termination of employment with the Company, the closing of the Merger occurs prior to June 1, 2012, the amount in the column represents the estimated value of the “double-trigger” gross-up payment Mr. Smith would be entitled to, if the “double-trigger” severance and COBRA payments under the Interim Agreement, together with any other benefits, trigger such excise taxes.

Cash Payable for Outstanding Shares Pursuant to the Merger Agreement.

Our executive officers and directors tendered all of the Shares that they owned prior to the expiration of the offering period. Our executive officers and directors received the same cash consideration per Share on the same terms and conditions as our other shareholders. Upon the expiration of the offering period, Purchaser accepted for payment and will pay for a total of 170,223 shares of common stock beneficially owned by our executive officers and directors. Such shares of common stock tendered by our directors and officers upon the expiration of the offering period represent substantially all shares of common stock beneficially owned by them (excluding 235,628 shares underlying stock options and 592,303 shares of common stock issuable upon vesting of the RSUs as described below). The executive officers and directors are expected to receive an aggregate of approximately $9.2 million in cash with respect to their Shares so tendered. The beneficial ownership of shares of common stock of each director and executive officer is further described in the Information Statement under the heading “Principal Shareholders and Stock Ownership of Management.”

The table below sets forth information regarding the amount of cash consideration each executive officer and director received for Shares accepted for payment by Purchaser upon the expiration of the offering period.

Name	Number of Shares Accepted for Payment	Consideration ($)
Kevin M. Goodwin	52,035	2,809,890
Steven R. Goldstein, M.D.	17,283	933,282
William G. Parzybok, Jr.	13,759	742,986
Robert G. Hauser, M.D.	24,029	1,297,566
Carmen L. Diersen	2,500	135,000
James M. Gilmore	20,527	1,108,458
Anil Amlani	—	—
Paul V. Haack	18,030	976,620
John W. Sparacio	3,000	162,000
Richard O. Martin, Ph.D.	12,030	649,620
Rodney F. Hochman, M.D.	7,030	379,620
Diku Mandavia, M.D.	—	—

Effect of the Merger on Stock Options and Restricted Stock Units.

Following the Appointment Time, each outstanding Company stock option, whether vested or unvested, became fully vested and was cancelled and (i) in the case of a Company stock option having a per share exercise price less than the Offer Price, the holder thereof received the right to receive from the Company for each share of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (A) the number of shares of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time and (B) the amount by which the Offer Price exceeds the per share exercise price of such Company stock option, or (ii) in the case of any Company stock option having a per share exercise price equal to or greater than the Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company stock option as provided in the immediately preceding sentence is deemed a release of any and all rights the holder thereof had or may have had in respect of such Company stock option.

At the Appointment Time, each Company restricted stock unit, whether vested or unvested, that was outstanding immediately prior thereto became fully vested and was converted automatically into the right to receive an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (i) the total number of such Shares subject to such Company restricted stock unit and (ii) the Offer Price.

The following table sets forth the cash consideration that each executive officer and non-employee director became entitled to receive in respect of his or her outstanding stock options and outstanding restricted stock units at the Appointment Time, pursuant to the Merger Agreement.

Name	Number of Shares Subject to Options	Weighted Average Exercise Price Per Share	Number of Shares Subject to Restricted Stock Units	Total Number of Shares Subject to Stock Options and Restricted Stock Units to be Cashed Out	Consideration Payable in Respect of Stock Options and Restricted Stock Units
Kevin M. Goodwin	241,059	$22.40	40,000	281,059	$9,778,666
Anil Amlani	86,543	$27.45	87,535	174,078	$7,024,607
James M. Gilmore	22,500	$16.44	17,000	39,500	$1,763,100
Diku Mandavia, M.D.	—	$—	25,500	25,500	$1,377,000
John W. Sparacio	30,000	$28.63	30,000	60,000	$2,381,100
Carmen L. Diersen	35,000	$32.84	4,999	39,999	$1,010,671
Steven R. Goldstein, M.D.	65,000	$24.22	4,999	69,999	$2,205,796
Paul V. Haack	25,000	$35.31	4,999	29,999	$737,096
Robert G. Hauser, M.D.	45,000	$29.45	4,999	49,999	$1,374,796
Rodney F. Hochman, M.D.	—	$—	4,999	4,999	$269,246
Richard O. Martin, Ph.D.	—	$—	4,999	4,999	$269,246
William G. Parzybok, Jr.	42,201	$27.89	4,999	47,200	$1,371,809

Effect of the Merger on Employee Matters.

Under the Merger Agreement, the Company is required to take all commercially reasonable actions to ensure that, as of the Appointment Time, (i) the Company’s stock option or other equity incentive plans terminate and (ii) no holder of a Company equity award or any participant in any Company’s stock option or other equity incentive plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company has any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their subsidiaries, except the right to receive the payments contemplated by the Merger Agreement. No later than ten days after the Appointment Time, the Company will pay the payments described above, without interest, to each holder of a Company stock option and to each holder of a Company restricted stock unit.

The Merger Agreement provides that, from and after the Effective Time and for a period of at least 12 months thereafter, FUJI will cause Surviving Corporation to provide to all employees of the Company or any of its subsidiaries immediately prior to the Effective Time who continue their employment with the Company or any of its subsidiaries, compensation and benefits that are in the aggregate, substantially comparable to the compensation and benefits being provided to such employees by the Company immediately prior to the Effective Time under the Company’s employee benefit plans (in each case, excluding any equity-based or non-qualified deferred compensation plans, programs, agreements or arrangements). FUJI is obligated to cause the Surviving Corporation to give such employees credit for all service with the Company or its U.S. subsidiaries for purposes of determining their rate of vacation accrual under the standard vacation program of the Surviving Corporation, for purposes of severance benefits under the Surviving Corporation’s severance plans or programs, and for eligibility of participation and vesting (but not benefit accrual) in any 401(k) plan of FUJI or the Surviving Corporation; service credit for all other purposes shall begin at the Effective Time.

The Merger Agreement further provides that from the Effective Time and through the first anniversary thereof, FUJI shall cause the Surviving Corporation to: (i) honor in accordance with their terms as in effect immediately prior to the Effective Time and provide the severance benefits under the severance plans or programs maintained by the Company or any of its subsidiaries, and shall recognize for such purposes continuous service with the Company or its subsidiaries, including predecessor employers, of participating continuing employees under such plans, but in all cases solely to the extent such service would have been recognized by the Company immediately prior to the Effective Time; and (ii) honor, in accordance with their terms as in effect immediately prior to the Effective Time, all existing employment, change of control, severance and retention arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its subsidiaries, on the other hand, as in effect on the date of the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, nothing in the Merger Agreement (i) prohibits FUJI or its subsidiaries from amending or terminating any employee benefits plans, so long as such amendment or termination complies with the terms of such employee benefit plans, including specifically obtaining any necessary or required consents, or interfere with the right or obligation of FUJI or its subsidiaries to make changes to the Company’s employee benefit plans as are necessary to conform with applicable law or (ii) limits the right of FUJI or its subsidiaries to terminate the employment of any employee at any time.

Indemnification of Officers and Directors.

Our articles of incorporation contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Washington Business Corporation Act (“WBCA”). Consequently, our directors will not be personally liable to our company or the shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of law;

•	any conduct of the director or officer finally adjudged to be in violation of RCW 23B.08.310; or

•

any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

Our articles of incorporation provide that we are required to indemnify its directors, officers, employees or agents to the fullest extent permitted by the WBCA. Any repeal of or modification to our articles of incorporation may not adversely affect any right or protection of a director or executive officer for or with respect to any acts or omissions of such director or executive officer occurring prior to such amendment or repeal. Our articles of incorporation also provide that we must advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding. In addition, we have entered into agreements to indemnify its directors, executive officers and other employees as determined by the Board. These agreements provide for indemnification for losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities or related expenses incurred by any of these individuals in any action or proceeding. We believe that these articles of incorporation provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance.

The Merger Agreement provides that for six years after the Effective Time, FUJI shall, and shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill in all respects the obligations of our company and its subsidiaries under any and all indemnification agreements in effect immediately prior to the Appointment Time between our company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of our company or any of its subsidiaries prior to the Appointment Time (the “Indemnified Parties”). In addition, for a period of six years following the Effective Time, FUJI shall (and shall cause the Surviving Corporation and its subsidiaries to) (i) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of our company and its subsidiaries immediately prior to the Appointment Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable law, and (ii) honor and fulfill the obligations of our company under any indemnification agreements in effect as of the date of the Merger Agreement between our company and any Indemnified Party; provided, however, that in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

The Merger Agreement also provides that for six years after the Effective Time, FUJI shall, or shall cause the Surviving Corporation and its subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters, following request in writing from the applicable director or officer, and subject to indemnification pursuant to the procedures set forth, and to the extent provided in the articles of incorporation and bylaws (or other similar organizational documents) of our company and its subsidiaries immediately prior to the Appointment Time; provided, however, that any person to whom expenses are advanced undertakes, to the extent required by the articles of incorporation and bylaws (or other similar organizational documents) of our company and its subsidiaries immediately prior to the Appointment Time or the WBCA, to repay such advanced expenses to FUJI or the Surviving Corporation as soon as reasonably practicable if it is ultimately determined that such person is not entitled to indemnification.

The Merger Agreement also provides that for six years after the Effective Time, FUJI and the Surviving Corporation shall maintain in effect our current directors’ and officers’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance immediately prior to the Appointment Time, on terms with respect to the coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of the Merger Agreement and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance; provided, however, that the Surviving Corporation may, at its option, (i) substitute therefor policies of FUJI, the Surviving Corporation or any of their respective subsidiaries containing terms with respect to coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance or (ii) request that our company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time), provided further, however, that FUJI and the Surviving Corporation shall not be obligated to pay annual premiums in excess of 250% of the amount paid by our company for coverage for its last full fiscal year (such 250% amount, the “Maximum Annual Premium”), provided further, that if the annual premiums of such insurance coverage exceed such amount, FUJI and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Appointment Time, FUJI or our company may purchase a six-year “tail” prepaid policy on the D&O Insurance containing terms with respect to coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, than the D&O Insurance in effect on the date of the Merger Agreement and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance. In the event that FUJI shall purchase such a “tail” policy prior to the Appointment Time, FUJI and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder through such six-year period, in lieu of all other obligations of FUJI and the Surviving Corporation under the first sentence of this paragraph for so long as such “tail” policy shall be maintained in full force and effect.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below). The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to U.S. Holders and Non-U.S. Holders that hold Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, holders that actually or constructively own or have owned more than 5% of the total outstanding Shares by vote or by value, insurance companies, U.S. expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations and traders or dealers in securities) that may be subject to special rules. This discussion does not address the effect of any U.S. federal estate or gift tax laws or any state, local, non-U.S. or other tax laws.

For purposes of this discussion, a U.S. Holder is a beneficial owner of Shares whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the perfection of dissenters’ rights) and who is: (i) an individual who is a citizen or resident of the United States, as determined for U.S. federal income tax purposes, (ii) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the applicable U.S. federal income tax consequences of the Merger.

A Non-U.S. Holder is a beneficial owner of Shares whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the perfection of dissenters’ rights) and who is not a U.S. Holder or a partnership or other pass-through entity.

The tax treatment of a partner in a partnership that holds Shares, including any entity treated as a partnership for U.S. federal income tax purposes, generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding Shares and such partnerships holding Shares should consult their own tax advisors.

EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

U.S. Holders

Exchange of Shares. The receipt of cash for Shares pursuant to the Merger (whether upon receipt of the Merger Consideration or pursuant to the perfection of dissenters’ rights) by a U.S. Holder will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. Holder generally will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares converted to cash in the Merger. Gain or loss must be determined separately for each block of Shares converted to cash in the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Shares for more than one year at the time of the consummation of the Merger. Long-term capital gain of non-corporate U.S. Holders, including individual U.S. Holders, currently is subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding. Payments to a U.S. Holder in connection with the Merger may be subject to backup withholding at a rate of 28% unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder’s social security number) and any other required information or (ii) comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the IRS Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each U.S. Holder should consult its tax advisor as to such U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders.

Exchange of Shares. Any gain realized upon the receipt of cash for Shares pursuant to the Merger by a Non-U.S. Holder will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, (ii) the Non-U.S. Holder is a nonresident alien individual who will be present in the United States for

183 days or more during the taxable year of the Merger, and certain other requirements are met, or (iii) the Shares constitute a “United States real property interest” for U.S. federal income tax purposes with respect to the Non-U.S. Holder by reason of the Company’s status as a “United States real property holding corporation” (a “USRPHC”) at any time within the shorter of the five-year period preceding the Merger or the Non-U.S. Holder’s holding period for the Shares. The Company has represented in the Merger Agreement that it has not been a USRPHC during the preceding five-year period. However, even if the Company is or has been a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax as long as the Non-U.S. Holder actually or constructively holds or held, during the applicable period, 5% or less of the Company’s common stock.

Unless an applicable income tax treaty provides otherwise, gain described in (i) in the preceding paragraph will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder recognizing such gain were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Gain recognized by an individual Non-U.S. Holder described in (ii) in the preceding paragraph will be subject to U.S. federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States for U.S. federal income tax purposes).

Backup Withholding. Payments to a Non-U.S. Holder in connection with the Merger may be subject to backup withholding at a rate of 28% unless such a Non-U.S. Holder furnishes the required certification as to its non-U.S. status by providing the applicable IRS Form W-8 or by otherwise establishing that such Non-U.S. Holder is not subject to backup withholding. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is provided to the IRS in a timely manner. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Non-U.S. Holder should consult its tax advisor as to such Non-U.S. Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Accounting Treatment of the Merger

The Merger will be accounted for as a business combination under the FASB Accounting Standards Codification 805. Representatives of KPMG LLP, our principal accountants, are not expected to be present at the Special Meeting.

Regulatory and Other Approvals

Except as described above and except for the filing of the Certificate of Merger with the Delaware Secretary of State and Articles of Merger with the Washington Secretary of State to effectuate the Merger, there are no other federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

CERTAIN INFORMATION CONCERNING THE PARTIES TO THE MERGER AGREEMENT

Our Company. We are a Washington corporation with our principal executive offices located at 21919 30th Drive S.E., Bothell, Washington 98021. The telephone number for our principal executive offices is (425) 951-1200. We are the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, Washington, we are represented by 14 subsidiaries and a global distribution network in over 100 countries. Our small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care. For more information about us, visit www.SonoSite.com and “Available Information” elsewhere in this Information Statement.

Purchaser. Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. Purchaser is an indirect wholly owned subsidiary of FUJI. The principal executive offices of Purchaser are located at 200 Summit Lake Drive, Valhalla, New York, 10595-1356.

FUJI. FUJI is a Japanese corporation with global operations and is listed on the First Section of the Tokyo Stock Exchange. Its principal offices are located at 7-3 Akasaka 9-chome, Minato-ku, Tokyo 107-0052, Japan.

The predecessor of FUJI, Fuji Photo Film Co., Ltd., was established in 1934 and built up a wealth of advanced technologies in the field of photo imaging. Fuji Photo Film was renamed FUJIFILM Holdings Corporation in 2006. FUJI is now the holding company of the FUJIFILM Group that is undertaking business in the three operating segments of Imaging Solutions, Information Solutions and Document Solutions. The Imaging Solutions segment provides color films, color paper and chemicals for photo-printing, lab printing services and digital cameras. The Information Solutions segment provides equipment and materials for medical systems and life sciences, pharmaceuticals, materials for graphic arts, along with flat panel materials, office and industrial equipment and materials, recording media and optical devices. The Document Solutions segment provides office copy machines and multifunction devices, printers, production services and related products, office services, paper, consumables, and other related services.

FUJI is accelerating the concentrated investment of its management resources in the six priority business fields of medical systems/life sciences, graphic arts, documents, optical devices, highly functional materials, and digital imaging.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex 1 to this Information Statement.

The Offer. The Offer and the offering period were completed on February 15, 2012. Pursuant to the Offer and the Merger Agreement, at the expiration of the offering period, Purchaser accepted for payment a total of 13,748,129 Shares (including Shares that were tendered pursuant to the guaranteed delivery procedure of the Offer), which constitute approximately 97.39% of our outstanding Shares.

The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the WBCA and the DGCL, at the Effective Time, (a) Purchaser shall be merged with and into the Company (the “Long-Form Merger”) or (b) if the Short-Form Threshold is met and if FUJI so elects, the Company shall be merged with and into Purchaser (the “Short-Form Merger”). As a result of the Merger, (i) in the event of a Long-Form Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation or (ii) in the event of a Short-Form Merger, the separate corporate existence of the Company shall thereupon cease and Purchaser shall continue as the Surviving Corporation. FUJI has elected the Long-Form Merger.

The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of FUJI, Purchaser or the Company, each share of common stock of the Company issued and outstanding immediately prior to the Effective Time (other than (A) shares of common stock of the Company owned by FUJI, Purchaser or the Company, or by any direct or indirect wholly owned subsidiary of FUJI, Purchaser or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) and (B) any shares of common stock held by any holder of Shares who is entitled to assert and properly asserts dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23.B13 RCW) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price.

Pursuant to the Merger Agreement, at the Effective Time, each share of common stock of the Company owned by FUJI, Purchaser or the Company, or by any direct or indirect wholly owned subsidiary of FUJI, Purchaser or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

At the Effective Time, each share of common stock, no par value per share, of Purchaser that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the consummation of the Merger, each certificate evidencing ownership of such shares of common stock of Purchaser shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each director and officer to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

Shareholders’ Meeting. Pursuant to the Merger Agreement, and as a result of FUJI’s election of the Long-Form Merger, the Company is required, as promptly as reasonably practicable after the Appointment Time, to take all action necessary in accordance with applicable law, the rules of NASDAQ and the articles of incorporation and bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company’s shareholders for the purpose of obtaining the approval of the Plan of Merger by the Company’s shareholders in accordance with the WBCA.

Information Statement. The Merger Agreement provides that, if a meeting of the Company’s shareholders is required by applicable law to consummate the Merger, the Company shall, as soon as reasonably practicable following the Appointment Time, with the assistance and approval of FUJI, prepare and file with the SEC a proxy statement and related proxy materials with respect to the meeting of the Company’s shareholders and shall use its reasonable best efforts to respond to any comments of the SEC as promptly as practicable. FUJI has subsequently agreed to permit the Company to instead prepare and file with the SEC this Information Statement in lieu of a proxy statement. If approval of the plan of merger by the Company’s shareholders is required by Washington law, the Company shall cause the Information Statement to be mailed in accordance with applicable law to the Company’s shareholders as of the record date established for the meeting of the Company’s shareholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Information Statement.

The Company has agreed in the Merger Agreement to include in the Information Statement, the recommendation of the Company’s board of directors that the shareholders of the Company approve the plan of merger. The Company is obligated to cause the Information Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of NASDAQ.

The Merger Agreement requires that each of FUJI and Purchaser vote all shares of Company common stock acquired in the Offer (or otherwise beneficially owned by it or any of its respective subsidiaries as of the applicable record date) in favor of the approval of the Plan of Merger in accordance with the WBCA at the meeting of the Company’s shareholders or otherwise. FUJI is obligated to vote all of the shares of capital stock of Purchaser beneficially owned by it, or sign a written consent in lieu of a meeting of the shareholders of FUJI, in favor of approval of the plan of merger in accordance with the WBCA.

Conduct of Business by the Company Pending the Merger. Pursuant to the Merger Agreement, each of the Company and its subsidiaries has agreed, subject to certain exceptions as provided in the Merger Agreement, between the date of the Merger Agreement and the Appointment Time (or such earlier date on which the Merger Agreement may be terminated), to use its commercially reasonable efforts to carry on its business in all material respects in the ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws, pay its debts and taxes when due (in each case subject to good faith disputes over such debts or taxes) and preserve intact its present business organization; pay or perform all material obligations when due, keep available the services of its present officers and key employees and preserve its relationships with material customers, suppliers, distributors, licensors, licensees, landlords and others with which it has material business dealings.

Between the date of the Merger Agreement and the Appointment Time (or such earlier date on which the Merger Agreement may be terminated), the Company and its subsidiaries are subject to specific restrictions on the operations of its business (in addition to the general covenant referred to in the immediately preceding paragraph), including restrictions relating to: dividend payments or other distributions; acquiring capital stock of the Company or its subsidiaries; any restructuring its capital stock; the issuance of any securities of the Company; amending its organizational documents including the articles of incorporation and bylaws; acquisitions or mergers; selling, leasing or otherwise disposing any part of its material properties, assets, rights or interest; any liquidation, dissolution, restructuring, recapitalization or other reorganization; incurring or amending existing indebtedness or extending loans to third parties; making unbudgeted capital expenditures; paying or settling of claims, cancelling material indebtedness or relinquishing any right of material value; settling or compromising any lawsuit or other action; changes to its financial or tax accounting methods; changing its fiscal year; certain tax matters; amending, modifying or terminating material contracts; adopting or materially amending employee benefit plans or arrangements; failing to maintain insurance; granting exclusive rights with respect to intellectual property; entering into non-compete, exclusivity or similar agreements; entering into or amending leases for real property; leasing or otherwise disposing material properties, assets, shares of, or any other interest in, any subsidiary; waiving any material term of or material obligation owing to the Company or any subsidiary under any material contract or entering into material contracts; and agreeing to take any of the actions listed above.

Company Board Representation. The Merger Agreement provides that, at the Appointment Time, and from time to time thereafter up to the Effective Time, subject to certain conditions set forth in the Merger Agreement, FUJI shall be entitled to designate up to such number of directors on the Company’s board of directors, rounded up to the next whole number, obtained by multiplying the number of directors on the Company’s board of directors (giving effect to any increase in the number of directors elected pursuant to this sentence) and a fraction, the numerator of which is the number of shares of Company common stock held by FUJI and Purchaser (including the shares of Company common stock purchased pursuant to the Offer), and the denominator of which is the total number of the then outstanding shares of Company common stock.

The Merger Agreement provides that promptly following a request by FUJI, the Company shall take all action necessary to cause the individuals so designated by FUJI to be elected or appointed to the Company’s board of directors, including either by increasing the size of the Company’s board of directors or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals designated by FUJI to be elected or appointed to the Company’s board of directors. Pursuant to the Merger Agreement, from time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by FUJI to constitute substantially the same percentage (rounding up where appropriate) as is on the Company’s board of directors on each committee of the Company’s board of directors, each board of directors of each subsidiary of the Company and each committee of each such board of directors of each subsidiary of the Company, in each case, to the fullest extent permitted by all applicable law.

The Merger Agreement provides that, until the Effective Time, the Company’s board of directors is required to always have at least three directors who were on the Company’s board of directors prior to any appointments by FUJI and remain on the Company’s board of directors after such appointments by FUJI (“Continuing Directors”). If the number of Continuing Directors is reduced below three prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of FUJI or any of its subsidiaries (a “FUJI Insider”), and the Company shall cause such designee to be appointed to the Company’s board of directors. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero, then the other directors on the Company’s board of directors shall designate and appoint to the Company’s board of directors three directors who are not FUJI Insiders who shall be deemed Continuing Directors for all purposes of the Merger Agreement.

The Merger Agreement also provides that if FUJI’s designees are elected or appointed to the Company’s board of directors pursuant to the Merger Agreement, until the Effective Time, the Company’s board of directors shall have at least such number of directors as may be required by the rules of the NASDAQ or the federal securities laws who are considered independent directors within the meaning of such laws (“Independent Directors”). After and subject to payment by Purchaser for the shares of Company common stock tendered pursuant to the Offer, the Company shall, upon FUJI’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the NASDAQ rules (or any successor provision) and make all necessary filings and disclosures associated with such status. If the number of Independent Directors falls below the number of directors as may be required by such laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ or the federal securities laws, to fill such vacancies who shall not be shareholders or affiliates of FUJI or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

The Merger Agreement provides that following the election or appointment of FUJI’s designees pursuant to the Merger Agreement and prior to the Effective Time, any actions with respect to the enforcement of the Merger Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the sole Continuing Director if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company’s board of directors with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

Furthermore, if FUJI’s designees are elected or appointed to the Company’s board of directors prior to the Effective Time pursuant to the Merger Agreement, the approval of a majority of Continuing Directors (or the sole Continuing Director if there shall be only one Continuing Director) shall be required in order to (i) amend, modify or terminate the Merger Agreement, or agree or consent to any amendment, modification or termination of the Merger Agreement, in any case on behalf of the Company; (ii) extend the time for performance of, or waive, any of the obligations or other acts of FUJI or Purchaser under the Merger Agreement; (iii) exercise or waive any of the Company’s rights, conditions, benefits or remedies under the Merger Agreement; (iv) except as provided therein, amend or otherwise modify the Company’s articles of incorporation or bylaws; (v) authorize or execute any contract, or any amendment or modification of any contract, between the Company or any of its subsidiaries on the one hand, and FUJI, Purchaser or any of their affiliates on the other hand, or the termination of any such contract then in effect by the Company or any such subsidiary; or (vi) make any other determination or give any approval or authorization that is required to be taken or given by the Company’s board of directors with respect to any action to be taken or not to be taken by or on behalf of the Company relating to the Merger Agreement or the transactions contemplated thereby, including the Offer and the Merger.

Access to Information. Pursuant to the Merger Agreement, at all times between the date of the Merger Agreement and the Appointment Time (or such earlier date on which the Merger Agreement may be terminated), upon reasonable notice, the Company is required to afford FUJI and its accountants, legal counsel and other representatives reasonable access during normal business hours to the properties, books and records and personnel of the Company, as FUJI may reasonably request. The terms and conditions of the Confidentiality Agreement shall apply to any such information the Company provides to FUJI. The Company is not required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or violate any applicable law or contract entered into prior to the date of the Merger Agreement. In such circumstance, the Company shall identify when it is not providing access and cooperate with FUJI to permit access to or disclosure of such information in a manner that would not jeopardize the attorney/client privilege or contravene such applicable law or contract.

No Solicitation of Transactions. The Company has agreed that neither it nor any subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate or knowingly encourage (including by way of providing non-public information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to result in an Acquisition Proposal; (ii) provide any non-public information concerning the Company or any of its subsidiaries to any person or entity in connection with or in response to an Acquisition Proposal; (iii) engage in any discussions or negotiations with any person or entity with respect to any Acquisition Proposal; (iv) approve, adopt, endorse or recommend any Acquisition Proposal; or (v) enter into any agreement, letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Transaction or enter into any agreement, letter of intent or similar document requiring the Company to abandon, terminate or fail to consummate the Merger, or exempt any third party from the restrictions contained in any state takeover or similar laws or otherwise cause such restrictions not to apply to such third party or to any Acquisition Proposal.

Notwithstanding the preceding paragraph or any other provisions of the Merger Agreement, if at any time prior to the Appointment Time, (i) the Company receives a bona fide Acquisition Proposal that did not arise out of or result from any material breach of the Merger Agreement; (ii) the Company’s board of directors determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal; (iii) the Company’s board of directors determines in good faith, after having consulted with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable law; (iv) at least 24 hours prior to making available any non-public information to, or entering into discussions or negotiations with such person or entity, the Company gives FUJI written notice of the identity of the person or entity making the Acquisition Proposal and a copy of such Acquisition Proposal, if any, and of the Company’s intention to make available non-public information to, or enter into discussions or negotiations with, such person or entity, and the Company receives from such person or entity an executed confidentiality agreement containing terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and (v) simultaneously with making available any non-public information to such person or entity, the Company makes available such non-public information to FUJI, then the Company is permitted to make available information with respect to the Company and its subsidiaries to the person or entity making such Acquisition Proposal and engage in discussions or negotiations regarding such Acquisition Proposal.

The Company has agreed to promptly (and, in any event, within one business day) notify FUJI if the Company or any of its representatives receives any Acquisition Proposal, including the identity of the person or entity making such Acquisition Proposal, and the material terms and conditions thereof, and thereafter the Company will keep FUJI reasonably informed on a current basis with respect to the status and material terms of any such Acquisition Proposal and any material changes to the terms thereof. The Company shall, and shall cause each of its subsidiaries and its and their representatives to, immediately cease and cause to be terminated any solicitations or discussions with any person or entity ongoing as of the date of the Merger Agreement with respect to any actual or potential Acquisition Proposal.

As used in the Merger Agreement, “Acquisition Proposal” means any inquiry of or communication to the Company or any offer or proposal, or indication of interest in making an offer or proposal (other than an offer, proposal or indication of interest in making an offer or proposal by FUJI or Purchaser), in each case, relating to any Acquisition Transaction.

As used in the Merger Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase from the Company or any of its subsidiaries by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 25% interest in the total outstanding voting securities of the Company or any of its subsidiaries, (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 25% or more of the total outstanding voting securities of the Company or any of its subsidiaries (an “Acquisition Transaction Tender Offer”); (iii) any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its subsidiaries, the business(es) of which, individually or in the aggregate, constitute more than 25% of the assets of the Company and its subsidiaries, taken as a whole, pursuant to which the shareholders of the Company or such subsidiary immediately preceding such transaction hold less than 75% of the voting equity interests in the surviving or resulting entity of such transaction or any FUJI entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than 25% of the assets of the Company and its subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof); or (v) any combination of the foregoing.

As used in the Merger Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal involving the acquisition of all or substantially all of the outstanding voting securities of the Company with respect to which the Company’s board of directors shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel), and after taking into account, among other things, the financial, legal and regulatory aspects of the Acquisition Transaction proposed in such Acquisition Proposal, including any financing or regulatory contingencies and the likelihood and timing of consummation of such Acquisition Transaction, that the proposed Acquisition Transaction would be more favorable to the holders of shares of Company common stock (in their capacity as such), from a financial point of view, than the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

The Merger Agreement provides that, subject to certain exceptions provided therein, neither the Company’s board of directors nor any of its committees shall (i) withdraw or rescind (or modify or qualify in a manner adverse to FUJI), or publicly propose to withdraw or rescind (or modify or qualify in a manner adverse to FUJI), the Company Board Recommendation, (ii) adopt, endorse, approve or recommend the adoption of, or declare the advisability of, any Acquisition Proposal or (iii) cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for any Acquisition Proposal, other than any confidentiality agreement executed in connection with a bona fide Acquisition Proposal (an “Acquisition Agreement”) (any action described in clauses (i), (ii) or (iii) being referred to as a “Company Board Recommendation Change”).

Notwithstanding anything to the contrary contained in the Merger Agreement, at any time prior to the Appointment Time, the Company’s board of directors may effect a Company Board Recommendation Change if: (i) the Company shall have provided to FUJI written notice at least 24 hours (or simultaneous with the Company’s board of directors if lesser notice is given to the Company’s board of directors) before any meeting of the Company’s board of directors at which the Company’s board of directors will consider the possibility of withdrawing the Company Board Recommendation or effecting a Company Board Recommendation Change; (ii) the Company’s board of directors determines in good faith (after consulting with its outside legal counsel) either (A) that the Company has received a Superior Proposal that has not been withdrawn or (B) that, in the absence of a Superior Proposal, an Intervening Event has occurred or arisen, and the failure to withdrawing the Company Board Recommendation or effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable law, (iii) the Company promptly notifies FUJI, in writing, at least four business days including a minimum of three Japanese business days (the “Match Period”) before taking such action and during the Match Period, if requested by FUJI, engages in good faith negotiations with respect to any proposal made by FUJI to amend the Merger Agreement in such a manner that obviates the need to withdraw the Company Board Recommendation or effect a Company Board Recommendation Change, and (iv) after the Match Period has elapsed, the Company’s board of directors shall have confirmed the determination referred to in clause (ii) above (and, in the case of a Superior Proposal, shall have determined that such proposal is or remains a Superior Proposal). The Company acknowledged and agreed that each successive material amendment or material revision to any Superior Proposal shall constitute a new Superior Proposal, as applicable, for all purposes of the Merger Agreement, including with respect to necessitating the delivery of a new notice of a Superior Proposal, new Match Period (except that the duration of any Match Period resulting from any such amendment or revision shall be 24 hours or, if longer, the unexpired portion of any prior Match Period) and any change of determination by the Company’s board of directors as set forth above. The Company agreed to keep confidential any proposals made by FUJI to revise the terms of the Merger Agreement, other than in the event of any amendment to the Merger Agreement or unless required to be disclosed in any filings with, or laws of, the SEC or pursuant to the rules of the NASDAQ. The Company agreed to notify FUJI promptly upon any change, qualification or withdrawal of or modification to the Company Board Recommendation.

As used in the Merger Agreement, “Intervening Event” means a material development or change in circumstances that was not known to the board of directors of the Company as of the date of the Merger Agreement; provided that any change or development relating to any product candidates that are currently the subject of any application to the FDA by the Company or any of its subsidiaries, or any determination or communication by the FDA or any other governmental entity relating thereto shall not constitute an Intervening Event if such change or development was reasonably foreseeable to the Company Board as of or prior to the date of the Merger Agreement.

Nothing contained in the Merger Agreement prohibits the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any disclosure to the Company’s shareholders as, in the good faith determination of the Company’s board of directors, after consultation with its outside legal counsel, is required by applicable laws or the failure to make such disclosure would be inconsistent with its fiduciary obligations to the Company’s shareholders required by applicable law or (iii) making any “stop-look-and-listen” communication to the Company’s shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company’s shareholders) in which the Company indicates that it has not changed the Company Board Recommendation.

Equity Awards. At the Appointment Time, each outstanding Company stock option, whether vested or unvested, will become fully vested and cancelled and (i) in the case of a Company stock option having a per share exercise price less than the Offer Price, the holder thereof will have the right to receive from the Company for each share of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (A) the number of shares of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time and (B) the amount by which the Offer Price exceeds the per share exercise price of such Company stock option, or (ii) in the case of any Company stock option having a per share exercise price equal to or greater than the Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company stock option as provided in the immediately preceding sentence will be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company stock option.

At the Appointment Time, each Company restricted stock unit, whether vested or unvested, that is outstanding immediately prior thereto will become fully vested and will be converted automatically into the right to receive an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (i) the total number of such Shares subject to such Company restricted stock unit and (ii) the Offer Price.

Under the Merger Agreement, the Company is required to take all commercially reasonable actions to ensure that, as of the Appointment Time, (i) the Company’s stock option or other equity incentive plans terminate and (ii) no holder of a Company equity award or any participant in any Company’s stock option or other equity incentive plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company has any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their subsidiaries, except the right to receive the payments contemplated by the Merger Agreement. No later than ten days after the Appointment Time, the Company will pay the payments described above, without interest, to each holder of a Company stock option and to each holder of a Company restricted stock unit.

Employee Matters. At FUJI’s written request provided no later than five business days prior to the closing of the Offer, the Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as FUJI, any and all 401(k) plans maintained by the Company or any of its subsidiaries.

The Merger Agreement provides that, from and after the Effective Time and for a period of at least 12 months thereafter, FUJI will cause Surviving Corporation to provide to all employees of the Company or any of its subsidiaries immediately prior to the Effective Time who continue their employment with the Company or any of its subsidiaries, compensation and benefits that are in the aggregate, substantially comparable to the compensation and benefits being provided to such employees by the Company immediately prior to the Effective Time under the Company’s employee benefit plans (in each case, excluding any equity-based or non-qualified deferred compensation plans, programs, agreements or arrangements). FUJI is obligated to cause the Surviving Corporation to give such employees credit for all service with the Company or its U.S. subsidiaries for purposes of determining their rate of vacation accrual under the standard vacation program of the Surviving Corporation, for purposes of severance benefits under the Surviving Corporation’s severance plans or programs, and for eligibility of participation and vesting (but not benefit accrual) in any 401(k) plan of FUJI or the Surviving Corporation; service credit for all other purposes shall begin at the Effective Time.

The Merger Agreement further provides that from the Effective Time and through the first anniversary thereof, FUJI shall cause the Surviving Corporation to: (i) honor in accordance with their terms as in effect immediately prior to the Effective Time and provide the severance benefits under the severance plans or programs maintained by the Company or any of its subsidiaries, and shall recognize for such purposes continuous service with the Company or its subsidiaries, including predecessor employers, of participating continuing employees under such plans, but in all cases solely to the extent such service would have been recognized by the Company immediately prior to the Effective Time; and (ii) honor, in accordance with their terms as in effect immediately prior to the Effective Time, all existing employment, change of control, severance and retention arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its subsidiaries, on the other hand, as in effect on the date of the Merger Agreement. Notwithstanding anything to the contrary in the Merger Agreement, nothing in the Merger Agreement (i) prohibits FUJI or its subsidiaries from amending or terminating any employee benefits plans, so long as such amendment or termination complies with the terms of such employee benefit plans, including specifically obtaining any necessary or required consents, or interfere with the right or obligation of FUJI or its subsidiaries to make changes to the Company’s employee benefit plans as are necessary to conform with applicable law or (ii) limits the right of FUJI or its subsidiaries to terminate the employment of any employee at any time.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that for six years after the Effective Time, (i) the obligations of the Company and its subsidiaries under any and all indemnification agreements in effect immediately prior to the Appointment Time between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Appointment Time (the “Indemnified Parties”), will be honored, and (ii) the articles of incorporation and bylaws of the Surviving Corporation and its subsidiaries shall contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the articles of incorporation and bylaws of the Company and its subsidiaries immediately prior to the Appointment Time, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable law. The Merger Agreement also provides that FUJI, the Surviving Corporation and its subsidiaries honor and fulfill the obligations of the Company under any indemnification agreements in effect as of the date of the Merger Agreement between the Company and any Indemnified Party.

Pursuant to the terms of the Merger Agreement, FUJI, Surviving Corporation and its subsidiaries will advance expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to the procedures set forth, and to the extent provided in the articles of incorporation and bylaws of the Company and its subsidiaries immediately prior to the Appointment Time.

For a period of six years after the Effective Time, FUJI and the Surviving Corporation will maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance immediately prior to the Appointment Time, on terms no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of the Merger Agreement and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance. The Surviving Corporation may at its option, (i) substitute policies of FUJI, the Surviving Corporation or any of their respective subsidiaries containing terms no less favorable, in the aggregate, than the D&O Insurance or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time). FUJI and the Surviving Corporation, however, are not obligated to pay annual premiums in excess of 250% of the amount paid by the Company for coverage for its last full fiscal year.

The Merger Agreement further provides that the provisions relating to directors’ and officers’ indemnities and liability insurance are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and that each Indemnified Party is a third-party beneficiary of the indemnification provisions described in the Merger Agreement.

Resignation of Directors and Officers. The Company agreed, prior to the Effective Time at FUJI’s request, to cause each director and each officer of the Company and/or any subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer of the Company and/or any applicable subsidiary effective as of the Effective Time. At the request of FUJI, the Company will cooperate with FUJI to effect the replacement of any such directors and officers selected by FUJI at the Effective Time.

Parachute Payments. FUJI agreed, from and after the date of the Merger Agreement, to use commercially reasonable efforts to work with the “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company to mitigate any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), which efforts may include obtaining studies with respect to reasonable compensation and the valuation of noncompetition agreements, if any.

Reasonable Best Efforts to Complete. The Merger Agreement provides that each of the parties will use their reasonable best efforts to: (i) cause the conditions to the Offer and the conditions to the Merger set forth in the Merger Agreement to be satisfied or fulfilled; (ii) file with the SEC, all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the scheduled expiration date of the Offer; (iii) obtain all consents, waivers and approvals under, and deliver any notices in respect of, any material contracts to which the Company or any of its subsidiaries is a party, as FUJI and the Company mutually agree, in good faith, are necessary or advisable in connection with the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) obtain all necessary actions or material non-actions, waivers, consents, approvals, orders and authorizations from governmental entities, the expiration or termination of any applicable waiting periods; and (v) make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any).

The Merger Agreement also provides that, in furtherance and not in limitation of the foregoing, as soon as may be reasonably practicable, and in any event within 10 business days after the date of the Merger Agreement, each of FUJI and the Company will make an appropriate filing of (i) a Notification and Report Form under the HSR Act with respect to the transactions contemplated by the Merger Agreement with the Federal Trade Commission and the Antitrust Division of the Department of Justice and (ii) all comparable pre-merger notification filings, forms and submissions with any foreign governmental entity that may be required by any other applicable antitrust laws or be deemed desirable by FUJI, in each case as FUJI may deem necessary and/or appropriate. This provision was subsequently amended by agreement between the parties to require that such filings be made on or before January 5, 2012. FUJI and the Company agreed to cooperate in making such filings and in supplying information as requested by any governmental entity. Each party is required, subject to applicable law, to promptly notify the other party of any communication it or any of its affiliates receives from any governmental antitrust authority and permit the other party to review in advance any, proposed communication by such party to any governmental antitrust authority. The parties will also consult one another before participating in any meeting with any governmental antitrust authority to the extent permitted by such governmental antitrust authority, and give the other party the opportunity to attend and participate at such meeting. The parties agreed not to extend, directly or indirectly, any waiting periods required in connection with the antitrust laws, or enter into any agreement with any governmental antitrust authority to delay the consummation of the transactions without the consent of the other party.

FUJI also agreed, pursuant to the terms of the Merger Agreement, to take any and all action necessary, including, but not limited to (i) selling or otherwise disposing of categories of assets or businesses of the Company or FUJI or their respective subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or FUJI or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or FUJI or their respective subsidiaries; or (v) effectuating any other change or restructuring of the Company or FUJI or their respective subsidiaries (each a “Divestiture Action”) to ensure that the Merger is not enjoined by any governmental entity and is approved by the governmental antitrust authorities within nine months of the date of the Merger Agreement. The parties agreed not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any governmental antitrust authority, except that FUJI may take any reasonable action to resist or reduce the scope of a Divestiture Action, so long as such action does not delay the receipt of such clearance, necessary approval or expiration to a date later than nine months of the date of the Merger Agreement.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the organization, good standing and corporate power of the Company; the capitalization of the Company; the Company’s subsidiaries; the authorization of the Company and the absence of conflicts with or consents required in connection with the Merger Agreement; the Company’s public information; the absence of undisclosed liabilities and of certain changes or events concerning the Company’s business; litigation; compliance with laws and regulations; benefit plans; labor matters; environmental matters; taxes; material contracts and government contracts; insurance; properties; intellectual property; matters relating to the Foreign Corrupt Practices Act and other compliance matters; state takeover statutes; brokers; and the opinion of the Company’s financial advisor.

The Merger Agreement contains representations and warranties of FUJI and Purchaser to the Company, including representations relating to: organization, standing and power; authorization with respect to the Merger Agreement; the absence of conflicts with or consents and approvals required in connection with the Merger Agreement; brokers; financing of the Offer and the Merger; litigation; and ownership of Purchaser’s common stock and Purchaser’s operations.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for purposes of allocating contractual risk between the parties to the Merger

Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Shareholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, FUJI or Purchaser or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or FUJI’s public disclosures.

Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions: (a) if FUJI and Purchaser own shares of Company common stock constituting less than one share more than 90% of the Company’s outstanding common stock and approval of the Merger by the Company’s shareholders is required by the WBCA in order to effect the Merger, the approval of the Merger Agreement by the Company’s shareholders shall have been obtained; (b) Purchaser (or FUJI on Purchaser’s behalf) shall have accepted for payment and paid for the shares of Company common stock validly tendered pursuant to the Offer and not withdrawn and in any subsequent offering period; and (c) (i) no governmental entity of competent jurisdiction located in the United States or Germany shall have enacted, issued or entered any law or regulation that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, requiring a mandatory filing or notification as a condition to the legality or approval of, or otherwise preventing the Offer and the Merger or (ii) any governmental entity of competent jurisdiction located within the United States, Germany or any other jurisdiction shall have granted any judgment, order or injunction that is in effect or has the effect of making the Offer and the Merger illegal or which prohibits or prevents the Offer and the Merger, and such judgment, order or injunction has become final and non-appealable, but, with respect to any jurisdictions other than the United States and Germany, only if such event reasonably would be expected to have a material adverse effect on (a) the Company and its subsidiaries, taken as a whole, (b) the benefits expected to be derived by FUJI and its subsidiaries from the transactions contemplated by the Merger Agreement or (c) the operations or businesses of FUJI and its subsidiaries, taken as a whole, assuming for purposes of this determination that FUJI and its subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its subsidiaries, taken as a whole.

Termination Prior to Appointment Time. The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time with notice to the other parties, as required by the Merger Agreement:

(a) by the mutual written consent of the Company and FUJI, which consent shall have been approved by the action of the Company’s board of directors and FUJI’s board of directors, respectively; or

(b) by either FUJI or the Company, if the Offer expires or is terminated without Purchaser (or FUJI on Purchaser’s behalf) having accepted for payment any shares of Company common stock pursuant to the Offer on or before September 12, 2012 (the “Initial Termination Date”). However, if the conditions to the Offer set forth in the first paragraph of Annex A to the Merger Agreement are the only conditions not satisfied prior to the Initial Termination Date, either FUJI or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until December 12, 2012 (the “Extended Termination Date”). The right to terminate the Merger Agreement pursuant to this paragraph is not available to any party whose breach of any obligation under the Merger Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A of the Merger Agreement failing to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement without Purchaser (or FUJI on Purchaser’s behalf) having accepted for payment any shares of Company common stock pursuant to the Offer; or

(c) by the Company: (i) if there is a breach of any covenant or agreement on the part of FUJI or Purchaser set forth in the Merger Agreement or if any of the representations and warranties of FUJI and Purchaser set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent FUJI and Purchaser from consummating the Offer in accordance with the terms of the Merger Agreement. Notwithstanding the foregoing, if such breach by FUJI or Purchaser or such inaccuracies in the representations and warranties of FUJI or Purchaser are curable by FUJI or Purchaser through the exercise of commercially reasonable efforts, then the Company may not terminate the Merger Agreement until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A has been satisfied, the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to FUJI of such breach or inaccuracy or (2) FUJI or Purchaser ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(ii) immediately prior to entering into a definitive Acquisition Agreement with respect to a Superior Proposal; provided, that (A) the Company has not intentionally breached in any material respect the terms of Section 7.1(a), Section 7.1(b) or Section 7.2 of the Merger Agreement, (B) subject to the terms of the Merger Agreement, the Company’s board of directors has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive Acquisition Agreement to consummate a transaction that constitutes a Superior Proposal, and (C) immediately prior to the termination of the Merger Agreement, the Company pays to FUJI the Termination Fee as described below under the section entitled “Fees and Expenses” below; or

(d) by FUJI: (i) if (A) the Company breaches any of its covenants or agreements set forth in the Merger Agreement or (B) any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(1) or (C)(2) of the first paragraph of Annex A of the Merger Agreement, respectively, would not be satisfied at the time of such breach or when such representation and warranty became inaccurate. Notwithstanding the foregoing, if such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then FUJI may not terminate the Merger Agreement until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A of the Merger Agreement has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A has been satisfied, the expiration of a 30 calendar day period after delivery of written notice from FUJI to the Company of such breach or inaccuracy, or (2) the Company ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(ii) if any of the following occurs prior to the Appointment Time: (A) the Company’s board of directors or any committee thereof, for any reason, effects a Company Board Recommendation Change; (B) the Company fails to include the Company Board Recommendation in the Schedule 14D-9 or to permit FUJI to include the Company Board Recommendation in the Offer to Purchase relating to the Offer; (C) the Company’s board of directors or any committee thereof, for any reason, approves, or recommends that the Company’s shareholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (D) an Acquisition Transaction Tender Offer is made by a person or entity unaffiliated with FUJI and, within 10 business days after notice of such Acquisition Transaction Tender Offer is first published, sent or given to the Company’s shareholders, the Company does not make a statement reaffirming the Company Board Recommendation.

The party desiring to terminate the Merger Agreement pursuant to subsection (b), (c) or (d) of this paragraph must give written notice of such termination to the other party pursuant to the terms of the Merger Agreement.

Termination Before or After Appointment Time and Prior to Effective Time. The Merger Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time by either FUJI or the Company if (i) any governmental entity of competent jurisdiction located within the United States or

Germany applies any law, statute, rule or regulation to the Offer and the Merger that makes the Offer or the Merger illegal or which prohibits, requires a mandatory filing or notification as a condition to the legality or approval of, or otherwise prevents the Offer and the Merger or (ii) any governmental entity of competent jurisdiction located within the United States, Germany or any other jurisdiction issues or grants any judgment, order or injunction, which has become final and non-appealable, that makes the Offer and the Merger illegal or which prohibits or otherwise prevents the Offer and the Merger. However, with respect to any jurisdictions other than the United States and Germany, the Merger Agreement may only be terminated if such event reasonably would be expected to have a material adverse effect on (a) the Company and its subsidiaries, taken as a whole, (b) the benefits expected to be derived by FUJI and its subsidiaries from the transactions contemplated by the Merger Agreement or (c) the operations or businesses of FUJI and its subsidiaries, taken as a whole. The right to terminate the Merger Agreement pursuant to this paragraph is not available to any party who has been the principal cause of the injunction prohibiting, restraining or enjoining the consummation of the Offer or the Merger.

Notice of Termination; Effect of Termination. Termination of the Merger Agreement as described above will become effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. If the Merger Agreement is terminated, the Merger Agreement shall forthwith become null and void (other than the sections relating to effect of termination, termination fees and expenses and the general provisions of the Merger Agreement), and there shall be no liability on the part of any party thereto except for any liability for any intentional and material breach of, or fraud in connection with the Merger Agreement. In addition, the obligations of the parties set forth in the confidentiality agreement dated August 26, 2011 between the Company and FUJIFILM shall not be affected and shall survive termination of the Merger Agreement.

Fees, Termination Fee and Expenses. Each party shall bear all fees and expenses it incurs in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Offer and the Merger are consummated.

The Merger Agreement provides that a termination fee of $24,900,000 (the “Termination Fee”), will be payable by the Company to FUJI under any of the following circumstances in accordance with the terms set forth therein:

(i) if the Merger Agreement is terminated by the Company pursuant to (c)(ii) under the paragraph “Termination Prior to Appointment Time” above;

(ii) if the Merger Agreement is terminated by FUJI pursuant to (d) under the paragraph “Termination Prior to Appointment Time” above; or

(iii) if the Merger Agreement is terminated by FUJI or the Company pursuant to (b) under the paragraph “Termination Prior to Appointment Time” above; an Acquisition Proposal is publicly announced or becomes publicly known, or is communicated or otherwise made known to the Company after the execution and delivery of the Merger Agreement and prior to the termination of the Merger Agreement; the condition to the Offer set forth in clause (A) in the first paragraph of Annex A of the Merger Agreement has not been, but all other conditions to the Offer set forth in Annex A of the Merger Agreement have been, satisfied at the time of such termination; and within 12 months following the termination of the Merger Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a definitive Acquisition Agreement providing for the consummation of any Acquisition Transaction.

The Merger Agreement provides that the Termination Fee shall be payable in immediately available funds. In connection with any Termination Fee, the (i) term “Acquisition Transaction” has the same meaning as an “Acquisition Transaction,” except that all references to 25% will be deemed to be references to 50% and the reference to 75% will be deemed to be a reference to 50% and (ii) the term “Acquisition Proposal” will incorporate such changes into its correlative meaning.

The parties agreed that the Company will not be required to pay the Termination Fee on more than one occasion, even if the Termination Fee may be payable under more than one provision of the Merger Agreement, at the same or at different times and upon the occurrence of different events.

The Merger Agreement provides that if the Company fails to pay any amount of Termination Fee when due, the Company shall reimburse FUJI for all reasonable fees and expenses incurred by FUJI and its affiliates (including reasonable fees and expenses of counsel) in connection with the collection of such Termination Fee.

Amendment. The Merger Agreement may be amended by the parties at any time by written agreement of the parties thereto; provided, that if the Merger Agreement has been adopted by the Company’s shareholders in accordance with the WBCA, no amendments may be made to the Merger Agreement that require the approval of such Company’s shareholders without such approval.

SOURCE AND AMOUNT OF FUNDS

The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1 billion. Purchaser will obtain all of such funds from FUJI or one of FUJI’s subsidiaries. FUJI and its subsidiary will provide such funds from existing resources. Purchaser and FUJI have no alternative financing arrangements or financing plans.

Pursuant to the Merger Agreement, at the Appointment Time, each outstanding Company stock option, whether vested or unvested, became fully vested and was cancelled and (i) in the case of a Company stock option having a per share exercise price less than the Offer Price, the holder thereof received the right to receive from the Company for each share of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (A) the number of shares of the Company’s common stock subject to such Company stock option immediately prior to the Appointment Time and (B) the amount by which the Offer Price exceeds the per share exercise price of such Company stock option, or (ii) in the case of any Company stock option having a per share exercise price equal to or greater than the Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company stock option as provided in the immediately preceding sentence is deemed a release of any and all rights the holder thereof had or may have had in respect of such Company stock option. The total amount of funds required to fulfill the foregoing obligations under the Merger Agreement in respect of outstanding options that are in-the-money with respect to the Offer Price was approximately $28.8 million.

At the Appointment Time, each Company restricted stock unit, whether vested or unvested, that was outstanding immediately prior thereto became fully vested and was converted automatically into the right to receive an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (i) the total number of such Shares subject to such Company restricted stock unit and (ii) the Offer Price. The total amount of funds required to fulfill this obligation under the Merger Agreement was approximately $39.4 million.

As of the Appointment Time, (i) the Company’s stock option or other equity incentive plans terminated and (ii) no holder of a Company equity award or any participant in any Company’s stock option or other equity incentive plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company has any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their subsidiaries, except the right to receive the payments contemplated by the Merger Agreement.

FUJI will ensure that Purchaser has sufficient funds to fulfill its obligations under the Merger Agreement. FUJI will provide Purchaser with the necessary funds from existing resources.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

Except as otherwise noted, the following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 10, 2012, for:

•	each person or group that we know owns more than 5% of the common stock,

•	each of our directors,

•	each of our executive officers named in the summary compensation table, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 10, 2012, 14,117,149 shares of common stock were outstanding. The officers and directors in the following table can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Owned	Number of Restricted Stock Units Beneficially Owned (1)	Number of Stock Options Beneficially Owned (2)	Percent of Shares Beneficially Owned
BlackRock, Inc. and affiliated entities (3)	1,152,544	—	—	8.2%
40 East 52nd Street
New York, NY 10022
AQR Capital Management, LLC (4)	769,927	—	—	5.9%
Two Greenwich Plaza, 3rd Floor
Greenwich, CT 06830
The Vanguard Group, Inc. (5)	732,787	—	—	5.2%
100 Vanguard Blvd.
Malvern, PA 19355
Kevin M. Goodwin	52,035	—	203,559	1.8%
Steven R. Goldstein, M.D.	17,283	—	65,000	*
William G. Parzybok, Jr.	13,759	—	42,201	*
Robert G. Hauser, M.D.	24,029	—	45,000	*
Carmen L. Diersen	14,530	—	35,000	*
James M. Gilmore	20,527	—	16,875	*
Marcus Y. Smith (6)	10,928	—	39,063	*
Anil Amlani (7)	—	—	21,636	*
Paul V. Haack	18,030	—	25,000	*
John W. Sparacio (8)	3,000	—	—	*
Richard O. Martin, Ph.D.	12,030	—	—	*
Rodney F. Hochman, M.D.	7,030	—	—	*
Diku Mandavia, M.D.	—	—	—	*
All directors and named executive officers as a group (12 people)	182,253	—	454,271	4.4%

*	Less than one percent.
(1)	Consists of restricted stock units subject to vesting within 60 days of February 10, 2012.
(2)	Consists of shares subject to options exercisable within 60 days of February 10, 2012.
(3)	Based on publicly available information as of December 30, 2011, as contained in a Schedule 13G filed with the SEC.
(4)	Based on publicly available information as of December 31, 2011, as contained in a Schedule 13G filed with the SEC.

(5)	Based on publicly available information as of December 31, 2011, as contained in a Schedule 13G filed with the SEC.
(6)	Mr. Smith resigned as our Chief Financial Officer effective as of January 2, 2012.
(7)	Mr. Amlani was appointed as our Chief Financial Officer effective as of January 2, 2012.
(8)	Mr. Sparacio was appointed as our Chief Operating Officer on June 29, 2011.

Information Concerning Director Designees.

Information concerning the persons designated by Purchaser and elected to the Board effective as of February 16, 2012 is set forth below. The current business address of each person is c/o FUJIFILM Holdings Corporation, 9-7-3, Akasaka, Minato-ku, Tokyo, 107-0052, Japan.

Name	Age	Present principal occupation and employment history
Kouichi Tamai	59

Director of FUJFIILM Holdings Corporation since June 2010.

Director of FUJFIILM Corporation since June 2008.

Deputy General Manager of the Corporate Planning Headquarters since June 2006 and Senior Vice President since June 2011 & General Manager of the Medical System Products Division of FUJIFILM Corporation since April 2011.

General Manager of the Production Engineering & Development Center of FUJIFILM Corporation (June 2010 - April 2011)

Deputy General Manager of the Production Engineering & Development Center of FUJIFILM Corporation (June 2006 - June 2010)

Toru Takahashi	60

Director of FUJIFILM Holdings Corporation since June 2010.

Director of FUJIFILM Corporation since June 2008. Senior Vice President, Deputy General Manager of the Corporate Planning Headquarters of FUJIFILM Corporation & General Manager of Overseas Business Strategy Office of FUJIFILM Corporation since June 2011.

General Manager of Corporate Planning Headquarters of FUJIFILM Corporation (June 2008 - June 2011).

General Manager of Recording Media Products Division of FUJIFILM Corporation (June 2007 - June 2008).

Ryutaro Hosoda	58

Corporate Vice President of FUJIFILM Corporation since June 2009, President of FUJIFILM Holdings America Corporation since November 2008, and President & CEO of FUJIFILM North America Corporation since November 2008.

Senior Vice President of Imaging Products Division of FUJIFILM Europe GmbH (April 2007-October 2008).

General Manager of Advertising Division of FUJIFILM Corporation (July 2004-March 2007).

Naohiro Fujitani	58

President & CEO of FUJIFILM Medical Systems U.S.A., Inc. since April 2010.

Executive Vice President of FUJIFILM Medical Systems U.S.A., Inc. (December 2009 - March 2010).

Senior Vice President of Graphic Systems Products Division of FUJIFILM Europe GmbH (October 2006-December 2009).

Deputy General Manager of Graphic Systems Division of FUJIFILM Corporation (October 2003 - September 2006).

Kenji Sukeno	57

General Manager of Subsidiary Management & M&A Group, Corporate Planning Division of FUJIFILM Holdings Corporation since July 2011.

Deputy General Manager of Optical Device Business Division of FUJIFILM Corporation (July 2010 - June 2011).

Corporate Vice President of Fujinon Corporation (August 2009 - June 2010).

Director of FUJIFILM Business Expert Corporation (August 2008 - August 2009).

CFO of FUJIFILM Holdings America Corporation (January 2002 - August 2008).

AVAILABLE INFORMATION

Available Information. We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we are required to file reports and other information with the SEC relating to our business, financial condition and other matters. Certain information as of particular dates concerning our directors and officers, their remuneration, stock options and other matters, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in our proxy statements distributed to our shareholders and filed with the SEC. The SEC provides electronic document retrieval on its website for most reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, which can be found at the SEC’s website, http://www.sec.gov. Such information should also be available for inspection at the public reading rooms of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Investors may call the SEC at (202) 551-8090 for further information on the public reading rooms. Copies of such information that is not posted to the SEC’s website may be obtained (i) by mail by writing to the Office of FOIA/PA Operations at the SEC at 100 F Street, N.E., Washington, DC 20549, (ii) by faxing such request to (202) 772-9337, or (iii)  by using their online form available at their website at http://www.sec.gov.

SHAREHOLDERS SHARING AN ADDRESS

Only one Information Statement is being delivered to multiple security holders sharing an address. However, we undertake to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement is delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement, or a future information statement, by written request directed to SonoSite, Inc. at 21919 30th Drive S.E., Bothell, Washington 98021. Our telephone number at that address is (425) 951-1200. Likewise, shareholders sharing an address who are receiving multiple copies of this Information Statement and wish to receive a single copy of future information statements may notify us at the address and telephone number listed above.

ANNEX 1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FUJIFILM HOLDINGS CORPORATION,

SALMON ACQUISITION CORPORATION

and

SONOSITE, INC.

Dated as of December 15, 2011

Page

ARTICLE I DEFINITIONS & INTERPRETATIONS		A1-1

Section 1.1	Certain Definitions	A1-1
Section 1.2	Additional Definitions	A1-10
Section 1.3	Certain Interpretations	A1-11

ARTICLE II THE OFFER		A1-12

Section 2.1	The Offer	A1-12
Section 2.2	Company Actions	A1-15
Section 2.3	Company Boards of Directors and Committees; Section 14(f) of Exchange Act	A1-16
Section 2.4	The Top-Up Option	A1-18

ARTICLE III THE MERGER		A1-19

Section 3.1	The Merger	A1-19
Section 3.2	The Effective Time	A1-19
Section 3.3	The Closing	A1-19
Section 3.4	Effect of the Merger	A1-19
Section 3.5	Articles of Incorporation and Bylaws	A1-20
Section 3.6	Directors and Officers	A1-20
Section 3.7	Effect on Capital Stock	A1-20
Section 3.8	Exchange of Certificates	A1-21
Section 3.9	No Further Ownership Rights in Company Common Stock	A1-23
Section 3.10	Lost, Stolen or Destroyed Certificates	A1-23
Section 3.11	Taking of Necessary Action; Further Action	A1-23

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A1-23

Section 4.1	Organization, Standing and Power	A1-24
Section 4.2	Capital Stock	A1-24
Section 4.3	Subsidiaries	A1-25
Section 4.4	Authority	A1-25
Section 4.5	No Conflict; Consents and Approvals	A1-26
Section 4.6	Company SEC Documents; Financial Statements	A1-27
Section 4.7	No Undisclosed Liabilities	A1-28
Section 4.8	Absence of Certain Changes or Events	A1-28
Section 4.9	Litigation	A1-28
Section 4.10	Compliance with Laws and Regulations	A1-29
Section 4.11	Benefit Plans	A1-31
Section 4.12	Labor Matters	A1-32
Section 4.13	Environmental Matters	A1-33
Section 4.14	Taxes	A1-33
Section 4.15	Contracts	A1-34
Section 4.16	Government Contracts	A1-35
Section 4.17	Insurance	A1-36
Section 4.18	Properties	A1-36
Section 4.19	Intellectual Property	A1-37
Section 4.20	FCPA and Other Compliance Matters	A1-38
Section 4.21	State Takeover Statutes	A1-38
Section 4.22	Brokers	A1-39
Section 4.23	Opinion of Financial Advisor	A1-39

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A1-39

Section 5.1	Organization, Standing and Power	A1-39
Section 5.2	Authority	A1-39

Page
Section 5.3	No Conflict; Consents and Approvals	A1-39
Section 5.4	Brokers	A1-40
Section 5.5	Financing	A1-40
Section 5.6	Litigation	A1-40
Section 5.7	Ownership of Merger Sub; No Prior Activities	A1-40

ARTICLE VI INTERIM CONDUCT OF BUSINESS		A1-41

Section 6.1	Affirmative Obligations of the Company	A1-41
Section 6.2	Negative Obligations of the Company	A1-41

ARTICLE VII ADDITIONAL AGREEMENTS		A1-44

Section 7.1	No Solicitation	A1-44
Section 7.2	Company Board Recommendation	A1-45
Section 7.3	Company Shareholders’ Meeting; Short-Form Merger	A1-46
Section 7.4	Proxy Statement	A1-47
Section 7.5	Reasonable Best Efforts to Complete	A1-47
Section 7.6	Access	A1-50
Section 7.7	Certain Litigation	A1-50
Section 7.8	Public Disclosure	A1-50
Section 7.9	Treatment of Equity Awards	A1-50
Section 7.10	Employee Matters	A1-51
Section 7.11	Directors’ and Officers’ Indemnification and Insurance	A1-52
Section 7.12	FIRPTA Certificate	A1-54
Section 7.13	Section 16 Matters	A1-54
Section 7.14	Obligations of Merger Sub	A1-54
Section 7.15	Employment Compensation Approval	A1-54
Section 7.16	Resignation of Directors and Officers	A1-55
Section 7.17	Parachute Payments	A1-55

ARTICLE VIII CONDITIONS TO THE MERGER		A1-55

Section 8.1	Conditions	A1-55

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		A1-55

Section 9.1	Termination Prior to Appointment Time	A1-55
Section 9.2	Termination Before or After Appointment Time and Prior to Effective Time	A1-57
Section 9.3	Notice of Termination; Effect of Termination	A1-57
Section 9.4	Termination Fee and Expenses	A1-58
Section 9.5	Amendment	A1-58
Section 9.6	Extension; Waiver	A1-59

ARTICLE X GENERAL PROVISIONS		A1-59

Section 10.1	Survival of Representations, Warranties and Covenants	A1-59
Section 10.2	Notices	A1-59
Section 10.3	Assignment	A1-60
Section 10.4	Entire Agreement	A1-60
Section 10.5	Third Party Beneficiaries	A1-60
Section 10.6	Severability	A1-60
Section 10.7	Other Remedies	A1-60
Section 10.8	Specific Performance	A1-61
Section 10.9	Governing Law	A1-61
Section 10.10	Consent to Jurisdiction	A1-61
Section 10.11	WAIVER OF JURY TRIAL	A1-61
Section 10.12	Counterparts	A1-61

INDEX OF ANNEXES

Annex A – Conditions to the Offer		A1A-1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 15, 2012 (the “Agreement Date”) by and among FUJIFILM Holdings Corporation, a Japanese corporation (“Parent”), Salmon Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and SonoSite, Inc., a Washington corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub shall, as promptly as practicable, commence a tender offer (the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Company Shares”), at a price of $54.00 per Company Share, net to the holder thereof in cash (such amount, or any different amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, either (i) Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Long-Form Merger”) or (ii) in the event that Parent makes the Short-Form Election pursuant to Section 7.3(c), the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation in the merger (the “Short-Form Merger,” and either the Long-Form Merger or the Short-Form Merger, as applicable, the “Merger”), and each Company Share that is outstanding immediately prior to the effective time of the Merger will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the Boards of Directors of Parent and Merger Sub, as well as the Company Board, has unanimously (a) determined that this Agreement is advisable, (b) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of their respective shareholders and (c) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any inquiry of or communication to the Company or any offer or proposal, or indication of interest in making an offer or proposal (other than an offer, proposal or indication of interest in making an offer or proposal by Parent or Merger Sub), in each case, relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act),

A1-1

directly or indirectly, of more than a twenty-five percent (25%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, (ii) any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries (an “Acquisition Transaction Tender Offer”); (iii) any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its Subsidiaries, the business(es) of which, individually or in the aggregate, constitute more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, taken as a whole, pursuant to which the shareholders of the Company or such Subsidiary immediately preceding such transaction hold less than seventy-five percent (75%) of the voting equity interests in the surviving or resulting entity of such transaction or any parent entity thereof; (iv) any sale, lease, exchange, transfer, license or disposition (in each case, other than in the ordinary course of business) of more than twenty-five percent (25%) of the assets of the Company and its Subsidiaries, taken as a whole (measured by the lesser of book or fair market value thereof); or (v) any combination of the foregoing.

(c) “Action” shall mean any action, claim, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Entity.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “beneficially own” or “beneficial ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(f) “Business Day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York or Tokyo, Japan.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(h) “Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 16, 2011, and amended by the Company on Form 10-K/A (Amendment No. 1), filed with the SEC on June 1, 2011 and on Form 10-K/A (Amendment No. 2), filed with the SEC on September 1, 2011.

(i) “Company Board” shall mean the Board of Directors of the Company.

(j) “Company Common Stock” shall mean the shares of Common Stock, par value $0.01 per share, of the Company, and associated rights under the Rights Plan.

(k) “Company Equity Awards” shall mean all Company Options and Company RSUs.

(l) “Company Equity Plans” shall mean (i) the Company’s 1998 Stock Option Plan, as amended and restated, (ii) the Company’s 1998 Nonofficer Employee Stock Option Plan, as amended and restated, (iii) the Company’s Nonemployee Director Stock Option Plan, (iv) the Company’s Amended and Restated 2005 Stock Incentive Plan, (v) the Company’s VisualSonics 2010 Equity Incentive Plan and (vi) any other compensatory equity award plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition.

A1-2

(m) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights that are owned by or are licensed to the Company or any of its Subsidiaries, and are used or held for use in the conduct of the business of the Company and its Subsidiaries.

(i) “Company Material Adverse Effect” shall mean any fact, circumstance, event, occurrence, change or effect that, individually or when taken together with all other such facts, circumstances, events, occurrences, changes or effects, (i) has had or is reasonably likely to have a material adverse effect on the business, operations, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole with its Subsidiaries, or (ii) prevents the Offer or the Merger or materially impairs the ability of the Company to consummate the Offer or the Merger; provided, however, that, for the purposes of clause (i) above, none of the following facts, circumstances, events, occurrences, changes or effects, by itself or when aggregated with any one or more of the other such facts, circumstances, events, occurrences, changes or effects, shall be deemed to be or constitute a Company Material Adverse Effect and none of the following facts, circumstances, events, occurrences, changes or effects, by itself or when aggregated with any one or more of the other such facts, circumstances, events, occurrences, changes or effects, shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) (1) any changes resulting from or arising out of general market, economic or political conditions or (2) conditions (or any changes therein) in the industries in which the Company or any of its Subsidiaries conduct business, in each case, including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events, provided that such changes do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which the Company or any of its Subsidiaries conduct business; (B) any changes or effects resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer or the Merger, as the case may be, including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers resulting therefrom (provided that this clause (B) shall not be applicable with respect to any breach by the Company of any of its representations or warranties to the extent that such representations or warranties relate to Contracts or other arrangements with third parties); (C) any shareholder class action, derivative litigation or other Action made or brought by any of the current or former Company Shareholders in their capacity as Company Shareholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger); (D) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), Law or regulatory conditions (or the interpretation thereof by a third party); (E) any failure to take any specific action or the taking of any action at the written direction, or with the prior written consent, of Parent or Merger Sub; (F) the taking of any specific action required by this Agreement or the failure to take any action prohibited by this Agreement; (G) changes in the trading price or trading volume of the Company’s common stock, in and of themselves (it being understood that any underlying cause of any such change may, subject to the other terms of this definition, be taken into consideration when determining whether a Material Adverse Effect has occurred); or (H) any failure by the Company to meet any public estimates or expectations of the Company’s bookings, revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its bookings, revenues, earnings, earnings per share or other financial performance or results of operations (it being understood that any underlying cause of any such failure may, subject to the other terms of this definition, be taken into consideration when determining whether a Material Adverse Effect has occurred).

(n) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Equity Plans.

(o) “Company Preferred Stock” shall mean the Preferred Stock, par value $1.00 per share, of the Company.

(p) “Company Products” shall mean (i) all products distributed, marketed or sold by the Company or its Subsidiaries, and all services made available commercially or for revenue by the Company or its Subsidiaries in the two (2) years preceding the Agreement Date and (ii) all products of the Company or its Subsidiaries that

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are in clinical development as of the date of this Agreement that the Company or its Subsidiaries expect or intend to make available commercially or for revenue in the future.

(q) “Company RSUs” shall mean any restricted stock units granted under any of the Company Equity Plans.

(r) “Company Warrants” shall mean warrants to purchase shares of Company Common Stock.

(s) “Confidentiality Agreement” shall mean the letter agreement regarding non-disclosure and other obligations, by and between FUJIFILM Corporation and the Company dated August 26, 2011, which will continue in full force and effect in accordance with its terms.

(t) “Continuing Employees” shall mean all employees of the Company or any of its Subsidiaries immediately prior to the Effective Time who continue their employment with the Company or any of its Subsidiaries immediately after the Effective Time, including any such employees outside the United States.

(u) “Contract” shall mean any legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, permit, concession or franchise, whether oral or written (but so long as it is legally binding), including all amendments thereto, in any such case which is executory in nature or has outstanding performance obligations under which any liabilities of any kind may exist or be incurred.

(v) “Convertible Notes” shall mean the Company’s outstanding 3.75% convertible senior notes due 2014.

(w) “DGCL shall mean the General Corporation Law of the State of Delaware, as amended.

(x) “DOJ” shall mean the United States Department of Justice, or any successor thereto.

(y) “Employee Benefit Plan” shall mean each plan, fund, program, policy, agreement, arrangement or scheme (together with all amendments thereto) of the Company or any of its Subsidiaries, including, but not limited to, each plan, fund, program, policy, agreement, arrangement or scheme that is or has been at any time sponsored or maintained or required to be sponsored or maintained by the Company or any of its Subsidiaries for the direct or indirect benefit of, or to which the Company or any of its Subsidiaries makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the direct or indirect remuneration of, its current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees or the dependents of any of them or with respect to which the Company or any of its Subsidiaries could incur liability under the Code, ERISA or any similar foreign Law (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity-based compensation plan or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each change in control, termination or severance plan, policy or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, policy, agreement, arrangement or scheme.

(z) “Environmental Law” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to the protection of the environment (including ambient air, surface water, groundwater, land, or plant or animal life or other natural resource) or human health or safety, or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Materials or any products or wastes containing any Hazardous Materials including any Laws related to product take-back, packaging, or content requirements, or the investigation,

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clean-up or other remediation or analysis of or liability related to Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment, state Laws regarding waste electronic equipment such as the California Electronic Waste Recycling Act of 2003, European Union Directive 2002/95/EC on the restriction on the use of hazardous substances, the Administrative Measure on the Control of Pollution Caused by Electronic Information Products and state Laws such as the California restriction on the use of certain hazardous substances in electronic devices, European Union Regulation No. 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals, the federal Occupational Safety and Health Act of 1970, and Laws of similar import, all as amended at any time.

(aa) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(bb) “ERISA Affiliate” shall mean any entity which is a member of: (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any of its Subsidiaries.

(cc) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(dd) “FASB ASC” shall mean the Accounting Standards Codification of the Financial Accounting Standards Board.

(ee) “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

(ff) “FDCA” shall mean the Federal Food, Drug and Cosmetic Act, including the rules and regulations of the FDA promulgated thereunder.

(gg) “FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

(hh) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ii) “Government Contract” shall mean any Material Contract that is a prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar binding agreement, between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand.

(jj) “Governmental Entity” shall mean any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body. For the avoidance of doubt, “Governmental Entity” also includes companies that are owned or controlled by any federal, state, local or foreign government.

(kk) “Hazardous Material” shall mean any hazardous waste, substance, material, emission or chemical pollutant or contaminant (including, without limitation, petroleum and petroleum products, PCBs, urea-formaldehyde, radon, mold, CFCs and all other ozone-depleting substances, lead or lead-based paints or materials, friable asbestos or asbestos containing materials, and any other material regulated under, or that can result in liability under, any Environmental Law).

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(ll) “Health Care Laws” shall mean all federal, state, local and foreign Laws issued, promulgated, approved or entered relating to health, health care industry regulation (including, without limitation, the FDCA), and payment for health care services, including, without limitation, any local, state or federal statutes or regulations, guidelines, ordinances, permits, orders, standards, conditions of participation of any Government Program (as defined below), accreditation standards, requirements, approvals or consents relating to the following: (i) Medicare, Medicaid, TRICARE (f/k/a CHAMPUS) and such other similar federal, state or local reimbursement or governmental programs (collectively, “Government Programs”) and commercial payors; (ii) billing and submission of a claim to a Government Program or a commercial payor, or reimbursement, payments and cost reporting, including Government Program and commercial payor reimbursement requirements; (iii) the federal Anti-Kickback Law; (iv) the Stark Law; (vii) HIPAA; (viii) the HITECH Act; (ix) the Health Care Fraud Statute (18 U.S.C. § 1347); and (x) to the extent applicable, the respective state-law counterparts of any of the foregoing.

(mm) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(nn) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, re-examinations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) rights in trade names, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); (v) rights in trade secrets (including any information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure and any other “trade secrets” as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and rights in other proprietary or confidential information, including customer data, data, databases, datasets, confidential financial, business, scientific, technical, economic, or engineering information or know-how, including algorithms, plans, compilations, formulae, designs, methods, techniques, processes, inventions, procedures, programs or codes, including rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (vi) rights with respect to databases and data collections; and (vii) any other proprietary, intellectual or industrial property rights of any kind or nature, including the right to sue for any past infringement thereof.

(oo) “Intervening Event” shall mean a material development or change in circumstances that was not known to the Company Board as of the Agreement Date; provided, that, any change or development relating to any product candidates that are currently the subject of any application to the FDA by the Company or any of the Company Subsidiaries, or any determination or communication by the FDA or any other Governmental Entity relating thereto shall not constitute an Intervening Event if such change or development was reasonably foreseeable to the Company Board as of or prior to the Agreement Date.

(pp) “IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

(qq) “Japanese Business Day” shall mean any day that is not a Saturday, a Sunday, a Japanese national holiday or other day on which banks in Tokyo, Japan are required or authorized to close.

(rr) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of such matter by any of the executive officers and the individuals listed in Section 1.1(rr) of the Company Disclodsure Letter, and the knowledge that any of the foregoing persons would be reasonably expected to have after making reasonable inquiry of such officer’s direct reports who are charged with operational responsibility with respect to such matter.

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(ss) “Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement.

(tt) “Leased Real Property” shall mean all real property leased for the benefit of the Company or any of its Subsidiaries pursuant to a Contract providing for annual aggregate rent in excess of $100,000.

(uu) “Liability” shall mean any liability, indebtedness, obligation or commitment of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (in each case, only if required to be recorded or reflected on a balance sheet, or the notes thereto, under GAAP).

(vv) “Licensed Company IP” shall mean all Company Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries.

(ww) “Lien” shall mean any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) other than (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the Agreement Date; (ii) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate Action for which adequate reserves have been established to the extent required by GAAP; (iii) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business; (iv) undetermined or inchoate Liens, charges and privileges and any statutory liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Entity; (v) security given in the ordinary course of business to any public utility, Governmental Entity or other statutory or public authority; (vi) defects, imperfections or irregularities in title, covenants, easements and rights-of-way (unrecorded and of record) and other similar Liens (or other encumbrances of any type) on zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (viii) Liens imposed by applicable Law (other than Tax law); (ix) Liens imposed on the underlying fee interest in Leased Real Property that are not caused by the Company or any of its Subsidiaries; (x) non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business; and (xi) Liens that can be removed for a cost of less than $500,000.

(xx) “Medicaid” shall mean the means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth in Section 1396, et seq. of Title 42 of the United States Code.

(yy) “Medicaid Regulations” shall mean, collectively: (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) regulating the medical assistance program established by Title XIX of the Social Security Act; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Entities promulgated pursuant to the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Entities having the force of law promulgated pursuant to the statutes described in clause (i) above; (iii) all state statutes for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Entities promulgated pursuant to the statutes described in clause (iii) above.

(zz) “Medical Devices” shall have the meaning given in Section 201(h) of the FDCA.

(aaa) “Medicare” shall mean the government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth in Section 1395, et seq. of Title 42 of the United States Code.

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(bbb) “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) regulating the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any successor statutes thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Entities (including but not limited to the Centers for Medicare & Medicaid Services, the Office of Inspector General, the United States Department of Health and Human Services, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to any of the foregoing having the force of law.

(ccc) “NASDAQ” shall mean The NASDAQ Global Select Market, or any successor inter-dealer quotation system operated by The NASDAQ Stock Market, Inc., or any successor thereto.

(ddd) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

(eee) “Owned Company IP” shall mean that portion of the Company Intellectual Property Rights that are, or are purportedly, owned by the Company or any of its Subsidiaries.

(fff) “Owned Real Property” shall mean all real property owned by the Company or any of its Subsidiaries.

(ggg) “Parent Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects, is or would be reasonably likely to prevent or materially impair the performance by Parent or Merger Sub of any of their obligations under this Agreement or the consummation of the Offer and/or the Merger on the terms set forth in this Agreement prior to the Initial Termination Date, or if extended pursuant to Section 9.1(b), the Extended Termination Date.

(hhh) “Payor” shall mean any third party liable for payment or reimbursement for health care items or services provided or performed by a health care provider, including all private insurance companies, Medicare, Medicaid, health maintenance organizations, preferred provider organizations, managed care systems, and alternative delivery systems.

(iii) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(jjj) “RCW” shall mean the Revised Code of Washington.

(kkk) “Rights Plan” shall mean the Company’s Amended and Restated Rights Agreement, dated November 28, 2007, by and between the Company and Computershare Trust Company N.A., as amended by that certain First Amendment to Amended and Restated Rights Agreement, dated as of September 6, 2011, by and between the Company and Computershare Trust Company N.A.

(lll) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

(mmm) “SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

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(nnn) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ooo) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(ppp) “Superior Proposal” shall mean any bona fide written Acquisition Proposal involving the acquisition of all or substantially all of the outstanding voting securities of the Company with respect to which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel), and after taking into account, among other things, the financial, legal and regulatory aspects of the Acquisition Transaction proposed in such Acquisition Proposal, including any financing or regulatory contingencies and the likelihood and timing of consummation of such Acquisition Transaction, that the proposed Acquisition Transaction would be more favorable to the holders of Company Shares (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement, including the Offer and the Merger.

(qqq) “Tax” shall mean (i) any and all federal, provincial, state, local, foreign and other taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, customs, duties or other taxes, fees, assessments, social security contributions or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of any group of entities for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(rrr) “Tax Returns” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, required to be filed with a Governmental Entity with respect to Taxes.

(sss) “Termination Fee” shall mean $24,900,000.

(ttt) “WBCA” shall mean the Washington Business Corporation Act of the State of Washington, as amended.

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Section 1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	7.10(a)
Acquisition Agreement	7.2(a)
Agreement	Preamble
Agreement Date	Preamble
Antitrust Authority	7.5(c)
Antitrust Laws	7.5(c)
Appointment Time	2.3(a)
Arrangements	7.15
Articles of Merger	3.2
Book-Entry Shares	3.8(c)
Certificate of Merger	3.2
Certificates	3.8(c)
Closing	3.3
Closing Date	3.3
Company	Preamble
Company Board Recommendation	4.4(b)
Company Board Recommendation Change	7.2(a)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Compensation Committee	7.15
Company Disclosure Letter	Article IV
Company Registered IP	4.19(b)
Company SEC Documents	4.6(a)
Company Shareholder Approval	4.4(a)
Company Shareholders	2.1(a)
Company Shareholders’ Meeting	7.3(a)
Company Shares	Recitals
Continuing Directors	2.3(a)
Covered Securityholders	7.15
D&O Insurance	7.11(c)
Data Room	1.3(i)
Delaware Secretary of State	3.2
Dissenting Company Shares	3.7(c)(i)
Divestiture Action	7.5(e)
Effective Time	3.2
ESPP	4.2(a)
Exchange Fund	3.8(b)
Extended Termination Date	9.1(b)(i)
FCPA	4.20(a)
Indebtedness	6.2(g)
Indemnified Parties	7.11(a)
Independent Directors	2.3(b)
Initial Termination Date	9.1(b)
Long-Form Merger	Recitals
Match Period	7.2(b)
Material Contract	4.15(a)
Maximum Annual Premium	7.11(c)
Merger	Recitals
Merger Consideration	3.7(a)(i)
Merger Sub	Preamble

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Term	Section Reference
Minimum Condition	2.1(a)
Notice of Superior Proposal	7.2(b)
Offer	Recitals
Offer Closing	2.1(d)
Offer Documents	2.1(f)
Offer Price	Recitals
Offer to Purchase	2.1(f)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Insider	2.3(a)
Payment Agent	3.8(a)
Permits	4.10(a)
Plan of Merger	3.2
Proxy Statement	7.4(a)
Representatives	7.1(a)
Schedule 14D-9	2.2(b)
Schedule TO	2.1(f)
Short-Form Election	7.3(c)
Short-Form Merger	Recitals
Short-Form Threshold	2.4(a)
Surviving Corporation	3.1
Takeover Laws	4.21
Top-Up Closing	2.4(c)
Top-Up Option	2.4(a)
Top-Up Shares	2.4(a)
Washington Secretary of State	3.2

Section 1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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(g) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(h) References to “$” or “dollars” refer to United States dollars unless otherwise noted.

(i) References to “deliver,” “furnish,” “made available” or “provide” shall mean that such documents or information referenced shall have been delivered to Parent or its Representatives or contained in the Company’s electronic data room maintained by Fenwick & West LLP (the “Data Room”), so long as such documents were available in the Data Room at least twenty-four (24) hours prior to the Agreement Date.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Terms of Offer; Conditions to Offer. Provided (i) that this Agreement shall not have been terminated pursuant to Article IX hereof and (ii) none of the events set forth in clause (C)(3), (C)(4) or (C)(5) of Annex A hereto shall have occurred, as promptly as reasonably practicable and, in any event, within twenty (20) Business Days after the Agreement Date, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(b) hereof, equal to the Offer Price; provided, that, Parent and Merger Sub shall not be required to commence, or cause to be commenced, the Offer prior to the date on which the Company is prepared to file the Schedule 14D-9; provided, further, that the foregoing proviso shall not apply if Parent or Merger Sub has failed to promptly provide the information to the Company required to be provided by Parent or Merger Sub to the Company for inclusion or incorporation by reference in the Schedule 14D-9 pursuant to Section 2.2(b). The obligation of Merger Sub to accept for payment and to pay for any Company Shares tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Shares tendered) shall be subject only to (i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the Company Shares then owned by Parent and Merger Sub (if any), represents at least a majority of all the outstanding Company Shares on the date of purchase (including for purposes of this calculation, as of the scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c), whether or not any such options, rights or securities are vested), the number of Company Shares outstanding, together with all Company Shares that the Company would be required to issue pursuant to the conversion or exercise of options, rights and securities that are then convertible into or then exercisable for Company Shares as of the scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 2.1(c))) and (ii) the other conditions set forth in Annex A hereto. Parent and Merger Sub expressly reserve the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of Company Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) amends, modifies or supplements the conditions to the Offer set forth in Annex A hereto in a manner adverse to the holders of Company Shares (collectively, the “Company Shareholders”), (F) amends or waives the Minimum Condition, (G) extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 2.1(c) or Section 2.1(e) hereof or (H) amends any of the terms of the Offer in any manner adverse to the Company Shareholders. The conditions to the Offer set forth in Annex A hereto are for the sole

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benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(b) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock or cash dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares pursuant to the Offer.

(c) Extension and Expiration of Offer. Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at 5:00 p.m., New York Time, on the twenty-first (21) Business Day after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer and (ii) in the event that any of the conditions to the Offer set forth on Annex A hereto are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of up to ten (10) Business Days each (or such longer period as the parties hereto may agree) in order to permit the satisfaction of each such condition to the Offer; provided, however, that notwithstanding the foregoing clause (ii) of this Section 2.1(c), in no event shall Merger Sub be required to extend the Offer beyond the Initial Termination Date or the Extended Termination Date, as applicable; and provided, further, that the foregoing clause (ii) of this Section 2.1(c), shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to the terms of Article IX hereof. Merger Sub shall (and Parent shall cause Merger Sub to) not terminate the Offer prior to the expiration date without the prior written consent of the Company, except in the event that this Agreement is terminated pursuant to the terms of Article IX hereof.

(d) Payment for Company Shares. On the terms set forth in this Agreement and subject to the conditions of Annex A, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, promptly after the applicable expiration date of the Offer (such date and time of payment, as it may be extended in accordance with Section 2.1(c) hereof, the “Offer Closing”). The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, without interest thereon, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.

(e) Subsequent Offering Period. Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all Company Shares validly tendered pursuant to the Offer as so extended by such subsequent offering period, promptly after any such Company Shares are tendered during such subsequent offering period. The Offer Price payable in respect of each Company Share validly tendered pursuant to the Offer, as so extended by such subsequent offering period, shall be paid net to the holder thereof in cash, subject to reduction only for any applicable withholding Taxes or other Taxes payable by such holder.

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(f) Schedule TO; Offer Documents. Concurrently with the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments that are required to be filed in connection with the filing of the Schedule TO (collectively and together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to all Company Shareholders as and to the extent required by the Exchange Act. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Law. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Shareholders, in each case, as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(g) Termination or Withdrawal of Offer. If (i) at any then-scheduled expiration of the Offer, (A) the conditions to the Offer set forth in Annex A hereto (other than the Minimum Condition) shall have been satisfied or waived, (B) the Minimum Condition shall not have been satisfied and (C) no further extensions or re-extensions of the Offer are permitted or required pursuant to Section 2.1(c) or (ii) this Agreement is terminated pursuant to Article IX hereof, the Offer shall be deemed terminated and Merger Sub shall promptly return, and shall cause any depository, acting on behalf of Merger Sub to return, all tendered shares to the registered holders thereof. Notwithstanding anything to the contrary herein, if this Agreement is terminated pursuant to the terms of Article IX hereof, Merger Sub shall promptly (and in any event within one (1) Business Day after the then-scheduled expiration date of the Offer), and Parent shall cause Merger Sub to, irrevocably and unconditionally terminate the Offer.

(h) Company Equity Awards. At the Appointment Time, each Company Equity Award then outstanding under any of the Company Equity Plans shall be treated in accordance with the provisions of Section 7.9 hereof.

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Section 2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the Agreement Date, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) unanimously determined that this Agreement is advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of Company Shares, (iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constituted approval under the provisions of RCW 23B.19.040 as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are not and will not be subject to the provisions of, or any restrictions under, the provisions of RCW 23B.19.040 and (iv) unanimously resolved to recommend in the Schedule 14D-9 that the holders of Company Shares accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, if required by the WBCA, adopt this Agreement and the Plan of Merger; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 7.2 hereof. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 7.2 hereof, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, on the date of filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be disseminated to the Company Shareholders as and to the extent required by the Exchange Act, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Subject to the provisions of Section 7.2 hereof, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation). Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Law. The Company hereby further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them specifically in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

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(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such information, including a list, as of the most recent practicable date, of the Company Shareholders, mailing labels and any available listing or computer files containing the names and addresses of all record holders of Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of Company Shareholders, mailing labels, listings or files of securities positions), and with such assistance, as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record holders of Company Shares. Subject to any and all applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of Company Shareholders, mailing labels and listings or files of securities positions on the terms and conditions set forth in the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger and (iii) if (A) this Agreement shall be terminated pursuant to Article IX hereof or (B) Parent and Merger Sub shall withdraw the Offer in accordance with the terms hereof or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Rights Plan. Each of the Company and the Company Board has taken all action required to be taken by it to cause the provisions of the Rights Plan not to be applicable to this Agreement or the transactions contemplated hereby and to provide for the expiration of any and all rights under the Rights Plan upon the Closing.

Section 2.3 Company Boards of Directors and Committees; Section 14(f) of Exchange Act.

(a) Composition of Company Board. Effective upon the initial acceptance for payment by Merger Sub of at least a majority of all the outstanding Company Shares on a fully diluted basis on the date of such initial acceptance pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter up to the Effective Time, subject to payment for such Company Shares and subject to Section 2.3(b), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of Company Shares held by Parent and Merger Sub (giving effect to the Company Shares purchased pursuant to the Offer), and the denominator of which is the total number of the then outstanding Company Shares. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Appointment Time, subject to payment for such Company Shares and subject to Section 2.3(b), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each Committee of each such board of directors of each Subsidiary of the Company, in each case, to the fullest extent permitted by all applicable Law. Solely for purposes of this Section 2.3, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors” and each as a “Continuing Director.” In the event that Parent’s designees are elected or designated to the Company Board pursuant to this Section 2.3(a), then, until the Effective Time, the Company Board shall always have at least three (3) Continuing Directors. If the number of directors who are Continuing Directors is reduced below three (3) prior to the Effective Time, the remaining Continuing Directors shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director,

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employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero (0), then the other directors on the Company Board shall designate and appoint to the Company Board three (3) directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement.

(b) Continued Listing. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.3(a), and without limiting Section 2.3(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after and subject to payment by Merger Sub for the Company Shares tendered pursuant to the Offer, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “Controlled Company” for purposes of Listing Rule 5615(c) of the NASDAQ rules (or any successor provision) and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ or the federal securities Laws, to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.3 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall, promptly after the Agreement Date and at least three (3) Business Days prior to the commencement of the Offer, provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) and Rule 14f-1.

(d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.3(a) hereof, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) exercise or waive any of the Company’s rights, conditions, benefits or remedies under this Agreement, (iv) except as provided herein, amend or otherwise modify the Company’s articles of incorporation or bylaws, (v) authorize or execute any Contract, or any amendment or modification of any Contract, between the Company or any of its Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, or the termination of any such Agreement then in effect by the Company or any such Subsidiary or (vi) make any other determination or give any approval or authorization that is required to be taken or given by the Company Board with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger. Following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and prior to the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one Continuing Director then in office), and any such authorization or direction shall constitute the authorization and

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direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action.

Section 2.4 The Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in this Section 2.4, to purchase that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of Company Shares held by Parent and Merger Sub at the time of such exercise, shall constitute one share more than 90% of the total Company Shares then outstanding, and assuming the issuance of the Top-Up Shares (such number, the “Short-Form Threshold”), at a price per share of Company Common Stock equal to the Offer Price.

(b) The Top-Up Option shall be exercisable once in whole and not in part on or prior to the third Business Day after the later of Parent’s or Merger Sub’s acceptance for payment of Company Shares pursuant to the Offer or, if Merger Sub elects to extend the Offer for a subsequent offering period pursuant to Section 2.1(e), the expiration of any subsequent offering period under Section 2.1(e); provided, however, that (i) in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the number of authorized but unissued shares of Company Common Stock, (ii) the Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of the Top-Up Shares pursuant thereto, the Short-Form Threshold would be reached and (iii) the Top-Up Option shall not be exercisable if the issuance of the Top-Up Shares would result in the issuance of Company Shares equal to or greater than 19.9% of the Company Shares issued and outstanding as of immediately prior to the Agreement Date unless Parent or Merger Sub certifies to the Company in writing that within three (3) Business Days following the exercise of the Top-Up Option, Parent shall consummate the Merger without a meeting of the Company Shareholders in accordance with RCW 23B.11.040 (in which case, the Top-Up Option may be exercised without regard to this clause (iii); and provided, further, that the Top-Up Option shall terminate upon the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms.

(c) In the event Merger Sub exercises the Top-Up Option, Merger Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Company Shares that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top-Up Shares, (ii) the number of shares of Company Common Stock that Merger Sub intends to purchase pursuant to the Top-Up Option and (iii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, deliver notice to Parent and Merger Sub in writing confirming the number of Top-Up Shares and the aggregate purchase price therefor. At the Top-Up Closing, Merger Sub shall (and Parent shall cause Merger Sub to) pay the Company the aggregate price required to be paid for the Top-Up Shares, which may be paid by Merger Sub, at its election, either (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Shares and by executing and delivering to the Company a full recourse unsecured promissory note issued by Merger Sub having a principal amount equal to the remainder of such aggregate purchase price. Any such promissory note shall have a stated maturity date of not more than three (3) months from the date of issue, bear interest at a rate per annum equal to the prime lending rate prevailing during the period in which any portion of the principal amount of such promissory note remains outstanding, as published by The Wall Street Journal, calculated on a daily basis on the outstanding principal amount of such promissory note from the date such promissory note is originally issued until the date of payment in full of such promissory note, be prepayable without premium or penalty, and have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities laws (or, if the Company does not then issue Company Shares in certificated form, the applicable number of Company Shares in non-certificated book-entry form).

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(d) Parent and Merger Sub understand that the shares of Company Common Stock which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Shares, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Shares are being and will be acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

(e) In determining the fair value of any Dissenting Company Shares pursuant to Chapter 23B.13 of the WBCA in any proceedings with respect to demands for payment under Chapter 23B.13 of the WBCA in respect of Dissenting Company Shares, none of Parent, Merger Sub, the Company or the Surviving Corporation shall take into account the Top-Up Option, the Top-Up Shares or any cash paid or issued to pay any portion of the purchase price for such Top-Up Shares.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the WBCA and the DGCL, at the Effective Time, (a) in the event of a Long-Form Merger, Merger Sub shall be merged with and into the Company or (ii) in the event of a Short-Form Merger, the Company shall be merged with and into Merger Sub. As a result of the Merger, (i) in the event of a Long-Form Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger or (ii) in the event of a Short-Form Merger, the separate corporate existence of the Company shall thereupon cease and Merger Sub shall continue as the surviving corporation of the Merger (the surviving corporation of the Long-Form Merger or Short-Form Merger, as applicable, is sometimes hereinafter referred to as the “Surviving Corporation”).

Section 3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the WBCA and the DGCL by filing (i) articles of merger in customary form and substance for either the Long-Form Merger or Short-Form Merger, as applicable (the “Articles of Merger”) and a plan of merger in customary form and substance for either the Long-Form Merger or Short-Form Merger (the “Plan of Merger”) with the Secretary of State of the State of Washington (the “Washington Secretary of State”), in accordance with the applicable provisions of the WBCA (the time of such filing and acceptance by the Washington Secretary of State or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger, being referred to herein as the “Effective Time”) and (ii) a certificate of merger in customary form and substance for either the Long-Form Merger or Short-Form Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL.

Section 3.3 The Closing. The consummation of the Merger (the “Closing”) shall take place remotely via the exchange of documents and signature pages, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions to be satisfied or waived of the conditions set forth in Article VIII hereof (other than those conditions that by their terms are to be satisfied by deliveries at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

Section 3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the WBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises

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of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5 Articles of Incorporation and Bylaws.

(a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the WBCA and such Articles of Incorporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “SonoSite, Inc.”

(b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the WBCA, the Articles of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that at the Effective Time the Bylaws of the Surviving Corporation shall be amended to reflect that the name of the Surviving Corporation shall be “SonoSite, Inc.”

Section 3.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) and (B) Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10 hereof).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall (A) in the event of a Long-Form Merger, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and (B) in the event of a Short-Form Merger, remain outstanding as a validly issued, fully

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paid and nonassessable share of common stock of the Surviving Corporation. Following the consummation of either a Long-Form Merger or a Short-Form Merger, each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock or cash dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time.

(c) Statutory Dissenters’ Rights.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by any Company Shareholder who is entitled to assert and properly asserts dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13 of the WBCA (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Such Company Shareholders shall be entitled to receive payment of the fair value of such Dissenting Company Shares in accordance with the provisions of Chapter 23B.13 of the WBCA. Notwithstanding the foregoing, all Dissenting Company Shares held by Company Shareholders who shall have failed to perfect or who shall have effectively waived, withdrawn or lost their dissenters’ rights with respect to such Dissenting Company Shares under Chapter 23B.13 of the WBCA or who shall have been determined by a court of competent jurisdiction not to be entitled to the relief provided by Chapter 23B.13 of the WBCA, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8 hereof.

(ii) The Company shall give Parent (A) prompt notice of any demands for payment under Chapter 23B.13 of the WBCA received by the Company, withdrawals of such demands, and any other instruments served pursuant to Chapter 23B.13 of the WBCA and received by the Company in respect of Dissenting Company Shares and (B) the opportunity, at Parent’s expense, to participate in, but not determine or conduct, all negotiations and proceedings with respect to demands for payment under Chapter 23B.13 of the WBCA in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for payment under Chapter 23B.13 of the WBCA or settle any such demands for payment in respect of Dissenting Company Shares.

(d) Company Warrants. At the Effective Time, each outstanding Company Warrant shall be treated in accordance with its terms.

(e) Convertible Notes. At the Effective Time, each outstanding Convertible Note shall be treated in accordance with its terms.

Section 3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. On or promptly after the Effective Time, and in no case more than two (2) Business Days thereafter, as needed, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article III, an

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amount of cash equal to the product obtained by multiplying (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock then owned by Parent, Merger Sub, the Company, or any direct or indirect, wholly-owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time (whether pursuant to the Offer or otherwise)) (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. As soon as practicable following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (x) a certificate or certificates (the “Certificates”) or (y) uncertificated shares represented by book-entry (“Book-Entry Shares”), which, in each case, represented, immediately prior to the Effective Time outstanding shares of Company Common Stock (other than Dissenting Company Shares) (i) a letter of transmittal in customary form agreed to by the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, as applicable, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates or Book-Entry Shares for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates pursuant to this Section 3.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement (including, but not limited to, Section 2.1(d), this Article III and Section 7.9 hereof) to any holder or former holder of shares of Company Common Stock or Company Equity Awards such amounts as they reasonably determine that are required to be deducted or withheld therefrom under United States federal or state, local or foreign Law. Any amounts so withheld shall be paid over to the appropriate Governmental Entity on a timely basis. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Payment Agent, Parent or the Surviving Corporation, as applicable, shall, in respect of any reasonable request made by any such Person, furnish on a timely basis information substantiating that such amounts were paid over to the appropriate Governmental Entity as provided in this Section 3.8(e).

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(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

Section 3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8 hereof. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

Section 3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.8 hereof; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct and/or to execute an indemnification agreement, as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 3.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2011 and prior to the Business Day immediately preceding the Agreement Date (other than any disclosure set forth in any section relating to forward-looking statements or risk factors, or any other disclosures included therein to the extent they are predictive or forward-looking in nature (whether or not appearing in such sections)) or (ii) as set

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forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), or to which the applicability of any such disclosure to another section or subsection of this Agreement is reasonably apparent from the text of the disclosure made, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) The Company and each of its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has all requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation, and none of the Company’s Subsidiaries are in material violation, of its articles of incorporation, bylaws or other equivalent charter documents, as applicable.

(b) The copies of the Company’s articles of incorporation (the “Company Charter”) and the Company’s bylaws (the “Company Bylaws”) that are filed as exhibits to the Company 10-K and the articles of incorporation, bylaws and other equivalent charter documents of each Subsidiary made available to Parent prior to the Agreement Date are complete and correct copies thereof as in effect on the Agreement Date. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 6,000,000 shares of Company Preferred Stock. As of the close of business on December 9, 2011, (i) 13,996,523 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 4,560 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 1,110,201 shares were subject to outstanding Company Options, (v) 789,622 shares were subject to outstanding Company RSUs), (vi) there were no employees participating in the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”), (vii) no shares were reserved for issuance under the Convertible Notes and (viii) 1,121,750 shares subject to outstanding Company Warrants. Section 4.2(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all outstanding Company Equity Awards and for each Company Equity Award, the name of its holder and the Company Equity Plan under which it was granted, the number of shares of Company Common Stock subject to it and its date of grant, vesting schedule, expiration date and exercise price (if any).

(b) All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clauses (iv) through (vii) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with Company Shareholders or shareholders of such Subsidiary on any matter, other than the Convertible Notes. Except for the Top-Up Option and except as

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set forth above in Section 4.2(a) and this Section 4.2(b), there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (iii), other than Company Shares pursuant to the Rights Plan, or (v) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities, other than the Convertible Notes, which will be either (y) converted into shares of the Company Common Stock at the election of the holder prior to the Closing or (z) converted into Merger Consideration equal to the number of shares issuable upon conversion of such Convertible Note multiplied by the Merger Consideration upon the Closing. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.3 Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding common stock or other equity or voting interests of each Subsidiary owned by the Company and each other Subsidiary. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor, other than in the ordinary course of business with respect to its wholly owned Subsidiaries, is the Company under any current or prospective obligation to provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer, the Top-Up Option and the Merger, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (i) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement (unless the Merger is consummated in accordance with RCW 23B.11.040 as contemplated by Section 7.3(c), in which case, this clause (i) shall be inapplicable) (the “Company Shareholder Approval”), and (ii) to the filing of the Articles of Merger with the Washington Secretary of State as required by the WBCA and the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

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(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company Shareholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the grant of the Top-Up Option, (iii) directing that this Agreement be submitted to the Company Shareholders for adoption and approval (unless the Merger is consummated in accordance with RCW 23B.11.040 as contemplated by Section 7.3(c)) and (iv) resolving to recommend in the Schedule 14D-9 that the Company Shareholders accept the Offer, tender their shares pursuant to the Offer and, if required by the WBCA, adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 7.2.

(c) In the event that RCW 23B.11.040 is inapplicable and unavailable to effectuate the Merger, the Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement and the Plan of Merger by the Company do not, and the consummation of the Offer, the Merger (subject to the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA) contained in this Agreement by the Company Shareholder Approval, if required by the WBCA) and the other transactions contemplated hereby and thereby and compliance by the Company with the provisions hereof and thereof will not (i) violate or conflict with the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or require any consent, waiver or approval of any Person pursuant to, any provision of any Material Contract, other than the Convertible Notes, which will be either (y) converted into shares of the Company Common Stock at the election of the holder prior to the Closing or (z) convertible into Merger Consideration equal to the number of shares issuable upon conversion of such Convertible Note multiplied by the Merger Consideration following the Closing, or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), violate or conflict with any Law or any rule or regulation of NASDAQ applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer or the Merger or compliance with the provisions hereof, except for (i) compliance with any applicable requirements of the Antitrust Laws, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, and state securities laws or “blue sky” laws, (iii) the filing and recordation of the Articles of Merger and the Plan of Merger with the Washington Secretary of State as required by the WBCA, (iv) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL, (v) any filings required under the rules and regulations of NASDAQ, (vi) filings required under, and compliance with other applicable requirements of, the Japanese Foreign Exchange and

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Foreign Trade Act (Gaitame-hou) and (vii) such other filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Company SEC Documents; Financial Statements.

(a) The Company has filed or furnished (as applicable) on a timely basis with the SEC all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC under applicable Laws prior to the Agreement Date (all such filed documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), or, if amended or superseded by a filing prior to the Agreement Date, on the date of such amended or superseding filing, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since September 30, 2011, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and disclosed in the Company SEC Documents.

(c) As of the Agreement Date, there are no outstanding or unresolved comments in any comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(d) The Company and its Subsidiaries have implemented and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the Agreement Date, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.”

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(e) Since January 1, 2008, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective “internal control over financial reporting,” including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board any committee thereof or to any director or officer of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s or any of its Subsidiaries’ audited financial statements or other Company SEC Documents.

Section 4.7 No Undisclosed Liabilities. As of the Agreement Date, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, that would be required to be recorded or reflected on a balance sheet under GAAP, other than liabilities and obligations (a) accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 included in the Company SEC Documents, (b) incurred in the ordinary course of business since September 30, 2011, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or bound other than due to breaches thereunder, (d) under this Agreement or in connection with the transactions contemplated hereby or (e) other liabilities that, individually or in the aggregate, would not reasonably be expect to have a Company Material Adverse Effect.

Section 4.8 Absence of Certain Changes or Events. Since September 30, 2011 through the Agreement Date: (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice in all material respects, (b) there has not been any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect, which Company Material Adverse Effect is continuing, or would reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (d) none of the Company or any Subsidiary has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Article VI.

Section 4.9 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, other than as disclosed in the Company SEC Documents or as set forth on Section 4.9 of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had a Company Material Adverse Effect, which Company Material Adverse

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Effect is continuing, or would reasonably be expected to have a Company Material Adverse Effect. There is no Action pending or, to the Knowledge of the Company, threatened in writing seeking to impose any legal restraint on or prohibition against the Merger or the Offer.

Section 4.10 Compliance with Laws and Regulations.

(a) Except with respect to ERISA, environmental matters and Taxes, which are the subject of Sections 4.11, 4.13 and 4.14, respectively, the Company and each of its Subsidiaries are and, at all times since January 1, 2009 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including without limitation, Laws pertaining to antitrust, immigration and product safety, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since January 1, 2009, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, clearances, registrations, listings, accreditations, consents, qualifications, notifications, classifications, permissions, authorizations, certificates, franchises, orders, approvals or similar authorizations of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except for such lack of Permits, noncompliance, defaults, revocations, non-renewals, modifications or cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has Knowledge of any actual or threatened in writing Action by the FDA or any other Governmental Entity that has jurisdiction over the operations of Company or any of its Subsidiaries that relates to Company Products or reason to believe that the FDA or any other Governmental Entity is considering such Action.

(c) All material reports, documents, claims, Permits, listings and notices (including but not limited to applicable product reports, abbreviated product reports and certifications required pursuant to the Radiation Control for Health and Safety Act of 1968 and related FDA regulations applicable to clinical ultrasounds and clinical products containing lasers) required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any of its Subsidiaries in connection with the Company Products, to the Knowledge of the Company or its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no liability exists with respect to such filing.

(d) Neither the Company nor any of its Subsidiaries has, since January 1, 2009, received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the FDA or other Governmental Entity that relates to Company Products or product candidates (i) alleging or asserting noncompliance with any applicable Laws or Permits, and the Company and its Subsidiaries have no Knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action or (ii) contesting any clearance or approval of, the uses of or the labeling or promotion of any Medical Devices.

(e) No Permit related to the Company Products issued to the Company or any of its Subsidiaries by the FDA or any other Governmental Entity has, since January 1, 2009, been limited, suspended, modified or revoked and the Company and its Subsidiaries have no Knowledge or reason to believe that the FDA or any other Governmental Entity is considering such action.

(f) Each Company Product or product candidate, including products currently under investigation, subject to the FDCA or comparable Laws in any non-U.S. jurisdiction that has been developed, manufactured, stored, tested, marketed, promoted, test distributed or commercially distributed by or on behalf of the Company

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or any of its Subsidiaries, is being or has been developed, manufactured, tested, investigated, distributed, promoted and marketed in compliance with all applicable FDA requirements and comparable Laws in any non-U.S. jurisdiction, including those relating to investigational use, premarket clearance or approval, registration and listing, product performance standards, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, promotion and record keeping requirements. In addition, the Company and its Subsidiaries are in material compliance with all other applicable FDA requirements and all other Laws applicable to the Company Products.

(g) Neither the Company nor any of its Subsidiaries has, in connection with the Company Products, either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any product. Neither the Company nor any of its Subsidiaries is aware of any facts that are reasonably likely to cause any of the following: (i) the recall, market withdrawal, replacement stock recovery, or any similar action regarding any Company Product sold or intended to be sold by the Company or any of its Subsidiaries; (ii) a change in the marketing classification or a material change in the labeling or promotion of any Company Products; or (iii) a termination or suspension of the marketing of such products.

(h) All manufacturing operations of Company Products by the Company and its Subsidiaries and, to the Knowledge of the Company and its Subsidiaries, for the benefit of the Company and its Subsidiaries have been and are being, to the extent required by applicable Law, conducted in material compliance with FDA regulations governing medical device quality control, including 21 C.F.R. Part 820 and applicable guidance documents, as amended from time to time, and all applicable similar requirements in countries where such compliance is required.

(i) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened in writing to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Company Product Medical Devices, (ii) commenced, or threatened in writing to initiate, any Action to enjoin manufacture or distribution of any Company Product Medical Devices or (iii) commenced, or threatened in writing to initiate, any Action to enjoin the manufacture or distribution of any Company Product Medical Devices produced at any facility where any Company Product Medical Devices are manufactured, tested, processed, packaged or held for sale.

(j) To the Knowledge of the Company, no officer, employee or agent of the Company or any of its Subsidiaries has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement. To the Knowledge of the Company, neither the Company nor its Subsidiaries has used in any capacity the services of any individual or entity debarred under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations in connection with a product of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, agents or employees, has engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a(a) or any similar laws, rules or regulations.

(k) The Company and its Subsidiaries have not been, and are not now in material violation of any Health Care Law including, but not limited to, the Medicare Regulations, the Medicaid Regulations, the federal Medicare/Medicaid Anti-Kickback Law (42 U.S.C. § 1320a-7b(b)) and regulations promulgated thereunder (collectively, the “federal Anti-Kickback Law”), the federal Physician Self-Referral Law (42 U.S.C. 1395nn) and the regulations promulgated thereunder (collectively, the “Stark Law”), and the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder (collectively, “HIPAA”), the Health Information Technology for Economic Clinical Health Act and regulations promulgated thereunder (“HITECH Act”).

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(l) To the Knowledge of the Company, neither the Company nor its Subsidiaries nor any of their respective directors, officers, agents or employees has engaged in any conduct that has resulted in or would reasonably result in any violation of the federal Anti-Kickback Law or the False Claims Act (31 U.S.C. § 3729 et seq.).

(m) Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, agents or employees (i) has been convicted or charged criminally with any violation of any Law related to any Government Program, or (ii) is excluded, suspended, or debarred from participation, or is otherwise ineligible to participate, in any Government Program or, to the Knowledge of the Company, has committed any violation of Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(n) Neither the Company nor its Subsidiaries are subject to threatened or pending litigation, investigations, subpoenas, audits, investigative demands, requests for information, or other inquiry by any Governmental Entity or Payor regarding (i) Health Care Laws, (ii) reimbursement for the Company’s products or services involving such products, or (iii) participation in or reimbursement under any Government Programs.

(o) The Company and its Subsidiaries have all current and valid Permits or waivers required under the authority of any Government Entity with respect to Health Care Laws, Government Programs, Medicare Regulations, and Medicaid Regulations, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11 Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth each Employee Benefit Plan, and neither the Company nor any of its Subsidiaries has communicated to any current or former employee any intention or commitment to amend, modify, establish or implement any Employee Benefit Plan. The Company has made available to Parent a true and complete copy of each (i) Employee Benefit Plan (or written description of any oral Employee Benefit Plan), (ii) trust, insurance, annuity or other funding contract or arrangement related thereto (if applicable), (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (iv) the most recent Form 5500 annual report (if any) required to be filed in connection with such Employee Benefit Plan. Each Employee Benefit Plan has been established, maintained and operated in material compliance with the terms of such Employee Benefit Plan and the applicable requirements of ERISA, the Code, and applicable Law. To the Knowledge of the Company, all employer contributions and employee salary reduction contributions that are due have been made in all respects to each such Employee Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, and to the Knowledge of the Company, all premiums or other payments that are due have been paid with respect to each Employee Benefit Plan that is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, in each case, within the time prescribed by such Employee Benefit Plan or its related trust, insurance contract or funding arrangement and applicable Law, except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. Each Employee Benefit Plan, including any amendments thereto, that requires or is capable of approval by, or registration or qualification for special tax status with, a Governmental Entity (including, but not limited to, the appropriate taxation, social security or supervisory authorities in the relevant country, state, territory or the like) has received such approval or been so qualified (or there remains a period of time in which to obtain such approval or qualification retroactive to the date of any such amendment that has not previously received such approval or qualification) and, to the Knowledge of the Company, no event has occurred and no circumstances exist which would be reasonably likely to adversely affect such approval or qualification or result in the imposition of material sanctions by such authorities. Without in any way limiting the foregoing sentence, each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination letter from the Internal Revenue Service (or may rely on an opinion letter issued by the Internal Revenue Service with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance) to the effect that it meets the requirements of

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Code Section 401(a), and a true and complete copy of each such letter and opinion has been made available to Parent. No Action or other claim has been brought, or to the Knowledge of the Company is threatened by, against or with respect to any Employee Benefit Plan or the employees or beneficiaries covered by it, including any audit or inquiry by the Internal Revenue Service, United States Department of Labor or similar foreign Governmental Entity, and, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material liability, other than routine claims for benefits. No Employee Benefit Plan provides, nor does the Company or any of its Subsidiaries have any liability in respect of, benefits, including health benefits (whether or not insured), with respect to employees or former employees of the Company after retirement or other termination of service (other than coverage mandated by applicable Law). No Employee Benefit Plan is subject to Title IV of ERISA, no liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries or ERISA Affiliates, and no condition exists that presents a risk to the Company or any of its Subsidiaries or ERISA Affiliates of incurring a liability thereunder. Neither the Company nor any of its ERISA Affiliates contributes to or is obligated to contribute to, or within the three (3) years preceding the Agreement Date contributed to or was obligated to contribute to, a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.

(b) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, vesting or funding of any benefit or compensation (other than as expressly required by Section 7.9 hereof) or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(c) In accordance with applicable Law, each Employee Benefit Plan can be amended or terminated at any time, without consent from any other party and without material liability (other than ordinary administrative expenses typically incurred in a termination event, payment or provision of vested benefits under such plan or such liability required to be imposed upon such termination under the express provisions of such plan).

Section 4.12 Labor Matters.

(a) There is no collective bargaining agreement or other labor union or foreign works council Contract or arrangement applicable to any employees of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or bound. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no such labor dispute, strike, work stoppage or lockout in the previous three (3) years. There is no labor union or other organization representing employees of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened in writing involving employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened in writing with respect to the Company or

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any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity. The Company and its Subsidiaries are in compliance, in all material respects, with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) workers’ compensation, occupational safety and health requirements, plant closings, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues, unemployment insurance and related matters. Neither Company nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar Law that remains unsatisfied.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices or any of the matters described in clauses (ii) or (iii) of Section 4.12(a) hereof. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or released or disposed of on or from, any Owned Real Property or Leased Real Property, nor are any Hazardous Materials present, as a result of any actions of the Company or its Subsidiaries or, to the Knowledge of the Company as of the Agreement Date, any third party, on any Owned Real Property or Leased Real Property, (b) no underground or aboveground storage tanks, pipes, equipment, facilities or other appurtenant devices of any kind have been or may have been used for the storage, treatment or disposition of a Hazardous Material at, or under, or have been removed from, any Owned Real Property or Leased Real Property, (c) the Company and each of its Subsidiaries are, and since January 1, 2009 have been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property and (d) there are no past, pending or, to the Knowledge of the Company, threatened in writing claims alleging a violation of, or liability under, Environmental Law(s) against the Company or any of its Subsidiaries or any Owned Real Property or Leased Real Property.

Section 4.14 Taxes.

(a) The Company and its Subsidiaries have timely filed and will timely file (taking into account any extensions) with the appropriate Governmental Entities all material Tax Returns that are required to be filed prior to the Effective Time and all such Tax Returns are and will be true, correct and complete in all material respects. The Company and its Subsidiaries have timely paid all material Taxes required to have been paid, other than Taxes that are not yet due or that are being contest in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation or required to file a Tax Return in that jurisdiction. There are no liens or encumbrances for Taxes upon any of the assets of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable.

(c) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid under applicable Tax law, including withholdings with respect to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

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(d) No Tax Return of the Company and its Subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company and its Subsidiaries. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company and its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant taxing authority or the payment of any Tax by the Company or any of its Subsidiaries. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2010, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since December 31, 2010 other than a Tax Liability in the ordinary course of business.

(f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and its Subsidiaries on or prior to the Agreement Date for all tax periods beginning on or after January 1, 2006. There are no Tax sharing, allocation or indemnification agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is otherwise bound.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

(h) Within the past three (3) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” nor a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company does not constitute either an “expatriated entity” within the meaning of Section 7874(a)(2)(A) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

(i) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign Law has been entered into by or with respect to the Company of any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling that would be binding after the Closing Date.

(j) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(k) Neither the Company nor any of its Subsidiaries has filed an election, including the filing of Form 8832 (Entity Classification Election), that could affect its separate corporate existence for any Tax purpose.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting, any installment sale or open transaction, any prepaid amount received or paid, or election pursuant to section 108(i) of the Code, in each case with respect to any taxable period (or a portion thereof) ending on or prior to the Closing Date.

Section 4.15 Contracts.

(a) Except as disclosed in the Company SEC Documents filed with the SEC since December 31, 2010 and prior to the Agreement Date, none of the Company or its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any Contract: (i) (A) under which aggregate payments by or to the Company in

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excess of $1,000,000 were invoiced during the one-year period ending on the Agreement Date or (B) requiring on its face non-contingent payments over the life of the Contract by or to the Company in excess of $2,000,000; (ii) (A) materially limiting the freedom of the Company to engage in any line of business, to compete with any entity in any line of business, or to conduct business in any geography, (B) granting any exclusive rights, including, but not limited to, exclusive rights to Owned Company IP, or (C) containing most favored customer pricing provisions or granting any right of first refusal to any other Person; (iii) that after the Effective Time would have the effect of materially limiting in any material respect the freedom of Parent or any of its Subsidiaries (other than the Company or Merger Sub, as applicable, and their respective Subsidiaries, as applicable) to engage in any line of business, to compete with any entity in any line of business, or to conduct business in any geography; (iv) providing for any joint venture, partnership or similar arrangement; (v) involving any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract; (vi) relating to the borrowing of money, the guarantee of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios; (vii) with any directors, officers or shareholders that cannot be cancelled by the Company within thirty (30) days’ notice without liability, penalty or premium; (viii) providing for the license of the Licensed Company IP (except for (A) standard licenses purchased by the Company for generally available commercial software, and (B) Contracts in which either the aggregate amounts invoiced by or to the Company were not in excess of $500,000 during the one-year period ending on the Agreement Date or the aggregate non-contingent payments required on the face of such Contract over the life of such Contract by or to the Company are not in excess of $2,000,000); (ix) granting any Company Intellectual Property Rights to a third party (except for (A) non-exclusive, object code licenses granted by the Company or its Subsidiaries in the ordinary course of business, and (B) Contracts in which either the aggregate amounts invoiced by or to the Company were not in excess of $500,000 during the one-year period ending on the Agreement Date or the aggregate non-contingent payments required on the face of such Contract over the life of such Contract by or to the Company are not in excess of $2,000,000); (x) to license any third party to manufacture any Company Products; (xi) providing for the sale or disposition of an asset through licensing or otherwise, including the sale of Company Products, involving consideration in excess of $500,000 (other than in the ordinary course of business consistent with prior practice); or (xii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in this Section 4.15, whether or not set forth in the Company Disclosure Letter, is referred to herein as a “Material Contract.” The Company has heretofore made available to Parent a complete and correct copy of each Material Contract, including any amendments or modifications thereto.

(b) Each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and/or its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Material Contract and, to the Knowledge of the Company, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. The Company does not have Knowledge of, and has not received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Government Contracts.

(a) Compliance. With respect to each Government Contract to which the Company is a party:

(i) the Company has complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect;

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(ii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were, to the Knowledge of the Company, substantially complete and correct as of their effective date, and the Company has complied with all such representations and certifications, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company;

(iii) neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company in writing that the Company has breached or violated any law, regulation, certification, representation, clause, provision or requirement pertaining to a Government Contract, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company;

(iv) no cure notice or show cause notice is currently in effect pertaining to a Government Contract, and no such Government Contract has been terminated for default; and

(v) the Company’s bids for Government Contracts have complied with the Truth in Negotiations Act (as codified at 10 U.S.C. § 2306a and 41 U.S.C. 254b) to the extent applicable and except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Investigations and Audits. With respect to the Company: (i) neither the Company nor any of the Company’s “Principals” as such term is defined in FAR 52.209-5 is, or during the last three years has been, under administrative, civil or criminal investigation or audit (other than routine inquiries, audits and reconciliations) by the United States Government with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract; (ii) during the last three years, the Company has not made a Voluntary Disclosure to the United States Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and (iii) during the last three years, neither the Company nor any of the Company’s Principals has been suspended or debarred from doing business with the United States Government or has been proposed for suspension or debarment.

(c) Absence of Claims. To the Knowledge of the Company, with respect to the Company, there exist: (i) no outstanding material claims against the Company either by the United States Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract; and (ii) no material disputes between the Company and the United States Government under the Contract Disputes Act or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(d) Assignments. Except as contemplated or required by this Agreement, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts.

Section 4.17 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past three years.

Section 4.18 Properties. Section 4.18 of the Company Disclosure Letter sets forth a true and complete list of all Owned Real Property and all Leased Real Property. To the Company’s Knowledge, no parcel of Owned Real Property or Leased Real Property is subject to any decree or order of any Governmental Entity to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and its Subsidiaries has (a) good and marketable title in fee simple

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to all Owned Real Property, (b) good and marketable leasehold title to all Leased Real Property, and (c) good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December 31, 2010 (other than assets disposed of since December 31, 2010 in the ordinary course of business consistent with past practice), in each case free and clear of all Liens except for any such matters of record, Liens and other imperfections of title that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto except as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company’s products in the ordinary course of business) with an individual value in excess of $500,000 or an aggregate value in excess of $2,000,000. This Section 4.18 does not relate to Intellectual Property Rights, which is the subject of Section 4.19.

Section 4.19 Intellectual Property.

(a) The Company and its Subsidiaries own, or are licensed or otherwise possesses all rights to, all the Intellectual Property Rights used in the business of the Company and Subsidiaries as currently conducted; provided, that, the foregoing representation shall be subject to the Knowledge of the Company with respect to third party Patents.

(b) Section 4.19(b) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company IP (“Company Registered IP”): (i) all registered Trademarks; (ii) all Patents; and (iii) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. All Company Registered IP rights are subsisting and, to the Knowledge of Company, valid. All filings, payments and other actions required to be made or taken by the Company and its Subsidiaries to maintain each item of Company Registered IP have been made and taken.

(c) The Company and its Subsidiaries own exclusively all right, title and interest in and to the Owned Company IP, free and clear of all Liens (other than rights held by law by the U.S. government pursuant to government contracts, grants and funding).

(d) To the Knowledge of the Company, there is, and for the past six (6) years there has been, no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. There has been no actual breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any confidential, proprietary or other such information maintained or stored by the Company or any of its Subsidiaries in systems under its control that has materially and adversely effected the business of the Company.

(e) Neither the Company nor any of its Subsidiaries has been in the past six (6) years and currently is not a party to any Action that involves a claim of infringement or misappropriation of any Intellectual Property Rights of any third party nor, to the Knowledge of the Company, is any such Action being threatened in writing against the Company or any of its Subsidiaries. Neither the conduct of the business of the Company and its Subsidiaries as currently conducted nor the development, manufacture, sale, licensing or use of any of the Company Products as now developed, manufactured, sold, licensed or used infringes on, or misappropriates, any

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Intellectual Property Rights of any third party; provided, that, with respect to third party Patent rights, the foregoing representation is made subject to the Knowledge of the Company. No third party has challenged in the past six (6) years or currently is challenging the ownership by the Company or its Subsidiaries, or the validity of, any of the Owned Company IP. Neither the Company nor any of its Subsidiaries has brought in the past six (6) years or currently is bringing any Action for infringement or misappropriation of the Company Intellectual Property Rights or breach of any license or agreement involving Intellectual Property Rights against any third party. The Company does not have Knowledge of, and has not received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it or a Company Subsidiary is bound involving Intellectual Property Rights, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or threatened in writing interference, re-examinations, oppositions or nullities involving any Company Registered IP, except such as may have been commenced by the Company or any of its Subsidiaries. There is no judgment outstanding against the Company or any of its Subsidiaries or any Owned Company IP that limits the ability of the Company or any of its Subsidiaries to exploit any Owned Company IP.

(f) The Company and each of its Subsidiaries have secured valid and effective written assignments from all of its employees, and valid and effective written agreements to assign from all of its consultants, who contributed and/or are contributing to the creation or development for the Company or any of its Subsidiaries of Intellectual Property Rights material to the business of the Company and its Subsidiaries of the rights to such contributions that the Company and its Subsidiaries do not already own by operation of law.

(g) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all of the Trade Secrets of the Company and its Subsidiaries. The Company and each of its Subsidiaries has a policy requiring each employee, consultant and independent contractor having access to Trade Secrets of the Company and its Subsidiaries to execute proprietary information and confidentiality agreements.

(h) The Company and its Subsidiaries are, in all material respects, in compliance with all applicable contractual and legal requirements pertaining to data protection or information privacy and security. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery arrangements to ensure the continued operation of the Company’s and its Subsidiaries’ business in the event of a disaster or business interruption.

Section 4.20 FCPA and Other Compliance Matters.

(a) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate of the Company or of any of its Subsidiaries has taken any action that would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability or penalty under (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, “FCPA”), (ii) other applicable Laws relating to bribery, corruption or money laundering or (iii) any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws.

(b) The Company and each of its Subsidiaries have instituted and maintains policies and procedures designed to ensure compliance in all material respects with (i) the FCPA and the Laws relating to bribery, corruption or money laundering, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

Section 4.21 State Takeover Statutes. The resolutions of the Company Board referred to in Section 4.4(b) are sufficient to render the provisions of Chapter 23B.19 of the WBCA (other than the exception contained in RCW 23B.19.040) inapplicable to Parent and Merger Sub and to this Agreement, the Plan of Merger and the transactions contemplated hereby (including the Offer, the Top-Up Option and the Merger). To the Knowledge of

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the Company, no other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Plan of Merger, the Top-Up Option or the Merger.

Section 4.22 Brokers. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (“JPMorgan”) and GCA Savvian Advisors, LLC (“Savvian”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon Contracts with the Company. The Company has furnished to Parent a true and complete copy of the Contract between the Company and each of JPMorgan and Savvian pursuant to which JPMorgan and Savvian are each entitled to payment from the Company relating to the transactions contemplated hereby.

Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of JPMorgan, dated on or about the Agreement Date, to the effect that, as of such date and based upon the considerations and subject to the assumptions stated in its opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and Merger Sub are not in violation of their articles of incorporation, bylaws or other equivalent charter documents, as applicable.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Washington Secretary of State as required by the WBCA and the filing and recordation of the Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

Section 5.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger (subject to the approval of the “plan of merger” (as such term is used in Chapter 23B.11 of the WBCA, if required by the WBCA) contained in this Agreement by the

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Company Shareholder Approval) and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not (i) violate or conflict with the articles of incorporation or bylaws (or similar organizational documents) of Parent and Merger Sub, (ii) result in any breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or require any consent, waiver or approval of any Person pursuant to, any provision of any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), violate or conflict with any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer or the Merger or compliance with the provisions hereof, except for (i) compliance with any applicable requirements of the Antitrust Laws, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, and state securities laws or “blue sky” laws, (iii) the filing and recordation of the Articles of Merger and the Plan of Merger with the Washington Secretary of State as required by the WBCA, (iv) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL, (v) filings required under, and compliance with other applicable requirements of, the Japanese Foreign Exchange and Foreign Trade Act (Gaitame-hou), and (vi) such other filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Japan Limited, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.5 Financing. Parent and Merger Sub have or will have, as of the respective dates of consummation of the Offer (including any subsequent offering period) and the Merger, access to sufficient funds to consummate the Offer (including any subsequent offering period) and the Merger on the terms and subject to the conditions contemplated hereby.

Section 5.6 Litigation. There is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub, any of their respective properties or assets, or any present or former officer or director of Parent or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Action pending or, to the Knowledge of Parent or Merger Sub, threatened in writing seeking to impose any legal restraint on or prohibition against the Merger or the Offer.

Section 5.7 Ownership of Merger Sub; No Prior Activities. Parent owns, either directly or indirectly, one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger

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Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate or otherwise, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

Section 6.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Letter or (c) as approved in advance by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the Agreement Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX hereof and the Appointment Time, each of the Company and each of its Subsidiaries shall use their commercially reasonable efforts to (i) carry on its business in all material respects in the ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Laws, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, and (iii) (A) preserve intact its present business organization, (B) pay or perform all material obligations when due, (C) keep available the services of its present officers and key employees and (D) preserve its relationships with material customers, suppliers, distributors, licensors, licensees, landlords and others with which it has material business dealings.

Section 6.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2 of the Company Disclosure Letter or (iii) as approved in advance by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the Agreement Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a)(i) declare, set aside, establish a record date for, make or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to the Company, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, including under the Rights Plan, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Company Shares, including pursuant to Contracts as in effect on the Agreement Date (other than (i) the issuance of Company Shares upon the exercise of Company Options in accordance with their terms, (ii) the settlement of Company RSUs in accordance with their terms, (iii) grants to newly hired employees issued in the ordinary course of business and consistent with past practice, (iv) the issuance of Company Shares upon conversion of any Convertible Notes, and (v) the issuance of Company Shares upon exercise of any Company Warrants);

(c) amend, authorize or propose to amend its articles of incorporation or bylaws (or similar organizational documents);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or

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division thereof, except for loans, advances, contributions or investments between or among the Company and any direct or indirect wholly owned Subsidiaries or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except (i) the non-exclusive licenses under Intellectual Property Rights in the ordinary course of business, (ii) sales of inventory of Company Products in the ordinary course of business, and (iii) disposition of equipment and property no longer used in the operation of business;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)(i) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person, other than to a wholly owned (either directly or indirectly) Subsidiary of the Company or enter into any arrangement having the economic effect of any of the foregoing except accounts payable to trade creditors (collectively, “Indebtedness”), or amend, modify, cancel, prepay or refinance any Indebtedness or (ii) except for advances to employees for travel and business expenses in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto in excess of $2,000,000, in the aggregate, except those provided for in the capital expenditure budget previously made available to Parent;

(i)(i) pay, discharge, release, waive, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in an excess of $1,000,000, in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the Agreement Date of claims, liabilities or obligations reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, (ii) cancel any material Indebtedness or (iii) waive, release, grant or transfer any right of material value;

(j) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements that involve only the payment of money damages in an amount not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

(k) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, Regulation S-X promulgated under the Exchange Act or applicable Law;

(l) settle or compromise any material liability for Taxes, amend any material Tax Return, enter into any material Contract with or request any material ruling from any Governmental Entity relating to Taxes, make, change or revoke any material Tax election other than elections made on a Tax Return that is required to be filed

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under applicable legal requirements irrespective of such election and that are not inconsistent with a position taken on a Tax Return previously filed, change any method of accounting for Tax purposes, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, extend or waive any statute of limitations with respect to Taxes, or surrender any claim for a material refund of Taxes;

(m) change its fiscal year;

(n)(i) grant any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any material increase in compensation, bonus or other benefits, or any such grant of any type of material compensation or benefits to any such current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any material bonus to any such current or former director, officer, employee or independent contractor, other than any increases of base salary, annual bonus targets and other bonuses, hourly wage rates and benefits of employees and independent contractors (other than directors and officers) in the ordinary course of business and consistent with past practice or as required by the terms of a Contract in effect on the date of this Agreement, (ii) except as may be required by applicable Law or the terms of any applicable Employee Benefit Plan as in effect on the date hereof, grant or pay to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any severance, change in control, termination or similar bonus or pay or deferred compensation, or amend or modify the terms of any Employee Benefit Plan that provides for such payments, (iii) pay any benefit or grant any award under a Company Equity Plan or amend or modify any such benefit or award of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries (including in respect of stock options, restricted stock units, restricted stock or other equity-based or equity-related awards or the removal or modification of any restrictions in any Company Equity Plan or awards made thereunder) except (1) as required to comply with any applicable Law or any Company Equity Plan in effect as of the Agreement Date, (2) the issuance of Company Shares upon the exercise of Company Options outstanding on the Agreement Date in accordance with their terms as in effect on such date, (3) the settlement of Company RSUs outstanding on the Agreement Date in accordance with their terms as in effect on such date and (4) grants to newly hired employees issued in the ordinary course of business consistent with past practice, (iv) adopt or enter into any collective bargaining agreement or other labor union Contract, (v) take any action to accelerate the vesting or payment of or otherwise secure the funding of any compensation or benefit under any Employee Benefit Plan (including any Company Equity Plan) except as required by any Company Equity Plan as in effect on the Agreement Date or pursuant to Section 7.9 hereof, (vi) establish or adopt any new Employee Benefit Plan or amend, modify, terminate or waive any requirements under any existing Employee Benefit Plan (including any Company Equity Plan), other than in each case as required by ERISA, the Code, applicable Law or by any Company Equity Plan as in effect on the Agreement Date, (vii) hire any officers or promote any employee into an officer position, or (viii) commence an Offering Period (as defined in the ESPP);

(o) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to material assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(p) renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the Company or any of its Subsidiaries from engaging or competing in any line of business or geographic area, other than for Contracts with the Company’s or its Subsidiaries’ distributors or sales agents that are renewed or entered into in the ordinary course of business and consistent with past practice;

(q) enter into any new lease of real property or amend the terms of any existing lease of real property, other than in the ordinary course of business;

(r) sell, lease, license, encumber or otherwise dispose of, in whole or in part, any material properties, material assets or any shares or other interests in any Subsidiary except (i) the non-exclusive licenses under Intellectual Property Rights in the ordinary course of business, (ii) sales of inventory of Company Products in the ordinary course of business and (iii) disposition of equipment and property no longer used in the operation of business;

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(s) grant any exclusive rights with respect to any Owned Company IP or divest any material Owned Company IP;

(t)(i) waive any material term of or material obligation owing to the Company or any Subsidiary under any Material Contract or (ii) enter into any Contract which contains a change of control or other similar provision in favor of the other party or parties thereto or that would otherwise require a payment or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement; or

(u) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective businesses, assets and operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 No Solicitation.

(a) Subject to Section 7.1(b), from the Agreement Date until the Effective Time, or, if earlier, the valid termination of this Agreement in accordance with Section 9.1, the Company shall not, and the Company shall cause its Subsidiaries and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents and advisors (collectively, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate or knowingly encourage (including by way of providing non-public information) the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to result in an Acquisition Proposal;

(ii) provide any non-public information concerning the Company or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal;

(iii) engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal;

(iv) approve, adopt, endorse or recommend any Acquisition Proposal; or

(v) enter into any agreement, letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or enter into any agreement, letter of intent or similar document requiring the Company to abandon, terminate or fail to consummate the Merger, or exempt any third party from the restrictions contained in any state takeover or similar laws or otherwise cause such restrictions not to apply to such third party or to any Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in Section 7.1(a) or any other provisions of this Agreement, if at any time prior to the Appointment Time, (i) the Company has received a bona fide Acquisition Proposal that did not arise out of or result from a material breach of Section 7.1(a), (ii) the Company Board determines in good faith, after consultation with its financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (iii) the Company Board determines in good faith, after having consulted with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company Shareholders under applicable Law, (iv) at least twenty-four (24) hours prior to furnishing or making available any non-public information to, or entering into discussions or negotiations with such Person, the Company gives Parent written notice of the identity of the Person making the Acquisition Proposal and a copy of such Acquisition Proposal, if any, and of the Company’s intention to furnish

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or make available non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement containing terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, and (v) simultaneously with furnishing or making available any non-public information to such Person, the Company furnishes or makes available such non-public information to Parent (to the extent the Company has not previously furnished or made available such non-public information to Parent), then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(c) The Company shall promptly (and, in any event, within one (1) Business Day) notify Parent in the event that the Company or any of its Representatives receives any Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, and the material terms and conditions thereof (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and thereafter the Company shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Acquisition Proposal and any material changes to the terms thereof.

(d) The Company shall, and shall cause each of its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any solicitations or discussions with any Person ongoing as of the date of this Agreement with respect to any actual or potential Acquisition Proposal and shall use commercially reasonable efforts to obtain, in accordance with the terms of any applicable confidentiality agreement, the prompt return or destruction of any confidential information previously furnished to such Person by the Company, any of its Subsidiaries or any of its or their Representatives, and if requested by Parent, enforce such Person’s obligations to do so. The Company shall not, and shall cause each of its Subsidiaries and its Representatives not to, take any action to release any Person from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

Section 7.2 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withdraw or rescind (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw or rescind (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation, (ii) adopt, endorse, approve or recommend the adoption of, or declare the advisability of, any Acquisition Proposal or (iii) or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for any Acquisition Proposal, other than any confidentiality agreement referred to in Section 7.1(b) (an “Acquisition Agreement”) (any action described in clauses (i), (ii) or (iii) being referred to as a “Company Board Recommendation Change”); provided, that, the Company may take the actions specified in Sections 7.2(c), and such actions shall not be deemed or construed to be a Company Board Recommendation Change.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Appointment Time, the Company Board may effect a Company Board Recommendation Change if: (i) the Company shall have provided to Parent written notice at least twenty-four (24) hours (or simultaneous with the Company Board if lesser notice is given to the Company Board) before any meeting of the Company Board at which the Company Board will consider the possibility of withdrawing the Company Board Recommendation or effecting a Company Board Recommendation Change; (ii) the Company Board determines in good faith (after consulting with its outside legal counsel) either (A) that the Company has received a Superior Proposal that has not been withdrawn or (B) that, in the absence of a Superior Proposal, an Intervening Event has occurred or arisen, and the failure to withdrawing the Company Board Recommendation or effect a Company Board Recommendation Change would be inconsistent with its fiduciary obligations to the Company Shareholders under applicable Law, (iii) the Company promptly notifies Parent, in writing (a “Notice of Superior Proposal”), at least four (4) Business Days (which period shall include a minimum of three (3) Japanese Business Days) before taking such action and during such four (4) Business Day period, if requested by Parent, engages in good

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faith negotiations with respect to any proposal made by Parent to amend the Agreement in such a manner that obviates the need to withdraw the Company Board Recommendation or effect a Company Board Recommendation Change (such four (4) Business Day period, as extended if necessary to include three (3) Japanese Business Days, the “Match Period”), and (iv) after the Match Period has elapsed, the Company Board shall have confirmed the determination referred to in clause (ii) above (and, in the case of a Superior Proposal, shall have determined that such proposal is or remains a Superior Proposal). The Company acknowledges and agrees that each successive material amendment or material revision to any Superior Proposal shall constitute a new Superior Proposal, as applicable, for all purposes of this Agreement, including with respect to necessitating the delivery of a new Notice of Superior Proposal, new Match Period (except that the duration of any Match Period resulting from any such amendment or revision shall be twenty-four (24) hours or, if longer, the unexpired portion of any prior Match Period) and any change of determination by the Company Board as set forth in Section 7.2(b)(ii). The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement or unless required to be disclosed in any filings with, or Laws of, the SEC or pursuant to the rules of the NASDAQ. The Company shall notify Parent promptly upon any change, qualification or withdrawal of or modification to the Company Board Recommendation.

(c) Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, (ii) making any disclosure to the Company Shareholders as, in the good faith determination of the Company Board, after consultation with its outside legal counsel, is required by applicable Laws or the failure to make such disclosure would be inconsistent with its fiduciary obligations to the Company Shareholders required by applicable Law or (iii) making any “stop-look-and-listen” communication to the Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders) in which the Company indicates that it has not changed the Company Board Recommendation; provided, however, that in no event shall this Section 7.2(c) affect the obligations or rights of the Company under Sections 7.1 and 7.2 hereof.

Section 7.3 Company Shareholders’ Meeting; Short-Form Merger.

(a) If either (i) the Short-Form Threshold is not met and adoption of this Agreement by the Company Shareholders is required by applicable Law in order to consummate the Merger, other than without a meeting of the Company Shareholders, in accordance with RCW 23B.11.040 or (ii) Parent does not make the Short-Form Election, the Company shall, as promptly as reasonably practicable after the Appointment Time (subject to confirmation from the SEC (or the staff of the SEC) that it has no further comments on the Proxy Statement), take all action necessary in accordance with applicable Law, the rules of NASDAQ and the Articles of Incorporation and Bylaws of the Company to duly call, give notice of, convene and hold a meeting of the Company Shareholders (with the record date and meeting to be selected with the consent of Parent, not to be unreasonably withheld) (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval in accordance with the WBCA. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Shareholders’ Meeting (i) with Parent’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders within a reasonable amount of time in advance of the Company Shareholders’ Meeting, and (ii) if, as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders’ Meeting. The Company shall solicit from the Company Shareholders proxies in favor of the adoption of this Agreement in accordance with the WBCA, and shall use commercially reasonable efforts to secure the Company Shareholder Approval at the Company Shareholders’ Meeting.

(b) Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with the WBCA at the Company Shareholders’ Meeting or otherwise.

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Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the shareholders of Merger Sub, in favor of the adoption of this Agreement in accordance with the WBCA.

(c) Notwithstanding the provisions of Section 7.4 hereof, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall have acquired Company Shares equal to or greater than the Short-Form Threshold, pursuant to the Offer, the subsequent offering period, the exercise of the Top-Up Option or otherwise, Parent shall have the option (the “Short-Form Election”) to require that each of Parent, Merger Sub and the Company take all necessary and appropriate action to cause the Short-Form Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company Shareholders, in accordance with RCW 23B.11.040.

Section 7.4 Proxy Statement.

(a) In connection with the Company Shareholders’ Meeting, if any, as soon as reasonably practicable following the Appointment Time, the Company shall prepare and file with the SEC, a proxy statement for use in connection with the solicitation of proxies from the Company Shareholders in connection with the Merger and the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, Parent and Merger Sub, as the case may be, shall furnish all information concerning the Company, Parent and Merger Sub as the other party or parties hereto, as the case may be, may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If the adoption of this Agreement by the Company Shareholders is required by applicable Law, the Company shall cause the Proxy Statement to be mailed in accordance with applicable Law to the Company Shareholders as of the record date established for the Company Shareholders’ Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of NASDAQ.

(b) Unless this Agreement is earlier terminated pursuant to Article IX hereof, subject to the terms of Section 7.2(b) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

Section 7.5 Reasonable Best Efforts to Complete.

(a) Subject to Section 7.2(b), upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (including the Offer and Merger), including using reasonable best efforts to: (i) cause the conditions to the Offer set forth on Annex A hereto and the conditions to the Merger set

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forth in Article VIII hereof to be satisfied or fulfilled; (ii) file with the SEC, as and when required under the Exchange Act, all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the scheduled expiration date of the Offer, which such annual, quarterly and current reports shall comply as to form, in all material respects, with the rules and regulations of the SEC applicable to such reports and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; (iii) obtain all consents, waivers and approvals under, and deliver any notices in respect of, any Material Contracts to which the Company or any of its Subsidiaries is a party, as Parent and the Company may mutually agree, in good faith, are necessary or advisable in connection with this Agreement and the consummation of the transactions contemplated hereby (including the Offer and the Merger); provided, that, the failure to obtain any such consent (so long as the Company or its Subsidiaries employed reasonable best efforts (which shall not require any payment to the consenting Person) to obtain such consent) shall not, in and of itself, constitute a breach of the covenant in this Section 7.5; (iv) obtain all necessary actions or material non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods; and (v) make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any).

(b) Without limiting the generality of the foregoing provisions of Section 7.5(a) hereof, in the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer, the Top-Up Option and the Merger), each party shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Offer, the Top-Up Option and the Merger) may be consummated in the most expeditious manner practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such Takeover Law on this Agreement and the transactions contemplated hereby (including the Offer , the Top-Up Option and the Merger).

(c) Without limiting the generality of the foregoing provisions of Section 7.5(a) hereof, (i) as soon as may be reasonably practicable following the Agreement Date, and in any event within ten (10) Business Days after the Agreement Date, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up Option and the Merger) as required by the HSR Act and (ii) as soon as may be reasonably practicable following the Agreement Date, and in any event within ten (10) Business Days after the Agreement Date, each of Parent and the Company shall file comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by any other applicable Antitrust Laws or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by any Governmental Entity charged with enforcing, applying, administering, or investigating any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, “Antitrust Laws”), including the FTC, the Antitrust Division of the DOJ, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction (“Antitrust Authority”). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Antitrust Authority with respect to the Offer or the Merger, then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in substantial compliance with such request. Subject to applicable Law, each party (or its counsel) hereto shall promptly notify the other party of any communication it or any of its Affiliates receives from any Antitrust Authority regarding the Offer or the Merger and permit the other party (or its counsel) to review in advance any proposed communication by such party to any Antitrust Authority. Neither of the parties to this Agreement shall agree to participate in any meeting with any Antitrust Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Antitrust Authority, gives the other party (or its counsel) the opportunity to attend and participate at such meeting. The parties to this Agreement will

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provide each other (or their counsel) with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) Neither Parent or Merger Sub nor the Company shall extend, directly or indirectly, any waiting periods required in connection with the Antitrust Laws, or enter into any agreement with any Antitrust Authority to delay the consummation of the transactions contemplated hereby unless such action is consented to by the other party.

(e) Notwithstanding any other provision of this Agreement to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets; by consenting to such action by the Company and provided, that, any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger) (each a “Divestiture Action”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so within nine (9) months of the Agreement Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall take all action necessary, including, but not limited to, any Divestiture Action, to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger), Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation within nine (9) months of the Agreement Date. The parties shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to, and the Company and its Subsidiaries shall not, agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets or properties, if (x) such actions reasonably would be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (y) such actions reasonably would be expected to have a material adverse effect on the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole).

(f) The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under any Antitrust Laws or the expiration of the required

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waiting period under any Antitrust Laws; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, so long as such action does not delay the receipt of such clearance, necessary approval or expiration to a date later than nine (9) months of the Agreement Date.

Section 7.6 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Appointment Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request to effect the consummation of the transactions contemplated by this Agreement; provided, however, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 7.6. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any applicable Law or Contract entered into prior to the Agreement Date; provided, that, in such circumstance, the Company shall identify when it is not providing access and shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not jeopardize the attorney/client privilege or contravene such applicable Law or Contract.

Section 7.7 Certain Litigation. The Company shall promptly advise Parent in writing of any litigation commenced after the Agreement Date against the Company or any of its directors by any Company Shareholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.8 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger), and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with a U.S. or foreign national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement; provided, that, the Company shall not be required to consult or agree with Parent or Merger Sub in connection with any public disclosure, including issuing any factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto or “stop-look-and listen communication” pursuant to, or otherwise complying with, the provisions of Rule 14d-9 promulgated under the Exchange Act or any similar communication to the Company Shareholders, in connection with any Acquisition Proposal or Superior Proposal, except as expressly required by Sections 7.1 and 7.2.

Section 7.9 Treatment of Equity Awards.

(a) At the Appointment Time, each outstanding Company Option, whether vested or unvested, shall become fully vested and cancelled and (i) in the case of a Company Option having a per share exercise price less than the Offer Price, the holder thereof shall have the right to receive from the Company for each share of Company Common Stock subject to such Company Option immediately prior to the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Appointment Time and (B) the amount by which the Offer Price exceeds the per share exercise price of such Company Option,

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or (ii) in the case of any Company Option having a per share exercise price equal to or greater than the Offer Price, without the payment of cash or issuance of other securities in respect thereof. The cancellation of a Company Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option.

(b) At the Appointment Time, each Company RSU, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and shall be converted automatically into the right to receive at the Appointment Time an amount (subject to any applicable withholding tax) in cash in U.S. dollars equal to the product of (i) the total number of such shares of Company Stock subject to such Company RSU and (ii) the Offer Price.

(c) Prior to the Appointment Time, the Company shall have used commercially reasonable efforts to deliver all required notices (which notices shall have been approved by Parent, such approval not to be unreasonably withheld, conditioned or delay), if any, to each holder of Company Equity Award setting forth each holder’s rights pursuant to the respective Company Equity Plan, stating that such Company Equity Awards shall be treated in the manner set forth in this Section 7.9.

(d) The Company shall take all commercially reasonable actions to ensure that, as of the Appointment Time, (i) the Company Equity Plans shall terminate and (ii) no holder of a Company Equity Award or any participant in any Company Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payments contemplated by Section 7.9(a) and Section 7.9(b). No later than ten (10) days after the Appointment Time, the Company shall pay the payment described in Section 7.9(a) to each holder of a Company Option and the payments described in Section 7.9(b) to each holder of a Company RSU. All amounts payable pursuant to this Section 7.9 shall be paid without interest.

Section 7.10 Employee Matters.

(a) At Parent’s written request, provided no later than five (5) Business Days prior to the Closing Date, the Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries. If Parent provides such written request to the Company, then the Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request. If Parent has requested in writing that the Company terminate any 401(k) plan, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of any such 401(k) Plan by the Surviving Corporation, including by adopting such amendments as Parent may deem necessary or advisable in connection with such assumption; provided, however, Parent provides written notice to the Company of such actions (identifying each action) no later than three (3) Business Days prior to the Closing Date.

(b) From and after the Effective Time and for a period of at least twelve (12) months thereafter, Parent shall cause the Surviving Corporation provide to all Continuing Employees compensation and benefits that are in the aggregate, substantially comparable to the compensation and benefits being provided to Continuing Employees by the Company immediately prior to the Effective Time under the Employee Benefit Plans (in each case, excluding any equity-based or non-qualified deferred compensation plans, programs, agreements or arrangements). Parent shall cause the Surviving Corporation to give Continuing Employees credit for all service with the Company or its U.S. Subsidiaries for purposes of determining their rate of vacation accrual under the Surviving Corporation’s standard vacation program, for purposes of severance benefits under the Surviving Corporation’s severance plans or programs, and for eligibility of participation and vesting (but not benefit

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accrual) in any 401(k) plan of Parent Surviving Corporation; service credit for all other purposes shall begin at the Effective Time. From and after the Effective Time, Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any U.S. group health plans of the Surviving Corporation to be waived with respect to the Continuing Employees to the extent such Surviving Corporation plan replaces coverage under a similar Employee Benefit Plan in which such Continuing Employee participated immediately before such replacement and (ii) cause the Surviving Corporation to give each Continuing Employee in the U.S. credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Effective Time for which payment has been made. Unused vacation days accrued by U.S. Continuing Employees under the plans and policies of the Company and its Subsidiaries shall carry over to the Surviving Corporation, but Parent may, in its discretion, cause the Surviving Corporation to pay Continuing Employees in cash for any such accrued and unused vacation days that Parent determines are not administratively practicable to carry over.

(c) For the period commencing at the Effective Time and ending on the first anniversary thereof, Parent shall cause the Surviving Corporation to:

(i) honor in accordance with their terms as in effect immediately prior to the Effective Time and provide the severance benefits under the severance plans or programs maintained by the Company or any of its Subsidiaries, and shall recognize for such purposes continuous service with the Company or its Subsidiaries, including predecessor employers, of participating Continuing Employees under such plans, but in all cases solely to the extent such service would have been recognized by the Company immediately prior to the Effective Time; and

(ii) honor in accordance with their terms as in effect immediately prior to the Effective Time all existing employment, change of control, severance and retention arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, director or consultant of the Company or any of its Subsidiaries, on the other hand, as in effect on the date hereof. Notwithstanding anything in this Section 7.10 to the contrary, nothing in this Agreement shall (i) prohibit Parent or its Subsidiaries from amending or terminating any Employee Benefits Plans, so long as such amendment or termination complies with the terms of such Employee Benefit Plans, including specifically obtaining any necessary or required consents, or interfere with the right or obligation of Parent or its Subsidiaries to make changes to Employee Benefit Plans as are necessary to conform with applicable Law or (ii) limit the right of Parent or its Subsidiaries to terminate the employment of any Continuing Employee at any time.

(d) This Section 7.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Without limiting the foregoing, no provision of this Section 7.10 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

Section 7.11 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries and successors to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Appointment Time between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any Person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Appointment Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) (i) cause the articles of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as

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the indemnification and exculpation provisions contained in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law and (ii) and honor and fulfill the obligations of the Company under any indemnification agreements in effect as of the Agreement Date between the Company and any Indemnified Party; provided, however, that in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to the procedures set forth, and to the extent provided in the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time; provided, however, that any Indemnified Party to whom expenses are advanced undertakes, to the extent required by the articles of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Appointment Time or the WBCA, to repay such advanced expenses to Parent or the Surviving Corporation as soon as reasonably practicable if it is ultimately and finally determined that such Person is not entitled to indemnification.

(c) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance immediately prior to the Appointment Time, on terms with respect to the coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the Agreement Date and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance; provided, however, that the Surviving Corporation may, at its option, (i) substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance program (to be effective as of the Effective Time); provided further, however, that in satisfying its obligations under this Section 7.11(c) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Appointment Time, notwithstanding anything to the contrary set forth in this Agreement, Parent or the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance containing terms with respect to coverage, retention, limitations of liability and amounts no less favorable, in the aggregate, than the D&O Insurance in effect on the Agreement Date and with an insurance company with the same or better credit rating as the insurance company providing the current D&O Insurance. In the event that Parent shall purchase such a “tail” policy prior to the Appointment Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder through such six-year period, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.11(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.11.

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(e) The obligations under this Section 7.11 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.11, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.11(c) hereof (and their heirs and representatives)) under this Section 7.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

Section 7.12 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

Section 7.13 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) under the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such persons not be subject to a risk of liability under Section 16(b) under the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.13. Promptly after the Agreement Date and prior to the Appointment Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.14 Obligations of Merger Sub. Parent shall, and shall take all action necessary to cause Merger Sub and the Surviving Corporation to, perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 7.15 Employment Compensation Approval. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company or pursuant to the terms of this Agreement (collectively, the “Arrangements”), to certain Company Shareholders and holders of Company Equity Awards (collectively, the “Covered Securityholders”). The Company intends that all such amounts payable under the Arrangements (a) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (b) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company shall cause the Compensation Committee of the Company Board (the “Company Compensation Committee”), each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, (i) at a meeting to be held or pursuant to unanimous written consent effective prior to the Appointment Time, to duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (A) each Arrangement presented to the Company Compensation Committee on or prior to the Agreement Date, and

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(B) the terms of Section 7.9, Section 7.10 and Section 7.11, and (ii) to take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto with respect to the foregoing arrangements.

Section 7.16 Resignation of Directors and Officers. Prior to the Effective Time, at the request of Parent, the Company shall cause each director and each officer of the Company and/or any Subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director or officer of the Company and/or any applicable Subsidiary effective as of the Effective Time. At the request of Parent, the Company will cooperate with Parent to effect the replacement of any such directors and officers selected by Parent at the Effective Time.

Section 7.17 Parachute Payments. From and after the Agreement Date, Parent shall use commercially reasonable efforts to work with the “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company to mitigate any “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), which efforts may include obtaining studies with respect to reasonable compensation and the valuation of noncompetition agreements, if any.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(a) Company Shareholder Approval. If the Short-Form Threshold has not been reached and approval of the Merger by the Company Shareholders is required by the WBCA in order to effect the Merger, the Company Shareholder Approval shall have been obtained.

(b) Purchase of Company Shares. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for the Company Shares validly tendered pursuant to the Offer and not withdrawn and in any subsequent offering period.

(c) No Legal Prohibition. None of the events described in clause (C)(4) of Annex A hereto shall have occurred and be continuing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination Prior to Appointment Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time, provided, that, the party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a) hereof) shall give notice of such termination to the other party or parties hereto, as the case may be:

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of the Company Board and Parent’s board of directors, respectively; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer on or before September 12, 2012 (the “Initial Termination Date”); provided, however, that in the event a condition to the Offer set forth in clause (A) of the first paragraph of Annex A hereto shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the Offer set forth on Annex A hereto shall have been satisfied on or prior to the Initial Termination Date, either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until December 12, 2012 (the “Extended

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Termination Date”); provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party hereto whose breach of any obligation under this Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A hereto having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable, or (ii) the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; or

(c) by the Company:

(i) in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case so as to prevent Parent and Merger Sub from consummating the Offer in accordance with the terms hereof; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c)(i) until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has been satisfied, the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(c)(i) if such breach or inaccuracy by Parent or Merger Sub is cured within the applicable time period); or

(ii) immediately prior to entering into a definitive Acquisition Agreement with respect to a Superior Proposal; provided, that (A) the Company has not intentionally breached in any material respect the terms of Section 7.1(a), Section 7.1(b) or Section 7.2, (B) subject to the terms of this Agreement, the Company Board has effected a Company Board Recommendation Change and authorized the Company to enter into a definitive Acquisition Agreement to consummate a transaction that constitutes a Superior Proposal, and (C) immediately prior to the termination of this Agreement, the Company pays to Parent the Termination Fee payable pursuant to Section 9.4(b) hereof; or

(d) by Parent:

(i) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Offer set forth in clauses (C)(1) or (C)(2) of the first paragraph of Annex A hereto, respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d)(i) until the earlier to occur of (1) (x) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has not been satisfied, the Initial Termination Date or Extended Termination Date, as applicable, or (y) if the condition set forth in clause (A) of the first paragraph of Annex A hereto has been satisfied, the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d)(i) if such breach or inaccuracy by the Company is cured within the applicable time period); or

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(ii) in the event that, prior to the Appointment Time, any of the following shall have occurred: (A) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; (B) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer Documents; (C) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Shareholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (D) an Acquisition Transaction Tender Offer shall have been made by a Person unaffiliated with Parent and, within ten (10) Business Days after notice of such Acquisition Transaction Tender Offer is first published, sent or given to the Company Shareholders, the Company shall not have made, pursuant to Rule 14e-2 under the Exchange Act, a statement reaffirming the Company Board Recommendation (provided, that, in such case, such statement may also include, at the sole discretion of the Company, a “stop-look-and-listen” communication to the Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders), notwithstanding the fact that the inclusion of such reaffirmation statement is not explicitly permitted by Section 14d-9(f)).

The party desiring to terminate this Agreement pursuant to subsection (b), (c) or (d) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2 Termination Before or After Appointment Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Shareholders in accordance with the WBCA, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any (i) any Governmental Entity of competent jurisdiction located within the United States or Germany shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer and the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, requiring a mandatory filing or notification as a condition to the legality or approval of, or otherwise preventing the Offer and the Merger or (ii) any Governmental Entity of competent jurisdiction located within the United States, Germany or any other jurisdiction shall have issued or granted any judgment, Order or injunction that is in effect and has the effect of making the Offer and the Merger illegal or which has the effect of prohibiting or otherwise preventing the Offer and the Merger, and such judgment, Order or injunction has become final and non-appealable, provided, however, with respect to any jurisdictions other than the United States and Germany, only if such event reasonably would be expected to have a material adverse effect on (a) the Company and its Subsidiaries, taken as a whole, (b) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (c) the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole); provided, that, the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party hereto whose action or failure to take any action has been the principal cause of, or resulted in, the injunction prohibiting, restraining or enjoining the consummation of the Offer or the Merger.

Section 9.3 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any shareholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 9.3, and Section 9.4 and Article X, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any intentional and material breach of, or fraud in connection with, this Agreement. In addition

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to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 9.4 Termination Fee and Expenses.

(a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

(b) Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent immediately prior to the termination of this Agreement.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(d), the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within two (2) Business Days of such termination.

(iii) In the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) hereof, (B) after the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, (C) the condition to the Offer set forth in clause (A) in the first paragraph of Annex A hereto has not been, but all other conditions to the Offer set forth in Annex A have been, satisfied at the time of such termination and (D) within twelve (12) months following the termination of this Agreement, either (1) any Acquisition Transaction is consummated or (2) the Company enters into a definitive Acquisition Agreement providing for the consummation of any Acquisition Transaction, the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within two (2) Business Days thereafter. For purposes of this Section 9.4(b)(ii), the (i) term “Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction,” except that all references therein to twenty-five percent (25%) shall be deemed to be references to fifty percent (50%) and the reference therein to seventy-five percent (75%) shall be deemed to be a reference to fifty percent (50%) and (ii) the term “Acquisition Proposal” shall incorporate such changes into its correlative meaning.

(iv) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement, at the same or at different times and upon the occurrence of different events.

(v) The Company acknowledges that the agreements contained in this Section 9.4(b) are an integral part of this Agreement and the transactions contemplated hereby. In the event that the Company shall fail to pay any amounts required by this Section 9.4(b) when due, the Company shall reimburse Parent for all reasonable fees and expenses incurred by Parent and its Affiliates (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.4(b)(v).

Section 9.5 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement (including Section 2.3(c) hereof), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Shareholders in accordance with the WBCA, no amendment shall be made to this Agreement that requires the approval of such Company Shareholders without such approval.

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Section 9.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received hereunder (i) immediately upon delivery personally, (ii) on the date of receipt of the recipient, if sent by registered or certified mail and received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt, (iii) two (2) Business Days after being sent by international courier, fees prepaid and proof of delivery requested, or (iv) immediately if sent via facsimile (with electronic receipt confirmed), in case to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

FUJIFILM Holdings Corporation

7-3 Akasaka 9-chrome, Minato-ku

Tokyo 107-0052, Japan

Attention: Subsidiary Management & M&A Group

                 Corporate Planning Division

Facsimile No.: +81-3-6271-1135

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP

Fukoku Seimei Building 5th Floor

2-2-2 Uchisaiwai-cho, Chiyoda-ku

Tokyo 100-0011, Japan

Attention: Kenneth J. Lebrun

Facsimile No.: +81-3-5251-1602

and to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022, U.S.A.

Attention: Clare O’Brien

Facsimile No.: +1 (646) 848-8966

(b)	if to the Company, to:

SonoSite, Inc.

21919 30th Drive S.E.

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Bothell, WA 98021, U.S.A.

Attention: Chief Executive Officer

Facsimile No.: (415) 951-1200

with copies (which shall not constitute notice) to:

Fenwick & West LLP

1191 Second Avenue 10th Floor

Seattle, WA 98101, U.S.A.

Attention: Stephen M. Graham

                 Alan C. Smith

Facsimile No.: (206) 389-4511

Section 10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Parent or Merger Sub may transfer or assign its rights and obligations hereunder, in whole or in part from time to time, to one or more of their respective wholly-owned Affiliates; provided, further, however, that any such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

Section 10.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 7.11 hereof, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder. In the event that the Company brings an Action for monetary damages for breach of this Agreement in which (a) it is held that the right to obtain such monetary damages (including damages based on the loss of economic benefits of the transactions contemplated by this Agreement to the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants, if determined appropriate) is solely held by the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants and (b) such holders do not have a right to seek such monetary damages directly from Parent or Merger Sub as a result of the Offer, then such rights of the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants may be enforced on their behalf by the Company as agent for the holders of Company Common Stock, Company Options, Company RSUs and Company Warrants.

Section 10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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Section 10.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chancery Court of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom), this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of Law thereof, except to the extent the provisions of the WBCA are mandatorily applicable to the Merger, in which case Washington law shall govern.

Section 10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any Action relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

Section 10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this AGREEMENT AND PLAN OF MERGER to be executed by their respective duly authorized officers to be effective as of the date first above written.

FUJIFILM HOLDINGS CORPORATION

By:	/s/ Shigetaka Komori
Name:	Shigetaka Komori
Title:	President and Chief Executive Officer

SALMON ACQUISITION CORPORATION

By:	/s/ Kouichi Tamai
Name:	Kouichi Tamai
Title:	President

SONOSITE, INC.

By:	/s/ Kevin M. Goodwin
Name:	Kevin M. Goodwin
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 2.1 of that certain Agreement and Plan of Merger, dated as of December 15, 2011 (the “Agreement”), by and among FUJIFILM Holdings Corporation, a Japanese corporation (“Parent”), Salmon Acquisition Corporation, a Delaware corporation and a indirect wholly owned subsidiary of Parent (“Merger Sub”), and SonoSite, Inc., a Washington corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Agreement), Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for, and (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Company Shares, in the event that at or prior to the scheduled Offer Closing (as it may be extended pursuant to Section 2.1(c) of the Agreement), (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated and all approvals and actions of, filings with and notices to, required under the antitrust, competition or merger control laws of Germany relating to the transactions contemplated by this Agreement, shall not have been obtained, taken or made, (B) the Minimum Condition shall not have been satisfied or (C) any of the following shall have occurred and be continuing as of the Appointment Time:

(1) (x) any of the representations and warranties of the Company set forth in the Agreement (i) shall not have been true and correct as of the Agreement Date or (ii) shall not be true and correct on and as of the such scheduled Offer Closing with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii) (A) where the failure of such representations and warranties to be so true and correct has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 4.2(a) and Section 4.4 of the Agreement, each of which individually shall have been true and correct in all respects (except for, with respect to Section 4.2(a), inaccuracies that are, in the aggregate, de minimis) as of the expiration date of the Offer, and (B) for those representations that shall have been true and correct as of such particular date (which representations and warranties shall have been true and correct as of such particular date); provided, further, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this clause (1), (i) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the company “Company Material Adverse Effect” qualifier in the representation and warranty set forth in Section 4.8(b) of the Agreement shall not be disregarded pursuant to the terms of this proviso) and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of the Agreement shall be disregarded, or (y) the Company shall not have furnished to Parent, upon Parent’s written request, immediately prior to the Appointment Time a certificate certifying as to the satisfaction of this condition (C)(1);

(2) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any material covenant or other material agreement of the Company to be performed or complied with by it under the Agreement, or the Company shall not have furnished to Parent, upon Parent’s written request, immediately prior to the Appointment Time a certificate certifying as to the satisfaction of this condition;

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(3) there shall be pending or Parent, Merger Sub or the Company shall have received notice (oral or written) of any Action by any Governmental Entity of competent jurisdiction located within the United States or Germany against Parent, Merger Sub, the Company or any Subsidiary of the Company (i) challenging the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or (ii) seeking to compel Parent, the Company or any of their respective Subsidiaries to agree to any sale, divestiture, license or other disposition of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such stock, businesses, assets or properties, if such actions reasonably would be expected to have a material adverse effect on (A) the Company and its Subsidiaries, taken as a whole, (B) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (C) the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this clause (C) that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole);

(4) (i) any Governmental Entity of competent jurisdiction located within the United States or Germany shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer and the Merger any law, statute, rule or regulation that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, requiring a mandatory filing or notification as a condition to the legality or approval of, or otherwise preventing the Offer and the Merger or (ii) any Governmental Entity of competent jurisdiction located within the United States, Germany or any other jurisdiction shall have issued or granted any judgment, Order or injunction that is in effect and has the effect of making the Offer and the Merger illegal or which has the effect of prohibiting or otherwise preventing the Offer and the Merger, and such judgment, Order or injunction has become final and non-appealable, provided, however, with respect to any jurisdictions other than the United States and Germany, only if such event reasonably would be expected to have a material adverse effect on (a) the Company and its Subsidiaries, taken as a whole, (b) the benefits expected to be derived by Parent and its Subsidiaries from the transactions contemplated by this Agreement or (c) the operations or businesses of Parent and its Subsidiaries, taken as a whole (assuming for purposes of this determination that Parent and its Subsidiaries are of the equivalent size, and have equivalent revenues, to the Company and its Subsidiaries, taken as a whole;

(5) there has occurred and is continuing a Company Material Adverse Effect; or

(6) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

* * * * *

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ANNEX 2

PLAN OF MERGER

Between

SONOSITE, INC.

And

SALMON ACQUISITION CORPORATION

This Plan of Merger is between SonoSite, Inc., a Washington corporation (the “Company”), and Salmon Acquisition Corporation, a Delaware corporation (“Merger Sub”), in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 15, 2011, by and among the Company, Merger Sub, and FUJIFILM Holdings Corporation, a Japanese corporation (“Parent”).

1. At the Effective Time (as defined herein), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2. The “Effective Time” shall be the time at which the Articles of Merger with respect to the Merger (in the form required by RCW 23B.11.050) are filed with the Secretary of State of the State of Washington, or, if a later effective time is provided in the Articles of Merger, such later time.

3. The Merger shall have the effects set forth in this Plan of Merger, the Merger Agreement, and the applicable provisions of the Washington Business Corporation Act, including RCW 23B.11.060. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided in and the Merger Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

4. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(a) Each share of common stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the consummation of the Merger, each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case, immediately prior to the Effective Time (other than shares described in Section 4(a) above) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares described in Section 4(a) above, (ii) shares of Company Common Stock cancelled pursuant to Section 4(b) above and (iii) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by any shareholder who is entitled to assert and properly asserts dissenters’ rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Chapter 23B.13 RCW) shall be cancelled and extinguished and automatically converted into the right to receive $54.00 in cash, without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in the Merger Agreement.

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ANNEX 2

(d) Each outstanding warrant to purchase shares of Company Common Stock shall be treated in accordance with its terms.

(e) Each outstanding 3.75% convertible senior notes due 2014 of the Company shall be treated in accordance with its terms.

5. At the Effective Time, the Articles of Incorporation of the Company, as the Surviving Corporation, shall be amended and restated in their entirety to read as provided in Exhibit A, which is attached hereto and incorporated herein.

6. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation, except that the bylaws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “SonoSite, Inc.”

7. Merger Sub’s officers and directors shall be the officers and directors, respectively, of the Surviving Corporation from and after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

8. Each of the terms and conditions set forth in the Merger Agreement is hereby incorporated herein by reference thereto.

9. As provided by the Washington Business Corporation Act, the directors of either merging corporation may, in their discretion, abandon the Merger, subject to the rights of third parties, without further action or approval by the shareholders of the corporation, at any time before the Merger has been completed.

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SALMON ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Plan of Merger]

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SONOSITE, INC.

By:
Name:
Title:

[Signature Page to Plan of Merger]

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Annex 3

J.P. Morgan’s Opinion Letter

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December 14, 2011

The Board of Directors

SonoSite, Inc.

21919 30th Drive SE

Bothell, WA 98021

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of SonoSite, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed Tender Offer and Merger (each as defined below) pursuant to the Agreement and Plan of Merger, dated as of December 15, 2011 (the “Agreement”), among the Company, FUJIFILM Holdings Corporation (the “Acquiror”) and its wholly-owned subsidiary, Salmon Acquisition Corporation (“Acquisition Sub”). Pursuant to the Agreement, the Acquiror will cause Acquisition Sub to commence a tender offer for all the shares of the Company Common Stock (the “Tender Offer”) at a price for each share equal to $54.00 (the “Consideration”) payable in cash. The Agreement further provides that, following completion of the Tender Offer, (a) in the event of a Long-Form Merger (as defined in the Agreement), Acquisition Sub shall be merged with and into the Company or (b) in the event of a Short-Form Merger (as defined in the Agreement), the Company shall be merged with and into Acquisition Sub (in either case, the “Merger”) and, in either case, each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and other than Dissenting Company Shares (as defined in the Agreement), will be converted into the right to receive an amount equal to the Consideration in cash. The Tender Offer and Merger, together and not separately, are referred to herein as the “Transaction”.

In connection with preparing our opinion, we have (i) reviewed a draft dated December 14, 2011 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. In addition, we have been advised that the Company’s management has not assigned

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any specific weighting to the various financial forecast scenarios provided to us and believe that each of these scenarios are equally likely to occur. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror, and Acquisition Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have provided treasury and securities services to the Acquiror, for which we receive customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities. In connection with the issuance by the Company of convertible notes, the Company entered into hedging transactions with one of our affiliates pursuant to which our affiliate sold the Company certain net-share settled call options and the Company sold our affiliate certain net-share settled, European-style call options.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender its shares into the Tender Offer or how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any Schedule 14D-9, proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

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ANNEX 4

Chapter 23B.13 RCW

Dissenters’ rights

RCW 23B.13.010

Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

RCW 23B.13.020

Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) A plan of merger, which has become effective, to which the corporation is a party (i) if shareholder approval was required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder was entitled to vote on the merger, or (ii) if the corporation was a subsidiary that has been merged with its parent under RCW 23B.11.040;

(b) A plan of share exchange, which has become effective, to which the corporation is a party as the corporation whose shares have been acquired, if the shareholder was entitled to vote on the plan;

(c) A sale or exchange, which has become effective, of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder was entitled to vote on the

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sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action approved pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.831 through 25.10.886, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030

Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

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RCW 23B.13.200

Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval by a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, the shareholder consent described in RCW 23B.07.040(1)(b) and the notice described in RCW 23B.07.040(3)(a) must include a statement that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

RCW 23B.13.210

Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted for approval without a vote of shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters’ rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220

Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved at a shareholders’ meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13.210(1) a notice in compliance with subsection (3) of this section.

(2) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is approved without a vote of shareholders in accordance with RCW 23B.07.040, the notice delivered pursuant to RCW 23B.07.040(3)(b) to shareholders who satisfied the requirements of RCW 23B.13.210(2) shall comply with subsection (3) of this section.

(3) Any notice under subsection (1) or (2) of this section must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

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(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) or (2) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

RCW 23B.13.230

Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.240

Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment under RCW 23B.13.230 is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250

Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

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RCW 23B.13.260

Failure to take corporate action.

(1) If the corporation does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to effect the proposed corporate action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270

After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

RCW 23B.13.280

Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

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RCW 23B.13.300

Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310

Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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ANNEX 5

FORM FOR DEMANDING PAYMENT

Pursuant to RCW 23B.13.230, this Form for Demanding Payment (the “Payment Demand”) is being sent to you by the undersigned shareholder (the “Shareholder”) of Sonosite, Inc., a Washington corporation (the “Company”), to demand payment as follows:

1.	This Payment Demand is being furnished in connection with the proposed merger (the “Merger”) of Salmon Acquisition Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of FUJIFILM Holdings Corporation, a Japanese corporation (“FUJI”), with and into Sonosite as contemplated by that certain Agreement and Plan of Merger, dated December 15, 2011, by and among Sonosite, FUJI and Purchaser (the “Merger Agreement”). The Merger was first announced on December 15, 2011.

2.	The Shareholder hereby demands payment for the fair value of all Shareholder’s shares of the Company beneficially owned on December 15, 2011.

3.	The Shareholder certifies that the Shareholder beneficially owned shares of the Company’s common stock on December 15, 2011 (the date of the first announcement to the Company’s shareholders of the terms of the proposed transaction).

4.	The Shareholder has included with this Payment Demand all of the certificated shares beneficially owned by Shareholder.

Print your name:

Signature:

Date:

You must completely fill out and sign this Payment Demand. You must also include your stock certificates for which you are demanding payment to the extent that your shares are certificated. The Payment Demand and the stock certificates, if such shares are certificated, must either be hand-delivered or mailed to the address noted below but in any event must be received by the Company no later than [—]. If the Company has not received both your Payment Demand and your stock certificates, to the extent your shares are certificated, by that date, you will not be entitled to dissenters’ rights. If you want to dissent and request payment for the fair value of your shares, mail or hand-deliver this completed and signed Form of Payment Demand and your stock certificates, if your shares are certificated, to the following address:

21919 30th Drive S.E.

Bothell, Washington 98021-3904

Attention: Ann Parker-Way, Legal Counsel

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